LOAN AGREEMENT

                           Dated: As of April 7, 2006

                                      Among

               THE NEWKIRK MASTER LIMITED PARTNERSHIP, a Delaware
                               limited partnership

                                (the "Borrower")

                                       and

                    KEYBANK, NATIONAL ASSOCIATION ("Agent"),

                                       and

                          KEYBANK, NATIONAL ASSOCIATION

            and any other Lenders, which are, or may become, parties
                        to this Agreement (the "Lenders")

                      Up to $100,000,000.00 Credit Facility

--------------------------------------------------------------------------------

                      KEYBANC CAPITAL MARKETS ("Arranger")

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ARTICLE 1 BACKGROUND...........................................................1

   1.1        Defined Terms....................................................1
   1.2        Borrower.........................................................1
   1.3        Use of Loan Proceeds.............................................1
   1.4        Guaranties.......................................................1
   1.5        Loan.............................................................1

ARTICLE 2 LOAN PROVISIONS......................................................1

   2.1        The Facility/Advances............................................2
   2.2        Term of Loan; Extension Rights...................................4
   2.3        Interest Rate and Payment Terms..................................4
   2.4        Interest Rate....................................................4
   2.5        Principal........................................................6
   2.6        Fees.............................................................8
   2.7        Acceleration.....................................................9
   2.8        Conditions to Extending Loan.....................................9
   2.9        Increased Costs and Capital Adequacy............................10
   2.10       Borrower Withholding............................................11
   2.11       Interest Rate Agreements........................................12
   2.12       Letters of Credit...............................................12
   2.13       Letter of Credit Fees...........................................16

ARTICLE 3 SECURITY FOR THE LOANS; LOAN AND SECURITY DOCUMENTS.................16

   3.1        Security for Loan...............................................16
   3.2        Loan Documents and Security Documents...........................17

ARTICLE 4 CONTINUING AUTHORITY OF AUTHORIZED REPRESENTATIVES..................17

   4.1        Authorized Representatives......................................17

ARTICLE 5 CONDITIONS PRECEDENT................................................17

   5.1        Satisfactory Loan Documents and Related Documents;
              Loan Agenda Items...............................................18
   5.2        Financial Information; No Material Change.......................18
   5.3        Warranties and Representations Accurate.........................18
   5.4        UCC Filings.....................................................18
   5.5        Litigation......................................................18
   5.6        Formation Documents and Entity Agreements.......................19
   5.7        Compliance With Law.............................................19
   5.8        Compliance With Financial Covenants.............................19
   5.9        Due Diligence...................................................19
   5.10       Condition of Property...........................................19
   5.11       Insurance.......................................................19
   5.12       Legal Opinions..................................................19
   5.13       No Default......................................................19
   5.14       Compliance with Senior Facility.................................19

   5.15       T/I Fund Account................................................20

ARTICLE 6 WARRANTIES AND REPRESENTATIONS......................................20

   6.1        Formation.......................................................20
   6.2        Proceedings; Enforceability.....................................20
   6.3        Conflicts.......................................................20
   6.4        Ownership and Taxpayer Identification Numbers...................21
   6.5        Litigation......................................................21
   6.6        Information.....................................................21
   6.7        Taxes...........................................................21
   6.8        Financial Information...........................................22
   6.9        Management Agreements...........................................22
   6.10       Control Provisions..............................................22
   6.11       Formation Documents.............................................22
   6.12       Bankruptcy Filings..............................................22
   6.13       Investment Company..............................................22
   6.14       Holding Company.................................................22
   6.15       Individual Properties...........................................22
   6.16       Use of Proceeds.................................................23
   6.17       Insurance.......................................................23
   6.18       Deferred Compensation and ERISA.................................23
   6.19       No Default......................................................23
   6.20       Other Loan Parties' Warranties and Representations..............23
   6.21       Compliance with Senior Loan Documents...........................23

ARTICLE 7 AFFIRMATIVE COVENANTS...............................................24

   7.1        Notices.........................................................24
   7.2        Financial Statements; Reports; Officer's Certificates...........24
   7.3        Existence.......................................................27
   7.4        Payment of Taxes................................................27
   7.5        Insurance; Casualty, Taking.....................................27
   7.6        Inspection......................................................27
   7.7        Loan Documents..................................................27
   7.8        Senior Loan Documents...........................................27
   7.9        Further Assurances..............................................28
   7.10       Books and Records...............................................28
   7.11       Business and Operations.........................................28
   7.12       Title...........................................................29
   7.13       Estoppel........................................................29
   7.14       ERISA...........................................................29
   7.15       Distributions...................................................30
   7.16       Costs and Expenses..............................................30
   7.17       RESERVED........................................................30
   7.18       Appraisals......................................................30
   7.19       Indemnification.................................................30
   7.20       Replacement Documentation.......................................31
   7.21       Related Documents...............................................31
   7.22       Financial Covenants.............................................31

   7.23       Regarding T/I Fund Account......................................35
   7.24       Office of Foreign Assets Control................................35
   7.25       Patriot Act.....................................................35

ARTICLE 8 NEGATIVE COVENANTS..................................................35

   8.1        No Changes to the Borrower......................................36
   8.2        Restrictions on Liens...........................................36
   8.3        Consolidations, Mergers, Sales of Assets, Issuance
              and Sale of Equity..............................................37
   8.4        Restrictions on Debt............................................38
   8.5        Respecting Individual Properties................................39
   8.6        Other Business..................................................39
   8.7        Change of Control...............................................39
   8.8        Forgiveness of Debt.............................................39
   8.9        Affiliate Transactions..........................................39
   8.10       Amendments; Terminations of Related Documents...................39
   8.11       ERISA...........................................................39
   8.12       Bankruptcy Filings..............................................39
   8.13       Investment Company..............................................39
   8.14       Holding Company.................................................39
   8.15       Use of Proceeds.................................................40
   8.16       Distributions...................................................40
   8.17       Restrictions on Investments.....................................40
   8.18       Contracts of a Material or Significant Nature...................40
   8.19       Negative Pledges, Etc...........................................41
   8.20       Business Transactions...........................................41

ARTICLE 9 SPECIAL PROVISIONS..................................................41

   9.1        Legal Requirements..............................................41
   9.2        Distributions...................................................41
   9.3        Limited Recourse Provisions.....................................42
   9.4        Payment of Obligations..........................................42

ARTICLE 10 EVENTS OF DEFAULT..................................................42

   10.1       Default and Events of Default...................................42
   10.2       Grace Periods and Notice........................................45

ARTICLE 11 REMEDIES...........................................................46

   11.1       Remedies........................................................46
   11.2       Written Waivers.................................................47
   11.3       Power of Attorney...............................................47

ARTICLE 12 SECURITY INTEREST AND SET-OFF......................................47

   12.1       Security Interest...............................................47
   12.2       Set-Off.........................................................48
   12.3       Application.....................................................48
   12.4       Right to Freeze.................................................48
   12.5       Additional Rights...............................................48

ARTICLE 13 THE AGENT AND THE LENDERS..........................................49

   13.1       Appointment.....................................................49
   13.2       Reliance on Agent...............................................49
   13.3       Powers..........................................................49
   13.4       Disbursements...................................................49
   13.5       Distribution and Apportionment of Payments......................50
   13.6       Agency Provisions Relating to Collateral........................53
   13.7       Lender Actions Against Borrower or the Collateral...............54
   13.8       Assignment and Participation....................................55
   13.9       Ratable Sharing.................................................55
   13.10      General Immunity................................................55
   13.11      No Responsibility for Loan, Recitals, Etc.......................55
   13.12      Action on Instructions of Lenders...............................56
   13.13      Employment of Agents and Counsel................................56
   13.14      Reliance on Documents; Counsel..................................56
   13.15      Agent' Reimbursement and Indemnification........................56
   13.16      Rights as a Lender..............................................57
   13.17      Lenders' Credit Decisions.......................................57
   13.18      Notice of Events of Default.....................................57
   13.19      Successor Agent.................................................57
   13.20      Distribution by Agent...........................................58
   13.21      Holders.........................................................58
   13.22      Assignment and Participation....................................58
   13.23      Several Liability...............................................61
   13.24      Miscellaneous Assignment Provisions.............................62
   13.25      Assignment by Borrower..........................................62
   13.26      Consents and Approvals..........................................62
   13.27      Arranger........................................................64

ARTICLE 14 GENERAL PROVISIONS.................................................64

   14.1       Notices.........................................................64
   14.2       Limitations on Assignment.......................................66
   14.3       Further Assurances..............................................66
   14.4       Payments........................................................66
   14.5       Parties Bound...................................................66
   14.6       Governing Law; Consent to Jurisdiction; Mutual
              Waiver of Jury Trial............................................67
   14.7       Survival........................................................68
   14.8       Cumulative Rights...............................................68
   14.9       Claims Against Agent or Lenders.................................68
   14.10      Regarding Consents..............................................69
   14.11      Obligations Absolute............................................69
   14.12      Table of Contents, Title and Headings...........................69
   14.13      Counterparts....................................................69
   14.14      Satisfaction of Commitment......................................69
   14.15      Time Of the Essence.............................................69
   14.16      No Oral Change..................................................69
   14.17      Monthly Statements..............................................69

                                    EXHIBITS

Exhibit A     --    Definitions

Exhibit B     --    Form of Assignment and Assumption Agreement

Exhibit C     --    Form of Note

Exhibit D     --    Authorized Representatives

Exhibit E     --    Required Property, Hazard and Other Insurance

Exhibit F     --    Ownership Interests and Taxpayer Identification Numbers

Exhibit G-1   --    Form of Compliance Certificate

Exhibit G-2   --    Form of Financial Covenant Compliance Certificate

Exhibit H     --    Form of Notice of Rate Selection

Exhibit I     --    Lenders' Commitments

Exhibit K     --    Loan Agenda

Exhibit M     --    Borrower  Subsidiaries

Exhibit N     --    Form of Notice of Letter of Credit

                                    SCHEDULES

Schedule 6.9..................................................................22
Schedule 6.10.................................................................23
Schedule 8.4.2(e).............................................................44

                                 LOAN AGREEMENT

      This agreement ("Loan Agreement" or "Agreement") is made and entered into as of the 7th day of April, 2006, by and between THE NEWKIRK MASTER LIMITED PARTNERSHIP, a Delaware limited partnership having an address of 7 Bulfinch Place, Suite 500, P.O. Box 9507, Boston, Massachusetts 02114 (the "Borrower"), KEYBANK, NATIONAL ASSOCIATION, a national banking association, having an address at 225 Franklin Street, 18th Floor, Boston, Massachusetts 02110, and the other lending institutions which are, or may become, parties to this Agreement pursuant to Section 13.22 (singly and collectively, the "Lenders"), KEYBANK, NATIONAL ASSOCIATION, a national banking association, with a [place of business at 127 Public Square, Cleveland, Ohio 44114, as Agent for itself and such other lending institutions (the "Agent"), and KEYBANC CAPITAL MARKETS, as the Arranger.

                                   WITNESSETH:

                                    ARTICLE 1

                                   BACKGROUND

      1.1 Defined Terms. Capitalized terms used in this Agreement are defined either in Exhibit A, or in specific sections of this Agreement, or in another Loan Document, as referenced in Exhibit A.

      1.2 Borrower. The Borrower is a limited partnership organized under the laws of the State of Delaware. Newkirk Realty Trust, Inc., a Maryland corporation (the "REIT"), is the general partner of the Borrower and holds a 30.1% ownership interest in the Borrower.

      1.3 Use of Loan Proceeds. The Borrower has applied to Lenders for a revolving loan facility, with a letter of credit sub-facility (singly and collectively, the "Facility") in the aggregate amount of up to ONE HUNDRED MILLION DOLLARS ($100,000,000.00), with an initial commitment of FIFTY MILLION DOLLARS ($50,000,000.00) (each loan advance under the Facility being a "Loan" and collectively, the "Loans"), the proceeds of which are to be used to provide funding for the working capital of the Borrower and its Subsidiaries and otherwise to fund certain investments and to repay certain existing and future indebtedness of the Borrower and its Subsidiaries.

      1.4 Guaranties. As an inducement to Lenders to make the Loans and to issue Letters of Credit, as and when provided hereunder, the REIT has agreed to furnish certain guaranties and indemnities to the Agent and the Lenders with respect to the Loan (in such capacity, the "Guarantor").

      1.5 Loan. Subject to all of the terms, conditions and provisions of this Agreement, and of the agreements and instruments referred to herein, each of the Lenders agrees severally to make Loans and other financial accommodations to the Borrower under the Facility up to the amount such Lender's Commitment, and the Borrower agrees to accept and repay the Loans.

                                    ARTICLE 2

                                 LOAN PROVISIONS

      2.1 The Facility/Advances.

            2.1.1 Subject to Section 2.1.2, in no event shall (a) the aggregate amount of all Loans outstanding from time to time plus (b) the aggregate L/C Exposure from time to time exceed in the Facility Amount.

            2.1.2 Provided no Default or Event of Default shall then be in existence (or would be after giving effect thereto), the Borrower shall have the right prior to April 7, 2007, to elect to further increase the Facility Amount and obtain Loans or Letters of Credit (subject in all instances to the terms and conditions of this Agreement and limitations hereunder) from the Lenders in the amount of such increase; provided, however, that (i) the total of such increases shall not be in excess of Fifty Million Dollars ($50,000,000.00) in the aggregate, (ii) such increases shall be approved by the Agent, such approval not to be unreasonably withheld, (iii) each such increase shall be in a minimum amount of Ten Million Dollars ($10,000,000.00), (iv) after any such increase the Facility Amount shall not exceed the Total Commitments of the Lenders (as such may be increased after the date hereof) as determined by the Agent, (v) the Borrower pays the commitment fee on such increase set forth in the addendum to the Agent's terms letter, and (vi) such increases shall have first been approved in writing by the Senior Agent, if required under the Senior Loan Documents. Such right may be exercised by the Borrower by written notice to the Agent (which the Agent will forward promptly to the Lenders), which election shall designate the increased Facility Amount. The Borrower shall execute and deliver any and all documentation and satisfy other conditions reasonably required by the Agent in order to evidence and effectuate the increase in the Facility Amount, including, without limitation, any new or replacement Note(s) as may be required by any Lender changing its Commitment or any new Lender issuing a new Commitment, and payment of any commitment fee by the Borrower as may be required by the Agent in connection with such increase. Any such increase of the Facility Amount shall not be effective until written confirmation from the Agent to the Borrower and the Lenders of such increased amount and the confirmation that such amount does not exceed the Total Commitments of the Lenders. The Borrower acknowledges and agrees that neither Agent nor any Lender has agreed to increase its Commitment to provide funding for such increased Facility Amount, and that any such agreement by Agent or any Lender shall be in its sole discretion. The Arranger agrees to exercise reasonable best efforts to secure such additional commitments if so requested by Borrower. The Arranger shall give the existing Lenders written notice of the Borrower's request to so increase the Facility Amount hereunder, and the existing Lenders shall have a right of first refusal with respect to electing to increase their respective Commitments, which right must be exercised by providing the Agent with written notice of such election within ten (10) Business Days of the notice provided by the Arranger. In the event the existing Lenders shall agree to increase their Commitments by an amount that is in excess of the requested increase, such increased Commitments shall be allocated by the Agent on a pro rata basis. In connection with any increase in the Facility Amount, (a) no Lender shall be required to increase the amount of such Lender's Commitment, and (b) each existing Lender's respective Percentage shall be adjusted to reflect the participation of the new Lender (or existing Lender increasing its Commitment) in the Facility and the increase in the Total Commitment.

            2.1.3 So long as no Loan or Letter of Credit request is pending, the Borrower may terminate the Facility, or reduce, from time to time, the Facility Amount, by giving prior irrevocable written notice to the Agent of such termination or reduction three (3) Business Days prior to the effective date of such termination or reduction (which date shall be specified by Borrower in such notice): (x)(1) in the case of complete termination of the Facility, upon prepayment of all of the outstanding Obligations, including, without limitation, all interest accrued thereon; or (2) in the case of a reduction of the Facility Amount, upon prepayment of the amount by which the Obligations exceed the reduced Facility Amount resulting from such reduction, including, without limitation, payment of all interest accrued thereon, provided, however, that, except in connection with a termination of the Facility Amount, the Facility Amount may not be reduced such that, upon such reduction, the Facility Amount is less than the L/C Exposure; and (y) in the case of the complete termination of the Facility, if any L/C Exposure exists, upon payment to the Agent for deposit in a segregated cash collateral account, as security for the L/C Exposure, an amount equal to the L/C Exposure. Unless otherwise required by law, upon the full and final payment of the L/C Exposure, or the termination of all outstanding L/C Exposure due to the expiration of all outstanding Letters of Credit prior to draws thereon,
      (x) the Agent shall return to the Borrower any amounts remaining in such cash collateral account, provided, however, that to the extent individual Letters of Credit expire, the Agent will return to the Borrower the corresponding amount of the expired L/C Exposure, and (y) the Borrower shall cause each beneficiary of each outstanding Letter of Credit to return such original Letters of Credit promptly to the Agent. Notwithstanding the foregoing: (A) after any reduction of the Facility Amount by Borrower the next subsequent reduction shall not occur until at least one month thereafter; (B) any reduction of the Facility Amount shall be in an amount equal to or greater than Five Million Dollars ($5,000,000.00) or in greater integral multiples of One Million Dollars ($1,000,000.00) thereafter; and (C) in no event shall a reduction by the Borrowers reduce the Facility Amount to less than Twenty Million Dollars ($20,000,000.00) (except for a termination of the Facility). Promptly after receipt of any notice of reduction or termination, the Administrative Agent shall notify each Bank of the same. Any reduction of the Facility Amount shall reduce the Commitments of the Lenders on a pro rata basis.

            2.1.4 Any and all advances of proceeds of the Loans or other financial accommodations shall be made by the Lenders pro rata in accordance with each Lender's Percentage. Loans may be prepaid and reborrowed in accordance with the provisions hereof, provided the aggregate principal amount of Loans outstanding from any Lender shall not exceed at any one time such Bank's Commitment.

            2.1.5 The aggregate principal amount of each Borrowing of Loans hereunder shall be not less than One Million Dollars ($1,000,000.00) for Adjusted Prime Rate Loans, and One Million Dollars ($1,000,000.00) for LIBOR Rate Loans, or in greater integral multiples of One Hundred Thousand Dollars ($100,000.00) thereafter in either case.

            2.1.6 The obligations of the Lenders hereunder are several and not joint. Failure of any Lender to fulfill its obligations hereunder shall not result in any other Lender becoming obligated to advance more than its Percentage of any Loan or other financial accommodation, nor shall such failure release or diminish the obligations of any other Lender to fund its Percentage provided herein.

            2.1.7 Each request for a Loan or issuance of a Letter of Credit hereunder shall constitute a representation and warranty by Borrower that the conditions set forth in ARTICLE 5 hereof, as the case may be, have been satisfied on the date of such request and will be satisfied on the proposed drawdown date, unless otherwise disclosed in writing to the Agent prior to or at the time of such request, including the Borrower's continued compliance with the Financial Covenants, except to the extent the contemplated Loan or issuance of a Letter of Credit will result in noncompliance with the Financial Covenants. Notwithstanding any such disclosure, the disclosure by Borrower to Agent that one or more of the conditions set forth in ARTICLE 5 hereof are not satisfied as of the date of Borrower's request for a Loan or Letter of Credit or will not be satisfied as of the proposed Drawdown Date shall entitle Agent to refuse to make the Loan and/or to issue the Letter of Credit requested by Borrower. Each such request for a Loan or issuance of a Letter of Credit hereunder shall be accompanied by an Officer's Certificate satisfactory to Agent demonstrating calculation of, and continued compliance with, all Financial Covenants and otherwise certifying continued compliance with all other covenants, representations and warranties hereunder, after giving effect to the requested Loan or Letter of Credit.

      2.2 Term of Loan; Extension Rights. The Facility shall be for a term ("Initial Term") commencing on the date hereof and ending on April 7, 2009 ("Initial Maturity Date"). The Initial Term of the Facility may be extended for one (1) year ("Extended Term") until April 7, 2010 ("Extended Maturity Date") upon satisfaction of the conditions set forth in Section 2.8.

      2.3 Interest Rate and Payment Terms. The Loans shall be payable as to interest and principal in accordance with the provisions of this Agreement and the Note. This Agreement also provides for interest at a Default Rate, Late Charges and prepayment rights and fees. All payments for the account of Lenders made by the Borrower shall be applied to the respective accounts of the Lenders in accordance with each Lender's Percentage of the Loan. The Agent will disburse such payments to the Lenders on the date of receipt thereof if received prior to 1:00 p.m. on such date and, if not, on the next Business Day. Any and all interest rate selection and conversion provisions in this Agreement are to be administered by the Agent and to be allocated on a pro rata basis to the portion of the balance due under the Notes held by each Lender based upon such Lender's Percentage.

      2.4 Interest Rate.

            2.4.1 The Loans will bear interest at the Applicable Rate, unless the Default Rate is applicable. The Adjusted Prime Rate shall be the "Applicable Rate", except that the Adjusted LIBOR Rate shall be the "Applicable Rate" with respect to portions of the Loans as to which a LIBOR Rate Option is then in effect. For each disbursement of proceeds of the Loan, Borrower shall deliver to Agent irrevocable notice (which may be verbal notice provided that Borrower delivers to Agent facsimile confirmation or electronic mail confirmation within twenty four (24) hours of such verbal notice) of the requested amount of such disbursement (x) if such disbursement is to bear interest at the Adjusted Prime Rate, not later than 11:00 a.m. Eastern Time on the Business Day prior to the desired date of disbursement and (y) if such disbursement is to bear interest at an Adjusted LIBOR Rate, not later than 11:00 a.m. Eastern Time on the third Business Day prior to the desired date of disbursement. Commencing May 1, 2006, Borrower shall pay interest in arrears on the first day of every calendar month in the amount of all interest accrued and unpaid on the Loan. All payments (whether of principal or of interest) shall be deemed credited to Borrower's account only if received by 12:00 noon Eastern Time on a Business Day; otherwise, such payment shall be deemed received on the next Business Day.

            2.4.2 Provided that no Event of Default exists, Borrower shall have the option (the "LIBOR Rate Option") to elect from time to time in the manner and subject to the conditions hereinafter set forth an Adjusted LIBOR Rate as the Applicable Rate for all or any portion of a Loan which would otherwise bear interest at the Adjusted Prime Rate.

            2.4.3 The only manner in which Borrower may exercise the LIBOR Rate Option is by giving Agent irrevocable notice (which may be verbal notice provided that Borrower delivers to Agent facsimile or email confirmation in the form of Exhibit H attached hereto within twenty-four (24) hours) of such exercise not later than 11:00 a.m. Eastern Time on the third (3rd) LIBOR Business Day prior to the proposed commencement of the relevant LIBOR Rate Interest Period, which written notice shall specify: (i) the portion of the Loans with respect to which Borrower is electing the LIBOR Rate Option, (ii) the LIBOR Business Day upon which the applicable LIBOR Rate Interest Period is to commence and (iii) the duration of the applicable LIBOR Rate Interest Period. The Applicable Rate for any portion of the Loans with respect to which Borrower has elected the LIBOR Rate Option shall revert to the Adjusted LIBOR Rate with a LIBOR Rate Interest Period of one-month (the "One-Month LIBOR Rate"), as of the last day of the LIBOR Rate Interest Period applicable thereto (unless Borrower again exercises the LIBOR Rate Option for such portion of the Loan). Agent shall be under no duty to notify Borrower that the Applicable Rate on any portion of the Loan is about to revert from an Adjusted LIBOR Rate to the One-Month LIBOR Rate. The LIBOR Rate Option may be exercised by Borrower only with respect to any portion of the Loans equal to or in excess of $500,000.00. At no time may there be more than six (6) LIBOR Rate Interest Periods in effect with respect to the Loan.

            2.4.4 If Agent determines (which determination shall be conclusive and binding upon Borrower, absent manifest error) (i) that Dollar deposits in an amount approximately equal to the portion of the Loans for which Borrower has exercised the LIBOR Rate Option for the designated LIBOR Rate Interest Period are not generally available at such time in the London interbank market for deposits in Dollars, (ii) that the rate at which such deposits are being offered will not adequately and fairly reflect the cost to any Lender of maintaining a LIBOR Rate on such portion of the Loans or of funding the same for such LIBOR Rate Interest Period due to circumstances affecting the London interbank market generally, (iii) that reasonable means do not exist for ascertaining a LIBOR Rate, or (iv) that an Adjusted LIBOR Rate would be in excess of the maximum interest rate which Borrower may by law pay, then, in any such event, to the extent that such Lender makes such determination generally with respect to its Borrower who borrow funds at a rate based upon the LIBOR Rate, Agent shall so notify Borrower and all portions of the Loans bearing interest at an Adjusted LIBOR Rate that are so affected shall, as of the date of such notification with respect to an event described in clause (ii) or (iv) above, or as of the expiration of the applicable LIBOR Rate Interest Period with respect to an event described in clause (i) or (iii) above, bear interest at the Adjusted Prime Rate until such time as the situations described above are no longer in effect or can be avoided by Borrower exercising a LIBOR Rate Option for a different LIBOR Rate Interest Period.

            2.4.5 Interest at the Applicable Rate (or Default Rate) shall be calculated for the actual number of days elapsed on the basis of a 360-day year, including the first date of the applicable period to, but not including, the date of repayment.

            2.4.6 Borrower shall pay all Breakage Costs incurred from time to time by Lender upon demand within fifteen (15) Business Days of receipt of written notice from Agent.

            2.4.7 If the introduction of or any change in any law, regulation or treaty, or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof, shall make it unlawful for any Lender to maintain the Applicable Rate at an Adjusted LIBOR Rate with respect to the Loans or any portion thereof, or to fund the Loans or any portion thereof in Dollars in the London interbank market, or to give effect to its obligations regarding the LIBOR Rate Option as contemplated by the Loan Documents, then, to the extent that such Lender makes such determination generally with respect to its Borrower who borrow funds at a rate based upon the LIBOR Rate, (1) Agent shall notify Borrower that such Lender is no longer able to maintain the Applicable Rate at an Adjusted LIBOR Rate, (2) the LIBOR Rate Option shall immediately terminate, (3) the Applicable Rate for any portion of the Loans for which the Applicable Rate is then an Adjusted LIBOR Rate shall automatically be converted to the Adjusted Prime Rate, and (4) Borrower shall pay to Agent the amount of Breakage Costs (if any) incurred by such Lender in connection with such conversion. Thereafter, Borrower shall not be entitled to exercise the LIBOR Rate Option until such time as the situation described herein is no longer in effect or can be avoided by Borrower exercising a LIBOR Rate Option for a different LIBOR Rate Interest Period. So long as no Event of Default has occurred and is continuing, upon written demand of Borrower, the Borrower may with thirty
      (30) days written notice to the Agent, require any such Lender unable to maintain the Applicable Rate at an Adjusted LIBOR Rate pursuant to this
      Section 2.4.7 to sell and assign its entire interest in the Loans pursuant to Section 13.22 hereof to any Eligible Assignee identified by the Borrower in its demand and reasonably approved by the Agent, upon payment by such Eligible Assignee of the entire par amount of such Lender's interest in the Loan, plus any applicable Breakage Costs.

      2.5 Principal.

            2.5.1 Scheduled Payments. No scheduled payments of principal shall be due prior to the Maturity Date.

                  (a) Mandatory Principal Repayments. The Borrower shall make mandatory prepayments of principal equal to the excess of (a) the outstanding principal balance of loans made under the Facility, plus
            (b) the L/C Exposure, over the Facility Amount, as determined by the Agent from time to time (singly and collectively, the "Mandatory Principal Prepayments") each of which shall be due and payable on the later of (x) within five (5) Business Days of the event giving rise to such Mandatory Principal Prepayment obligation (the "Mandatory Prepayment Event") or (y) within three (3) Business Days of written demand therefor by the Agent.

            Any Mandatory Principal Prepayment shall be applied to then outstanding principal balance due under the Loan.

                  (b) Prepayment. Notwithstanding anything to the contrary
            contained in this Agreement or any of the other Loan Documents to the contrary, the Loans or any portion thereof may be prepaid in whole or in part by the Borrower, in minimum increments of at least One Million Dollars ($1,000,000.00) or integral multiples of One Hundred Thousand Dollars ($100,000.00) in excess thereof on any Business Day during the term of the Loan, upon five (5) days' prior written notice to the Agent. Any prepayment made pursuant to the foregoing shall be accompanied by the payment of interest accrued through the date of prepayment and the payment of any applicable Breakage Costs.

            2.5.2 Maturity. At maturity (or such earlier date as the Total Commitment shall have been terminated) all accrued interest, principal and other charges due with respect to the Loans or otherwise evidenced by the Notes shall be due and payable in full and the principal balance and such other charges, but not unpaid interest, shall bear interest at the Default Rate until so paid.

            2.5.3 Method of Payment; Date of Credit. All payments of interest, principal and fees shall be made in lawful money of the United States in immediately available funds, without counterclaim or set off and free and clear, and without any deduction or withholding for, any taxes (other than income taxes or franchise taxes of any Lender) or other payments (a) by direct charge to an account of Borrower maintained with Agent (or then holder of the Loan), or (b) by wire transfer to Agent or to such other bank or address as the holder of the Loans may designate in a written notice to Borrower. Payments shall be credited on the Business Day on which immediately available funds are received prior to 12:00 noon Cleveland Time; payments received after 12:00 noon Eastern Time shall be credited to the Loans on the next Business Day; payments which are by check, which Agent may at its option accept or reject, or which are not in the form of immediately available funds shall not be credited to the Loans until such funds become immediately available to Agent, and, with respect to payments by check, such credit shall be provisional until the item is finally paid by the payer bank.

            2.5.4 Billings. Agent may submit monthly billings reflecting payments due from the Borrower; however, any changes in the interest rate which occur between the date of billing and the due date may be reflected in the billing for a subsequent month. Neither the failure of Agent to submit a billing nor any error in any such billing shall excuse the Borrower from the obligation to make full payment of the Borrower's payment obligations when due.

            2.5.5 Default Rate. Agent shall have the option of imposing (and shall upon demand of the Required Lenders impose), and Borrower shall pay upon billing therefor, an interest rate which is three percent (3%) per annum above the interest rate otherwise payable ("Default Rate"): (a) following any Event of Default, unless and until the Event of Default is cured with the consent of Required Lenders or waived by Required Lenders; and (b) after Maturity. Borrower's right to select LIBOR pricing options shall be suspended upon the occurrence and during the continuance of a monetary Default or following any Event of Default or at Maturity.

            2.5.6 Late Charges. The Borrower shall pay, upon billing therefor, a "Late Charge" equal to five percent (5%) of the amount of any regularly scheduled payment of interest which is not paid within ten (10) days of the due date thereof (other than with respect to any payment as to which the said ten (10) day period expires after the implementation of the Default Rate). Late charges are: (a) except as provided above, payable in addition to, and not in limitation of, the Default Rate, (b) intended to compensate Agent for administrative and processing costs incident to late payments, (c) are not interest, and (d) shall not be subject to refund or rebate or credited against any other amount due.

            2.5.7 Prepayment Costs. The Borrower shall pay to Agent, immediately upon request and notwithstanding contrary provisions contained in any of the Loan Documents, such amounts as shall, in the conclusive judgment of Agent (in the absence of manifest error), compensate Agent and the Lenders for the Breakage Costs which they may reasonably incur as a result of (i) any payment or prepayment, under any circumstances whatsoever, whether voluntary or involuntary, of all or any portion of an Adjusted LIBOR Rate Advance on a date other than the last day of the applicable Interest Period of an Adjusted LIBOR Rate Advance, (ii) the conversion, for any reason whatsoever, whether voluntary or involuntary, of any Adjusted LIBOR Rate Advance to a Adjusted Prime Rate Advance on a date other than the last day of the applicable Interest Period, (iii) the failure of all or a portion of a Loan which was to have borne interest at the Adjusted LIBOR Rate pursuant to the request of Borrower to be made under the Loan Agreement (except as a result of a failure by any Lender to fulfill such Lender's obligations to fund), or (iv) the failure of the Borrower to borrow in accordance with any request submitted by it for an Adjusted LIBOR Rate Advance. Such amounts payable by the Borrower shall be equal to the Breakage Costs.

      2.6 Fees.

            2.6.1 Loan Fees. Borrower shall pay to the Agent the fees as and when provided in the addendum to the terms letter between the Borrower and the Agent. The fee shall be based upon the amount of the Total Commitment and shall be fully earned by the Agent on the Closing Date.

            2.6.2 Unused Commitment Fee. The Borrower shall pay to the Agent for distribution to each Lender an unused commitment fee (the "Unused Commitment Fee") for the period from the Closing Date until the Maturity Date (or such earlier date as the Total Commitment shall have been terminated) equal to the average daily amount of the Total Commitment then in effect which was unused (through the extension of Loans or L/C Exposure) during the immediately preceding calendar quarter calculated on the basis of actual days elapsed over the actual number of days for such quarter, multiplied by (a) if the average daily utilization of the Total Commitment is less than or equal to fifty percent (50%), twenty-five basis points (.25%), or (b) if the average daily utilization of the Total Commitment is greater than fifty percent (50%), twelve and one half basis points (.125%). The Unused Commitment Fee, as determined solely by Agent, shall be due and payable quarterly in arrears on the first day of each quarter commencing July 1, 2006, and on the Maturity Date or upon such earlier date as the Total Commitment shall be terminated.

            2.6.3 Extension Fees. The Borrower shall pay to the Agent for the account of the Lenders "Extension Fees" (so referred to herein) in amounts representing one quarter of one percent (0.25%) of the Total Commitment of the Lenders at the Initial Maturity Date, in connection with the Borrower's exercise of its extension right, and as a condition precedent to the effectiveness thereof, in each instance, as provided in Section
      2.8. In the event the Facility is not extended for any reason, the Agent shall promptly return the Extension Fee to the Borrower.

      2.7 Acceleration. The Agent may, and upon the request of the Required Lenders shall, accelerate the applicable Loan, after the occurrence and during the continuance of an Event of Default. Upon such an acceleration, all principal, accrued interest and costs and expenses shall be due and payable together with interest on such principal at the Default Rate and any applicable Prepayment Fee and any amounts due under Section 2.5.7.

      2.8 Conditions to Extending Loan. Upon satisfaction of each of the following conditions, the Borrower may extend the Facility until the Extended Maturity Date:

            2.8.1 No Default. No Default shall exist on the date of the Borrower's written notice for an extension as provided for below and on the Initial Maturity Date.

            2.8.2 Notice From Borrower. The Borrower shall have given Agent written notice of its request to exercise its extension right at least forty-five (45) days, but no more than ninety (90) days, before the Initial Maturity Date.

            2.8.3 Covenant Compliance. No breach of any covenants imposed upon the Borrower shall exist including, without limitation, the Financial Covenants;

            2.8.4 Conditions Satisfied. All of the conditions set forth in
      ARTICLE 5 of this Agreement shall continue to be satisfied;

            2.8.5 Extension Fee. The Extension Fee of 0.25% of the Facility referred to in Section 2.6.3 shall have been paid at least five (5) days prior to the Initial Maturity Date;

            2.8.6 Additional Documents. The Borrower and each Guarantor shall have executed and delivered to Agent such agreements and documents as Agent may reasonably require to effectuate the extension; provided, however, none of said requested agreements or documents shall provide for additional collateral or include any substantive modification of the terms and provisions of the Loan Documents;

            2.8.7 Before End of Term. Each of the foregoing conditions are satisfied not later than, and on, the Initial Maturity Date.

            Within twenty (20) days following receipt by Agent of Borrower's written notice under clause 2.8.2 above requesting the extension accompanied by the items described in Section 2.8, Agent shall notify the Borrower in writing if all of the conditions precedent to the extension, other than payment of the extension fee, have been satisfied, or if further information or documents set forth in Section 2.8 are required, specifying such missing information or documents. If Agent determines that the conditions to extension have been satisfied (or if the Agent notified the Borrower as provided above of any outstanding information or documents required by this Section 2.8, specifying such missing information or documents, and the Borrower provides outstanding information or documents prior to ten (10) days before the Initial Maturity Date), other than payment of the Extension Fee, Agent shall so notify the Borrower and upon Agent's receipt of the Extension Fee not later than five (5) days prior to the Initial Maturity Date, so long as no Default exists, the term of the Facility shall be extended until the Extended Maturity Date.

      2.9 Increased Costs and Capital Adequacy.

            2.9.1 Borrower recognizes that the cost to any Lender of maintaining the Loans or any portion thereof may fluctuate and, to the extent that such Lender makes such determination generally with respect to similarly situated borrowers, Borrower agrees to pay Agent additional amounts to compensate any such Lender for any increase in its actual costs incurred in maintaining the Loans or any portion thereof outstanding or for the reduction of any amounts received or receivable from Borrower as a result of:

                  (a) any change after the date hereof in any applicable law, regulation or treaty, or in the interpretation or administration thereof, or by any domestic or foreign court, (A) changing the basis of taxation of payments under this Agreement to any Lender (other than taxes imposed on all or any portion of the overall net income or receipts of Lenders or franchise taxes), or (B) imposing, modifying or applying any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, credit extended by, or any other acquisition of funds for loans by any Lender (which includes the Loans or any applicable portion thereof) (provided, however, that Borrower shall not be charged again the Reserve Percentage already accounted for in the definition of the Adjusted LIBOR Rate), or (C) imposing on any Lender, or the London interbank market generally, any other condition affecting the Loan, provided that the result of the foregoing is to increase the cost to any Lender of maintaining the Loans or any portion thereof or to reduce the amount of any sum received or receivable from Borrower by any Lender under the Loan Documents; or

                  (b) the maintenance by any Lender of reserves in accordance with reserve requirements promulgated by the Board of Governors of the Federal Reserve System of the United States with respect to "Eurocurrency Liabilities" of a similar term to that of the applicable portion of the Loans (without duplication for reserves already accounted for in the calculation of a LIBOR Rate pursuant to the terms hereof).

So long as no Event of Default has occurred and is continuing, upon written demand of Borrower, the Borrower may with thirty (30) days' written notice to the Agent, require any such Lender whose costs of maintaining the Loans or any portion thereof has increased as provided for in this Section 2.9.1 to sell and assign its entire interest in the Loans pursuant to Section 13.22 hereof to any Eligible Assignee identified by the Borrower in its demand and reasonably approved by the Agent, upon payment by such Eligible Assignee of the entire par amount of such Lender's interest in the Loan, plus any compensation required to be paid hereunder and any applicable Breakage Costs.

            2.9.2 If the application of any law, rule, regulation or guideline adopted or arising out of the report of the Basle Committee on Banking Regulations and Supervisory Practices entitled "International Convergence of Capital Measurement and Capital Standards", or the adoption after the date hereof of any other law, rule, regulation or guideline regarding capital adequacy, or any change after the date hereof in any of the foregoing, or in the interpretation or administration thereof by any domestic or foreign Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender, with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has the effect of reducing the rate of return on such Lender's capital to a level below that which such Lender would have achieved but for such application, adoption, change or compliance (taking into consideration the policies of such Lender with respect to capital adequacy), then, to the extent that such Lender requires such compensation generally with respect to similarly situated Borrower, from time to time Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction with respect to any portion of the Loans outstanding. So long as no Event of Default has occurred and is continuing, upon written demand of Borrower, the Borrower may with thirty (30) days written notice to the Agent, require any such Lender to whom compensation is due and payable by the Borrower as provided for in this Section 2.9.2 to sell and assign its entire interest in the Loans pursuant to Section 13.22 hereof to any Eligible Assignee identified by the Borrower in its demand and reasonably approved by the Agent, upon payment by such Eligible Assignee of the entire par amount of such Lender's interest in the Loan, plus any compensation required to be paid hereunder and any applicable Breakage Costs.

            2.9.3 Any amount payable by Borrower under subsection 2.9.1 or 2.9.2 above shall be paid within five (5) days of receipt by Borrower of a certificate signed by an authorized officer of Agent setting forth the amount due and the basis for the determination of such amount, which statement shall be conclusive and binding upon Borrower, absent manifest error. Failure on the part of Agent to demand payment from Borrower for any such amount attributable to any particular period shall not constitute a waiver of Lender's right to demand payment of such amount for any subsequent or prior period. Agent shall use reasonable efforts to deliver to Borrower prompt notice of any event described in subsection 2.9.1 or
      2.9.2 above, of the amount of the reserve and capital adequacy payments resulting therefrom and the reasons therefor and of the basis of calculation of such amount; provided, however, that any failure by Agent so to notify Borrower shall not affect Borrower's obligation to pay the reserve and capital adequacy payment resulting therefrom.

      2.10 Borrower Withholding. If by reason of a change in any applicable laws occurring after the date hereof, or, as to an Eligible Assignee acquiring an interest in the Loans after the date hereof, after such Eligible Assignee purchases such interest in the Loan, Borrower is required by law to make any deduction or withholding in respect of any taxes (other than taxes imposed on or measured by the net income of any Lender or any franchise tax imposed on any Lender), duties or other charges from any payment due under the Note to the maximum extent permitted by law, to the extent that such Lender imposes such requirement generally with respect to similarly situated Borrower, the sum due from Borrower in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, each Lender receives and retains a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made. So long as no Event of Default has occurred and is continuing, upon written demand of Borrower, the Borrower may with thirty (30) days written notice to the Agent, require any such Lender requiring the Borrower to make such deductions or withholdings as set forth in this Section 2.10 to sell and assign its entire interest in the Loans pursuant to Section 13.22 hereof to any Eligible Assignee identified by the Borrower in its demand and reasonably approved by the Agent, upon payment by such Eligible Assignee of the entire par amount of such Lender's interest in the Loan, plus any amounts required to be paid hereunder and any applicable Breakage Costs.

      2.11 Interest Rate Agreements.

            2.11.1 Any indebtedness incurred pursuant to an Interest Rate Agreement entered into by Borrower and Agent shall constitute indebtedness evidenced by the Note and secured by the other Loan Documents to the same extent and effect as if the terms and provisions of such Interest Rate Agreement were set forth herein, whether or not the aggregate of such indebtedness, together with the disbursements made by Lenders of the proceeds of the Loan, shall exceed the face amount of the Note.

            2.11.2 Borrower hereby collaterally assigns to Agent for the benefit of Lenders any and all Interest Rate Protection Products, if any, purchased or to be purchased by Borrower in connection with the Loan, as additional security for the Loan, and agrees to provide Lenders with any additional documentation requested by Lenders in order to confirm or perfect such security interest during the term of the Loan. If Borrower obtains an Interest Rate Protection Product from a party other than Agent, Borrower shall deliver to Lenders such third party's consent to such collateral assignment. No Interest Rate Protection Product purchased from a third party may be secured by an interest in Borrower, Borrower Subsidiaries, or the Collateral.

      2.12 Letters of Credit.

            2.12.1 Borrower has requested the Agent, and Agent has agreed, until the Maturity Date and subject to compliance with all of the other terms, conditions and provisions of this Agreement and there then occurring no Default or Event of Default, to issue on behalf of the Lenders one or more letters of credit (individually, a "Letter of Credit" and collectively, "Letters of Credit") for the Borrower as the account party, as may be requested from time to time by Borrower, in an aggregate amount not to exceed the lesser of (1) the Facility Amount minus the outstanding principal amount of the Loan minus the L/C Exposure, or (2) Fifteen Million Dollars ($15,000,000.00). The Borrower shall give the Agent written notice in the form of Exhibit N attached hereto (each a "Notice of Letter of Credit") that it requires the issuance of a Letter of Credit not later than 11:00 a.m. Eastern Time on the fifth (5th) Business Day preceding the requested date for issuance thereof under this Agreement (or such later date as the Agent may in its sole discretion agree to). Such notice shall be irrevocable unless and until such request is denied by the Agent and shall specify (i) the aggregate amount of the requested Letters of Credit, (ii) the individual amount of each requested Letter of Credit and the number of Letters of Credit to be issued, (iii) the date of such issuance (which shall be a Business Day), (iv) the name and address of the beneficiary and if other than the Borrower, the name and address of the Borrower Subsidiary for whose account the Letter of Credit will be issued,
      (v) the expiration date of the Letter of Credit, (vi) the purpose and circumstances for which such Letter of Credit is being issued, (vii) the terms upon which each such Letter of Credit may be drawn down (which terms shall not leave any discretion to Agent), (viii) that no Default or Event of Default has occurred or is continuing both before and after giving effect to such issuance, (ix) that no change in the financial condition of Borrower has occurred since the date of its financial statements or financial projections most recently delivered to Agent which change has had or can reasonably be expected to have a Material Adverse Effect, (x) that the Borrower and all Loan Parties are in compliance in all material respects with all covenants set forth herein after giving effect to such issuance, (xi) that all representations and warranties made under the Loan Documents (other than representations and warranties which speak as of a specific date) are true, correct and complete in all material respects as if made as of the date of such issuance, and (xii) the L/C Exposure and outstanding principal balance of the Loans. No later than 10:00 a.m. Eastern Time, on the date that is five (5) Business Days prior to the date of issuance, the Borrower shall specify a precise description of the documents and the verbatim text of any certificate to be presented by the beneficiary of such Letter of Credit, which if presented by such beneficiary prior to the expiration date of the Letter of Credit would require the Agent to make a payment under the Letter of Credit; provided, that Agent may, in its reasonable judgment, require changes in any such documents and certificates only in conformity with changes in customary and commercially reasonable practice or law. In determining whether to pay on such Letter of Credit, the Agent shall be responsible only to determine that the documents and certificates required to be delivered under the Letter of Credit have been delivered and that they comply on their face with the requirements of that Letter of Credit.

            2.12.2 In the event that prior to the Maturity Date, the beneficiary of any Letter of Credit draws all or a portion of the amount thereof, then the portion so drawn shall be treated as an advance under the Loan, and shall bear interest at the Adjusted Prime Rate and shall be treated as a Adjusted Prime Rate Advance under, and shall otherwise be payable on the same terms and conditions hereof. The foregoing is not intended to prohibit Borrower from converting such Adjusted Prime Rate Advance to an Adjusted LIBOR Rate Advance in accordance with the provisions hereunder.

            2.12.3 Each Letter of Credit shall be issued using the standard form of letter of credit then being used by Agent (which standard form shall, at Borrower's request, be provided by Agent to Borrower prior to the issuance of any Letter of Credit), and shall have an expiration date no later than thirty (30) days prior to the Maturity Date.

            2.12.4 Notwithstanding anything to the contrary contained in this Agreement or the Notes, in no event shall Borrower have the right to terminate the Total Commitments under the Facility and to pay off the entire indebtedness evidenced by the Notes and, in connection therewith, advise Agent and the applicable Lenders that it unconditionally waives its right to obtain further applicable advances and Letters of Credit under the Loan unless Borrower first provides Agent with cash collateral equal to the amount of the Letters of Credit from a source other than the proceeds of the Loan, as determined solely by Agent.

            2.12.5 Upon the issuance of each Letter of Credit, a participation therein, in an amount equal to each Lender's Percentage, shall automatically be deemed granted by the Agent to each Lender on the date of such issuance and each Lender shall automatically be obligated, to reimburse the Agent to the extent of its Percentage for all obligations incurred by the Agent to third parties in respect of such Letters of Credit, if not otherwise deemed to be an advance under the Loan hereunder.

            2.12.6 The Agent may accept or pay any draft presented to it, regardless of when drawn and whether or not negotiated, if such draft, the other required documents and any transmittal advice are presented to the Agent and dated on or before the expiration date of the Letter of Credit under which such draft is drawn. The Agent may honor as complying with the terms of the Letter of Credit and with this Agreement any drafts or other documents otherwise in order signed or issued by an administrator, executor, conservator, trustee in bankruptcy, debtor in possession, assignee for benefit of creditors, liquidator, receiver or other legal representative of the party authorized under such Letter of Credit to draw or issue such other drafts or other documents.

            2.12.7 The Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, and any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce and adhered to by the Agent (the "Uniform Customs and Practice"), shall be binding on the Borrower and the Agent except to the extent otherwise provided herein, in any Letter of Credit or in any other Loan Document. Anything in the Uniform Customs and Practice to the contrary notwithstanding:

                  (a) No beneficiary of any Letter of Credit shall be deemed an agent of the Agent.

                  (b) With respect to any Letter of Credit, neither the Agent nor its correspondents shall be responsible for or shall have any duty to ascertain:

                  (c) the genuineness of any signature;

                  (d) the validity, sufficiency, accuracy, genuineness or legal effect of any endorsements;

                  (e) delay in giving, or failure to give, notice of arrival, notice of refusal of documents or of discrepancies in respect of which the Agent refuses the documents or any other notice, demand or protest;

                  (f) the performance by any beneficiary under any Letter of
            Credit of such beneficiary's obligations to the Borrower or any other party;

                  (g) inaccuracy in any notice received by the Agent; or

                  (h) the validity, sufficiency, accuracy, genuineness or legal effect of any instrument, draft, certificate or other document required by such Letter of Credit to be presented before payment of a draft, or the office held by or the authority of any Person signing any of the same.

            2.12.8 The obligations of the Borrower under the Loan Documents are absolute, unconditional, and irrevocable and shall be performed strictly in accordance with the terms hereof under all circumstances, whatsoever, including the following:

                  (a) any lack of validity or enforceability or restriction, restraint, or stay in the enforcement of this Agreement, the Letters of Credit, or any other agreement or instrument relating thereto, unless the Agent is restrained or stayed from honoring a drawing under the subject Letter of Credit;

                  (b) any amendment or waiver of, or consent to the departure from, the Letters of Credit, unless the said amendment, waiver or consent has been made in accordance with the Agent's procedures with respect thereto and with the written authorization or acknowledgment of the Agent; or

                  (c) the existence of any claim, set-off, defense, or other right which the Borrower may have at any time against the beneficiary of the Letters of Credit.

            2.12.9 The occurrence of any of the events referred to in the preceding clauses of this Section 2.12 shall not affect or prevent the vesting of any of the Agent's or any Lender's rights or powers hereunder or the Borrower's obligation to make reimbursement of amounts paid under any Letter of Credit or any draft accepted thereunder.

            2.12.10 All directions, correspondence, and funds transfers relating to the Letter of Credit are at the risk of the Borrower. Agent shall have discharged Agent's obligations under the Letter of Credit by the initiation of the method of payment called for in any drawing which includes payment instructions (or by any other commercially reasonable and comparable method). Unless caused by the gross negligence or willful misconduct of the Agent, Agent and the Lenders shall not have any responsibility for any inaccuracy, interruption, error, or delay in transmission or delivery by post, telegraph or cable, or for any inaccuracy of translation.

            2.12.11 The Borrower recognizes that:

                  (i) Agent has no financial or other interests in the
            beneficiary of Letters of Credit.

                  (ii) Agent is irrevocably obligated to honor a proper drawing under the Letters of Credit.

                  (iii) In the event of any conflict between the provisions of this Agreement and the Uniform Customs and Practice, the provisions of this Agreement shall govern.

      2.13 Letter of Credit Fees.

                  (i) Upon the issuance, renewal or extension of a Letter of
            Credit Borrower shall pay to the Agent for its own account an issuance fee in the amount equal to the greater of (a) of one-eighth of one percent (.125%) of the face amount of each Letter of Credit or (b) One Thousand Dollars ($1,000.00).

                  (ii) The Borrower shall pay to the Agent for distribution to each Lender a letter of credit fee (the "Letter of Credit Fee") for the period from the Closing Date until the Maturity Date (or such earlier date as the Total Commitment shall have been terminated) equal to the undrawn amount of each Letter of Credit during the immediately preceding calendar quarter, calculated on the basis of actual days elapsed over the actual number of days for such quarter, multiplied by the Applicable Margin respecting the LIBOR Rate Option, as set forth herein, on a per annum basis. The Letter of Credit, as determined solely by Agent, shall be due and payable quarterly in arrears on the first day of each quarter commencing July 1, 2006, and on the Maturity Date or upon such earlier date as the Total Commitment shall be terminated.

                  (iii) In addition to the Letter of Credit Fee payable pursuant to clause (ii) above and the Issuance Fees payable pursuant to clause (i) above, Borrower promises to pay to the Issuing Lender the customary charges from time to time of the Issuing Lender with respect to the issuance, amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit.

                                    ARTICLE 3

               SECURITY FOR THE LOANS; LOAN AND SECURITY DOCUMENTS

      3.1 Security for Loan. The Loans, together with interest thereon and all other charges and amounts payable by, the Letters of Credit, and all other Obligations of, the Borrower and the other Loan Parties to the Agent and/or each of the Lenders, shall be secured by the following collateral (the "Collateral") which the Borrower agrees to provide and maintain, or cause to be provided and maintained (whether provided for each in separate agreements or combined with various other agreements):

            3.1.1 Guaranties from Guarantor. The unlimited guaranty from Guarantor, pursuant to which Guarantor shall guaranty the prompt, punctual, and faithful payment of the Loans, the Letters of Credit, and the performance of all other Obligations to the Agent and each of the Lenders under the Loan Documents (the "Guaranty").

            3.1.2 Environmental Compliance and Indemnification Agreement. A compliance and indemnification agreement with respect to environmental matters ("Environmental Indemnity") from the Borrower and Guarantor (collectively, the "Indemnitor") in favor of the Agent and each of the Lenders.

            3.1.3 Additional Documents. Any other documents, instruments and agreements with respect to the Loans as set forth on the Loan Agenda.

      3.2 Loan Documents and Security Documents. The Loans and Letter of Credit shall be made, evidenced, administered, secured and governed by all of the terms, conditions and provisions of the "Loan Documents", each as the same may be hereafter modified or amended, consisting of: (i) this Loan Agreement; (ii) the promissory notes in the form of Exhibit C, annexed hereto, payable by the Borrower to each of the respective Lenders in the original aggregate principal amount of up to FIFTY MILLION DOLLARS ($50,000,000.00) (collectively, the "Note"); (iii) the various documents and agreements referenced in Section 3.1, above; (iv) the Interest Rate Protection Agreement (if any), and (v) any other documents, instruments, or agreements heretofore or hereafter executed to further evidence or secure the Loan and/or the issuance and repayment of the Letters of Credit.

      Each of the Loan Documents listed above is dated as of the date hereof. The Loan Documents referenced in Section 3.1 are sometimes referred to herein, singly and collectively as the "Security Documents".

                                    ARTICLE 4

               CONTINUING AUTHORITY OF AUTHORIZED REPRESENTATIVES

      4.1 Authorized Representatives. Agent and each of the Lenders are authorized to rely upon the continuing authority of the persons, officers, signatories or agents hereafter designated ("Authorized Representatives") to bind the Borrower with respect to all matters pertaining to the Loans and the Loan Documents including, but not limited to, the selection of interest rates, the submission of any request for a Loan and/or Letters of Credit and certificates with regard thereto. Such authorization may be changed only upon written notice to Agent accompanied by evidence, reasonably satisfactory to Agent, of the authority of the person giving such notice. The present Authorized Representatives as to the Borrower are listed on Exhibit D. The Agent shall have a right of approval, not to be unreasonably withheld or delayed, over the identity of the Authorized Representatives so as to assure Agent and each of the Lenders that each Authorized Representative is a responsible and senior official of the Borrower.

                                    ARTICLE 5

                              CONDITIONS PRECEDENT

      It shall be a condition precedent of Lenders' obligation to close the Facility and to fund the initial Loans and/or issue any Letters of Credit under the Facility that each of the following conditions precedent be satisfied in full (as determined by each Lender in its discretion which discretion shall be exercised in good faith having due regard for the advice of the Agent), unless specifically waived in writing by all of the Lenders at or prior to the date of the funding of the initial Loans under the Facility (the date of the closing of the Loan shall be referred to herein as the "Closing Date" and the date of the initial Loan under the Facility shall be referred to herein as the "Funding Date"), and the Lenders shall, subject to compliance with all of the other terms, conditions and provisions of this Agreement, make disbursement of the initial Loan under the Facility on the Closing Date and shall, if so requested by Borrower as and when provided in Section 2.1 and as otherwise provided herein, make disbursement of Loans and/or issuance of Letters of Credit subject to the satisfaction of said following conditions precedent:

      5.1 Satisfactory Loan Documents and Related Documents; Loan Agenda Items. On the Funding Date, each of the Loan Documents and the Related Documents shall be satisfactory in form, content and manner of execution and delivery to Agent and Agent's counsel and all Loan Documents and Related Documents shall be in full force and effect. Without limiting the foregoing, the Agent shall have received each of the instruments, documents, and agreements itemized on the Loan Agenda, each executed and delivered in favor of, and/or in form and substance reasonably satisfactory to, the Agent.

      5.2 Financial Information; No Material Change.

                  (a) No change shall have occurred in the financial condition, business, affairs, operations or control of the Borrower and/or the other Loan Parties since the date of their respective financial statements most recently delivered to Agent, which change has had or could reasonably be expected to have a Material Adverse Effect; and the Borrower and the other Loan Parties shall have furnished Agent such other financial information and certifications as reasonably requested by the Agent.

                  (b) The absence of any material adverse change in the loan syndication, financial or capital market conditions generally from those currently in effect.

                  (c) The Borrower shall have provided to the Agent a copy
            certified by an officer of the Borrower of its balance sheet after giving effect to the Loan, to evidence that the Borrower is solvent, has assets having a fair value in excess of the amount required to pay the Borrower's probable liabilities on the Borrower's existing Debts as such become absolute and mature, and has adequate capital for the conduct of the Borrower's business and the ability to pay the Borrower's Debts from time to time incurred in connection therewith as such Debts mature.

      5.3 Warranties and Representations Accurate. All warranties and representations made by or on behalf of the Borrower and the other Loan Parties, or any of them, to Agent or any of the Lenders shall be true, accurate and complete in all material respects and, to the best of the Borrower's Knowledge, shall not omit any material fact necessary to make the same not misleading.

      5.4 UCC Filings. On or prior to the Funding Date, the Agent shall have received the results of a UCC, tax lien and judgment search in the jurisdictions in which the Borrower, the Borrower Subsidiaries, and the other Loan Parties, respectively, are organized, have assets, or have their chief executive office, and the results of such search shall indicate there are no judgments or Liens not permitted under the Loan Documents.

      5.5 Litigation. There shall not be any actions, suits or proceedings at law or in equity or by or before any governmental instrumentality or other agency or regulatory authority by any entity (private or governmental) pending or, to the best of the Borrower's Knowledge, threatened with respect to the Loan, the transactions contemplated in the Loan Documents or any documentation executed in connection therewith, or in connection with the Borrower or any other Loan Party, which the Agent shall determine in good faith is likely to have a Material Adverse Effect.

      5.6 Formation Documents and Entity Agreements. On the Funding Date, the Agent shall have received a certificate of the secretary of the Guarantor, acting for the Guarantor and as general partner of the Borrower, annexing and certifying as to (a) the Formation Documents of each such entity having been duly executed, delivered and filed and remaining in full force and effect and unmodified as of the date of such certificate (and annexing a copy thereof), (b) due authorization, execution and delivery by such entity of the Loan Documents to which it is a party, and (c) such entity being in good standing and authorized to do business in each jurisdiction where the ownership of its assets and operation of its business requires such qualification, as each of the foregoing is set forth in Loan Agenda.

      5.7 Compliance With Law. There are no Legal Requirements which prohibit or adversely limit the capacity or authority of the Borrower to enter into the Facility or the Borrower or the Guarantor to execute the Loan Documents to which it is a party, and perform the obligations of such Person with respect thereto.

      5.8 Compliance With Financial Covenants. Agent shall have received an Officer's Certificate reflecting compliance with the Financial Covenants and the terms and conditions hereof.

      5.9 Due Diligence. Agent shall have received and completed a review of such due diligence as the Agent may require with respect to the assets of the Borrower and/or the other Loan Parties.

      5.10 Condition of Property. There shall have been no uninsured, unrepaired, or unrestored damage or destruction by fire or otherwise to any of the real or tangible personal property comprising or intended to comprise the Individual Properties which could reasonably be expected to have a Material Adverse Effect.

      5.11 Insurance. To the extent requested by the Agent, the Borrower shall have provided to Agent evidence of the following insurance, each meeting the requirements of the Agent: (i) reasonably satisfactory blanket liability insurance in favor of the Borrower and each of the Borrower Subsidiaries, and physical all-risk insurance; (ii) a reasonably satisfactory report from the third party monitoring the insurance as to the hazard and other insurance on the Individual Properties maintained by the respective owner or tenant thereof, and
(iii) a reasonably satisfactory third party contract regarding the monitoring of the insurance to be obtained by tenants under Leases with respect to the Individual Properties.

      5.12 Legal Opinions. Agent shall have received and approved legal opinion letters from counsel representing the Borrower and the other Loan Parties which meet Agent's legal opinion requirements and covering such matters incident to the transactions contemplated herein, as the Agent may reasonably request.

      5.13 No Default. There shall not be any Default under any of the Loan Documents.

      5.14 Compliance with Senior Facility. There shall not be any Default or Event of Default (however defined or described) under any of the Senior Loan Documents and the Borrower shall otherwise be in compliance with all terms and conditions of all Senior Loan Documents.

      5.15 T/I Fund Account. Without limiting the generality of the provisions of Section 5.14, the Agent shall have confirmed that Borrower has maintained the T/I Fund Account as and when provided in the Senior Loan Agreement, including, without limitation, Agent's determination that it is satisfied with the amount of all deposits maintained therein.

                                    ARTICLE 6

                         WARRANTIES AND REPRESENTATIONS

      The Borrower warrants and represents to Agent and each of the Lenders for the express purpose of inducing Lenders to enter into this Agreement, to make each Loan and other financial accommodation, and to otherwise complete all of the transactions contemplated hereby that upon the date of each Loan advance and at all times thereafter until the Loan has been repaid and all Obligations have been satisfied as follows:

      6.1 Formation. Each of the Borrower and the other Loan Parties has been duly formed and is validly existing and in good standing as a corporation, limited partnership, limited liability company or trust, as the case may be, under the laws of the State of its formation. Each of the Borrower and the other Loan Parties has the requisite power and authority to own its assets and conduct its businesses as currently conducted and owned, and to enter into and perform its obligations under each Loan Document and/or Related Document to which it is a party. Each of the Borrower and the other Loan Parties is in good standing and authorized to do business in each jurisdiction where the ownership of its assets and/or the conduct of its business requires such qualification except where the failure to be so qualified would not have a Material Adverse Effect.

      6.2 Proceedings; Enforceability. Each of the Borrower and the other Loan Parties has taken all requisite action to authorize the execution, delivery and performance by such Person of the Loan Documents and/or the Related Documents to which it is a party. Each Loan Document and the Related Document to which it is a party which is required to be executed and delivered on or prior to the date on which this representation and warranty is being made has been duly authorized, executed and delivered and constitutes the legal, valid and binding obligation of each of the Borrower and the other Loan Parties which is a party thereto, enforceable against each such Person in accordance with its respective terms except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

      6.3 Conflicts. Neither the execution, delivery and performance of the Loan Documents and the Related Documents by each of the Borrower and the other Loan Parties or compliance by any such Person with the terms and provisions thereof,
(i) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality,
(ii) will conflict with or result in any breach of any of the terms, covenants or conditions of, or constitute a default under, or result in the creation or imposition (or the obligation to create or impose) of any Lien (except pursuant to the Security Documents) upon any of the property or assets of any such Person pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement or any other agreement, contract or instrument to which any such Person is a party or by which it or any of its properties or assets is bound or to which it may be subject or (iii) will violate any provision of any Formation Document of any such Person.

      6.4 Ownership and Taxpayer Identification Numbers.

                  (a) All of the partners, owners, stockholders, and members, respectively and as may be applicable, of the Borrower are listed in Exhibit F. The exact correct name and organizational number(s) and federal employer identification number(s) of the Borrower and the Guarantor are accurately stated in Exhibits F and M.

                  (b) The Borrower is the owner of all of the ownership
            interests set forth in Exhibit M. Except for such ownership interests, the Borrower does not directly hold any stock, membership, partnership or ownership interest in any other Person.

                  (c) The applicable Loan Party is each the owner, respectively, of all of the Individual Properties, respectively, and of all assets of each. Except for the ownership interests set forth in Exhibit M, the Borrower and the other Loan Parties do not directly hold any stock, membership, partnership or ownership interest in any other Person.

                  (d) Except as shown on Exhibit M, no Loan Party or third
            party, directly or indirectly, owns or controls any interest in any asset relating to the Borrower or the business operations of the Borrower and/or the Borrower Subsidiaries.

      6.5 Litigation. There are no actions, suits or proceedings at law or in equity or by or before any governmental instrumentality or other agency or regulatory authority by any entity (private or governmental) pending or, to the best of the Borrower's Knowledge, threatened with respect to the Loan, or the transactions contemplated in the Loan Documents or the Related Documents, or any documentation executed in connection therewith, or against the Borrower and/or any of the other Loan Parties which could reasonably be expected to have a Material Adverse Effect.

      6.6 Information. All factual information furnished by or on behalf of the Borrower and the other Loan Parties to the Agent and/or any of the Lenders (including, without limitation, all information contained in the Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents or any transaction contemplated herein or therein is, and all other such factual information hereafter furnished by or on behalf of the Borrower and the other Loan Parties to the Agent and/or any of the Lenders will be, true and accurate in all material respects on the date as of which such information is dated or certified and to the best of the Borrower's Knowledge, not incomplete by omitting to state any fact necessary to make such information not misleading in any material respect at such time in light of the circumstances under which such information was provided.

      6.7 Taxes. Each of the Borrower and the other Loan Parties has made all required tax filings and have paid all federal, state and local taxes applicable to them and/or their respective assets, except if contested in accordance with
Section 9.1.

      6.8 Financial Information. The financial statements of the Borrower and the other Loan Parties provided to the Agent present fairly the financial conditions of each at the dates of such statements of financial condition and the results of operations for the periods covered thereby. Since the dates of the relevant financial statements, no change has occurred which could have or reasonably be expected to have a Material Adverse Effect.

      6.9 Management Agreements. Except for the agreements listed on Schedule
6.9 (the "Management Agreements"), there are no other management agreements or asset management agreements respecting the management of the assets of the Borrower and/or any of the other Loan Parties.

      6.10 Control Provisions.

                  (a) The Borrower controls, directly or indirectly, and without the requirement for consent of any other Person, the management of each Borrower Subsidiary.

                  (b) Except as set forth on Schedule 6.10, there are no
            provisions in any limited partnership agreement, operating agreement, certificate of incorporation, bylaws or any other agreement or instrument to which the Borrower or any Borrower Subsidiary is party, under which any Person (other than the Borrower or a Borrower Subsidiary) has the right to exercise the management or control rights, powers or authority currently belonging to the Borrower or any Borrower Subsidiary, except as set forth in any mortgage, deed of trust or similar security agreement encumbering any Individual Property upon exercise of the rights and remedies upon default set forth in any of the foregoing.

      6.11 Formation Documents. The Borrower has delivered or caused to be delivered to the Agent true and complete copies of all Formation Documents of the Borrower and the Guarantor, and all amendments thereto as of the date hereof and as of the date of each Loan.

      6.12 Bankruptcy Filings. None of the Borrower or any of the other Loan Parties is contemplating either a filing of a petition under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its assets or property, and the Borrower has no Knowledge of any Person contemplating the filing of any such petition against any of the Borrower and/or any of the other Loan Parties.

      6.13 Investment Company. None of the Borrower and/or any of the other Loan Parties is an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

      6.14 Holding Company. None of the Borrower and/or any of the other Loan Parties is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

      6.15 Individual Properties.

            6.15.1 Each of the Property Owners possesses such Licenses and Permits issued by the appropriate federal, state, or local regulatory agencies or bodies necessary to own and operate each Individual Property, except where the failure to possess any such License or Permit would not have a Material Adverse Effect. The Property Owners are in material compliance with the terms and conditions of all such Licenses and Permits, except where the failure so to comply would not, singly or in the aggregate, result in a Material Adverse Effect. All of the Licenses and Permits are valid and in full force and effect, except where the invalidity of such Licenses and Permits or the failure of such Licenses and Permits to be in full force and effect would not result in a Material Adverse Effect. Neither the Borrower nor any of the Property Owners has received any notice of proceedings relating to the revocation or modification of any such Licenses and Permits which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect.

      6.16 Use of Proceeds. The proceeds of the Loan and all other financial accommodations hereunder shall be used solely and exclusively as provided in
Section 1.3. No portion of the proceeds of the Loan or other financial accommodations shall be used by the Borrower directly or indirectly, and whether immediately, incidentally or ultimately for any purpose which would violate or be inconsistent with the provisions of regulations of the Board of Governors of the Federal Reserve System including, without limitation, Regulations G, T, U and X thereof.

      6.17 Insurance. (i) The Individual Properties are insured by insurers of recognized financial responsibility against such losses and risks in compliance with the requirements of the Leases and as set forth in Exhibit E, hereto, such insurance maintained by the tenants under the Leases; (ii) the Borrower has a monitoring system in place to periodically verify whether the tenants under the Leases have in place insurance as required by the applicable Lease; and (iii) the Borrower has satisfactory liability insurance in favor of the Borrower and each of the Borrower.

      6.18 Deferred Compensation and ERISA. None of the Borrower and/or any of the other Loan Parties has any pension, profit sharing, stock option, insurance or other arrangement or Plan for employees covered by ERISA except as may be designated to Agent in writing by the Borrower from time to time and no Reportable Event has occurred and is now continuing with respect to any such ERISA Plan. The granting of the Loan, the performance by the Borrower and/or of any of the other Loan Parties of their respective obligations under the Loan Documents and/or such Persons' conducting of their respective operations do not and will not violate any provisions of ERISA.

      6.19 No Default. There is no Default on the part of the Borrower or any of the other Loan Parties under this Agreement or any of the other Loan Documents and no event has occurred and is continuing which would constitute a Default under any Loan Document.

      6.20 Other Loan Parties' Warranties and Representations. The Borrower has no reason to believe that any warranties or representations made in writing by any of the other Loan Parties to the Agent or any of the Lenders are untrue, incomplete or misleading in any material respect.

      6.21 Compliance with Senior Loan Documents. There is no Default or Event of Default (however defined or described) on the part of the Borrower or any of the other Loan Parties under any of the Senior Loan Documents, and the Borrower and the other Loan Parties are fully in compliance with all and singular the terms and conditions of the Senior Loan Documents.

                                    ARTICLE 7

                              AFFIRMATIVE COVENANTS

      The Borrower covenants and agrees that from the date hereof and so long as any indebtedness is outstanding hereunder, or any of the Loan or other Obligations remains outstanding, as follows:

      7.1 Notices. The Borrower shall, with reasonable promptness, but in all events within five (5) days after it has actual Knowledge thereof, notify Agent and each of the Lenders in writing of the occurrence of any act, event or condition which constitutes a Default or Event of Default under any of the Loan Documents and/or under the Senior Loan Documents. Such notification shall include a written statement of any remedial or curative actions which the Borrower proposes to undertake and/or to cause any of the other Loan Parties to undertake to cure or remedy such Default or Event of Default.

      7.2 Financial Statements; Reports; Officer's Certificates. The Borrower shall furnish or cause to be furnished to Agent as set forth herein from time to time, the following financial statements, reports, certificates, and other information, all in form, manner of presentation and substance acceptable to Agent and each of the Lenders:

                  (a) Annual Statements.

                        (i) Within ninety (90) days after the close of each
                  Fiscal Year of Borrower, the consolidated statements of financial condition of Borrower as at the end of such Fiscal Year and the related consolidated statements of income and retained earnings and statements of changes in financial position for such Fiscal Year, in each case, commencing with the Fiscal Year ending December 31, 2005, setting forth comparative for the preceding Fiscal Year and certified by Deloitte Touche, LLP or such other independent certified public accountants of recognized national standing reasonably acceptable to the Agent, in each case together with a report of such accounting firm stating that in the course of its regular audit of the financial statements of such Party, which audit was conducted in accordance with GAAP, consistently applied, such accounting firm obtained no knowledge of any Default or Event of Default which has occurred and is continuing or, if in the opinion of such accounting firm such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof; such financial statements to include and to be supplemented by such detail and supporting data and schedules as Agent may from time to time reasonably determine; and

                        (ii) Within ninety (90) days after the close of each
                  Fiscal Year of Borrower, the statements of financial condition of each Borrower Subsidiary as at the end of such Fiscal Year and the related statements of income and retained earnings and statements of changes in financial position for such Fiscal Year, in each case, commencing with the Fiscal Year ending December 31, 2005, setting forth comparative figures for the preceding Fiscal Year, internally prepared in accordance with GAAP, all in form and manner of presentation acceptable to Agent, such financial statements to include and to be supplemented by such detail and supporting data and schedules as Agent may from time to time reasonably determine, together with an Officer's Certificate from Borrower certifying that such financial statements are true, accurate, and complete in all material respects and that no Default or Event of Default has occurred and is continuing.

                  (b) Periodic Statements. Within sixty (60) days after the
            close of each Fiscal Quarter (except for the quarter ending on December 31), the following: (i) the consolidated statements of financial condition of Borrower, internally prepared in accordance with GAAP, consistently applied, as at the end of such quarterly period and the related consolidated statements of income and retained earnings and statements of changes in financial position for such quarterly period and for the elapsed portion of the Fiscal Year ended with the last day of such quarterly period, in each case commencing with the Fiscal Year ending December 31, 2005, setting forth comparative figures for the related periods in the prior fiscal year, subject to normal year-end audit adjustments, all in form and manner of presentation acceptable to Agent, such financial statements to include and to be supplemented by such detail and supporting data and schedules as Agent may from time to time reasonably determine, and (ii) an Officer's Certificate from Borrower certifying that such financial statements are true, accurate, and complete in all material respects and that no Default or Event of Default has occurred and is continuing.

                  (c) Compliance Certificates. Within forty-five (45) days after the close of each quarterly Accounting period in each Fiscal Year of the Borrower commencing March 31, 2006, Compliance Certificates in the form of Exhibit G-1 and Exhibit G-2 annexed hereto, together with an Officer's Certificate from the Borrower providing and otherwise certifying with respect to the following:

                        (i) the compliance with the Financial Covenants, with
                  such supporting detail as is deemed necessary by the Agent to verify the calculations incorporated therein;

                        (ii) A listing of any material assets sold by the
                  Borrower, the Borrower Subsidiaries, and/or any of the other Loan Parties since the date of then prior Officer's Certificate, together with specific detail as to the use and disbursement of the proceeds of the sale;

                        (iii) a listing of any material assets acquired by the
                  Borrower, the Borrower Subsidiaries, and/or any of the other Loan Parties since the date of then prior Officer's Certificate, together with the primary terms of such acquisition or agreement;

                        (iv) except as disclosed in such Officer's Certificate,
                  to the extent of the knowledge of such officer, a certification that all insurance premiums in respect of insurance policies covering the properties owned (directly or indirectly) by the Property Owners have been paid or are not past due more than sixty (60) days, all debt service payments in respect of any Subsidiary Debt of have been made and all real estate taxes and other impositions relating to any Property Owner or its related assets have been paid; and

                        (v) a summary of the status of any pending insurance
                  claims or condemnation award proceedings.

                  (d) Data Requested. Within a reasonable period of time and from time to time such other financial data or information as Agent may reasonably request with respect to the Individual Properties, the Borrower, the Borrower Subsidiaries, and/or any of the other Loan Parties, including, but not limited to, rent rolls, aged receivables, aged payables, leases, budgets, forecasts, reserves, cash flow projections, deposit accounts, mortgage information, physical condition of the Borrower's Investments, and/or other matters relating to any or all of the foregoing.

                  (e) Tax Returns. To the extent prepared and filed, upon
            Agent's request, copies of all federal and state tax returns of the Borrower and any of the other Loan Parties.

                  (f) Entity Notices. Concurrently with the issuance thereof, copies of all written notices (excluding routine correspondence) given to the partners, owners, stockholders, and/or members, respectively, of the REIT, the Borrower and/or any of the other Loan Parties.

                  (g) Notice of Distributions. Concurrently with the giving
            thereof, and within ten (10) Business Days of receipt thereof, copies of all notices of Distributions to the extent given by any Borrower Subsidiaries to the Borrower.

                  (h) Notice of Litigation. Promptly, and in any event within ten (10) Business Days after the Borrower obtains Knowledge thereof, written notice of any pending or, to the best of the Borrower's Knowledge, threatened action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency or regulatory authority by any entity (private or governmental) relating in any way to the Loan, the transactions contemplated in the Loan Documents (including, without limitation, with regard to all Distributions), the Related Documents, or relating to the Borrower and/or any of the other Loan Parties, which could reasonably be expected to have a Material Adverse Effect.

                  (i) Notice of Hazardous Materials Promptly, and in any event within ten (10) Business Days after the Borrower obtains Knowledge thereof, written notice of (i) any Release (as defined in the Environmental Indemnity) or Threat of Release (as defined in the Environmental Indemnity) of Hazardous Materials on, in, under or affecting all or any portion of any Individual Property or (ii) the violation of any Environmental Law, in each case which could reasonably be expected to have a Material Adverse Effect.

      7.3 Existence. The Borrower shall do or cause to be done all things necessary to (i) preserve, renew and keep in full force and effect (x) the existence of the Loan Parties and, unless such failure would not have a Material Adverse Effect, the Borrower Subsidiaries and (y) the material rights, licenses, permits and franchises of the Loan Parties and, unless such failure would not have a Material Adverse Effect the Borrower Subsidiaries, (ii) comply with all laws and other Legal Requirements applicable to it and its assets, business and operations and those of the Loan Parties and, unless such failure would not have a Material Adverse Effect the Borrower Subsidiaries, and (iii) to the extent applicable, at all times maintain, preserve and protect all material franchises and trade names and all the remainder of its property used or useful in the conduct of its business, and keep its assets in good working order and repair, ordinary wear and tear excepted, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, unless such failure would not have a Material Adverse Effect.

      7.4 Payment of Taxes. The Borrower shall duly pay and discharge, and cause the Loan Parties and each Borrower Subsidiary to duly pay and discharge, before the same shall become overdue, all taxes, assessments, impositions, and other governmental charges payable by it or with respect to the Individual Properties, to the extent that same are not paid by the tenants under the respective Leases, except if contested in accordance with Section 9.1.

      7.5 Insurance; Casualty, Taking.The Borrower shall at all times maintain or cause the appropriate Person to maintain in full force and effect the following insurance: (i) to the best of the Borrower's Knowledge, the Individual Properties shall be insured by insurers of recognized financial responsibility against such losses and risks in compliance with the Leases or, if such Lease does not require the tenant to maintain insurance for the entire Individual Property, the requirements set forth in Exhibit E hereto; (ii) the Borrower shall have a monitoring system in place to periodically verify whether the tenants under the Leases have in place insurance as required by the applicable Lease; and (iii) the Borrower shall have satisfactory liability insurance in favor of the Borrower and each of the Borrower Subsidiaries in compliance with the requirements in effect of the date hereof.

      7.6 Inspection. The Borrower shall cause the Borrower Subsidiaries to permit the Agent and the Lenders and its/their agents, representatives and employees to inspect any of the Individual Properties and/or other assets of Borrower and/or Borrower Subsidiaries at reasonable hours upon reasonable notice.

      7.7 Loan Documents. The Borrower shall observe, perform and satisfy all the terms, provisions, covenants and conditions to be performed by it under, and to pay when due all costs, fees and expenses, and other Obligations of the Borrower to the extent required under, the Loan Documents.

      7.8 Senior Loan Documents. The Borrower (i) shall observe, perform and satisfy all the terms, provisions, covenants and conditions to be performed by it under, and to pay when due all costs, fees and expenses, and other obligations of the Borrower to the extent required under, the Senior Loan Documents and (ii) shall cause the other Borrower Subsidiaries and other Loan Parties to observe, perform and satisfy all the terms, provisions, covenants and conditions to be performed by such Person under, and to pay when due all costs, fees and expenses, and other obligations to the extent required under, the Senior Loan Documents.

      7.9 Further Assurances. The Borrower shall and shall cause the Borrower Subsidiaries and other Loan Parties to execute and deliver to the Agent and the other Lenders such documents, instruments, certificates, assignments and other writings, and do such other acts, necessary or desirable in the reasonable judgment of the Agent, to evidence, preserve and/or protect the Collateral at any time securing or intended to secure the Obligations and do and execute all and such further lawful acts, conveyances and assurances as the Agent may reasonably require for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents.

      7.10 Books and Records. The Borrower shall and shall cause the Loan Parties and the Borrower Subsidiaries and other Loan Parties to keep and maintain in accordance with GAAP (or such other Accounting basis reasonably acceptable to the Agent), proper and accurate books, records and accounts reflecting all of the financial affairs of the Borrower and such other Persons and all items of income and expense in connection with their respective business and operations and in connection with any services, equipment or furnishings provided in connection with the operation of the business of the Borrower and such Persons, whether such income or expense is realized thereby or by any other Person. The Agent shall have the right (to be exercised in conjunction with such rights as exercised by the Senior Agent), not more than once each quarter (unless an Event of Default shall have occurred and be continuing in which case as often as the Agent shall determine), during normal business hours and upon reasonable notice, to examine such books, records and accounts of the Borrower, and the other Loan Parties at the office of the Person maintaining such books, records, and accounts and to make such copies or extracts thereof as the Agent shall desire. The Borrower shall maintain all of its business records at the address specified at the beginning of this Agreement, subject to change upon advance written notification to the Agent. The Agent may discuss the financial and other affairs of the Borrower and/or the other Loan Parties with any of their respective partners, owners, and any accountants (as to accountants, prior to the occurrence of an Event of Default and following the cure of any Event of Default, upon prior approval of the Borrower, not to be unreasonably withheld, and at the cost and expense of the Agent and the Lenders) hired by the Borrower, it being agreed that Agent and each of the Lenders shall use best efforts to not divulge information obtained from such examination to others except in connection with Legal Requirements and in connection with administering the Loan, enforcing its rights and remedies under the Loan Documents and in the conduct, operation and regulation of its banking and lending business (which may include, without limitation, the transfer of the Loan or of participation interests therein). Any assignee or transferee of the Loan, co-lender, or any holder of a participation interest in the Loan shall be entitled to deal with such information in the same manner and in connection with any subsequent transfer of its interest in the Loan or of further participation interests therein.

      7.11 Business and Operations. The Borrower shall (and shall cause the Loan Parties and the Borrower Subsidiaries to) (i) continue to engage in the type of businesses presently conducted by them as of the Closing Date, respectively and otherwise permitted to be conducted by the REIT and the Borrower, and (ii) be qualified to do business and in good standing under the laws of each jurisdiction, and otherwise to comply with all Legal Requirements, as and to the extent the same are required for the ownership, maintenance, management and operation of the assets of such Person except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.

      7.12 Title. The Borrower shall and shall cause the Borrower Subsidiaries and each Loan Party to warrant and defend (x) the title to each Individual Property and other asset owned by such Person and every part thereof, subject only to the Liens (if any) permitted hereunder against the claims of all Persons whomsoever.

      7.13 Estoppel. The Borrower shall (and shall cause the Borrower Subsidiaries to), within ten (10) days after a request therefor from the Agent, which request shall not be made by Agent more than once each quarter during each Fiscal Year, furnish to the Agent a statement, duly acknowledged and certified, setting forth (i) the amount then owing by the Borrower in respect of the Obligations, (ii) the date through which interest on the Loan has been paid,
(iii) any offsets, counterclaims, credits or defenses to the payment by the Borrower or any Borrower Subsidiary to the Obligations and (iv) whether any written notice of Default from Agent to the Borrower or any of the Borrower Subsidiaries is then outstanding and acknowledging that this Agreement and the other Loan Documents are in full force and effect and unmodified, or if modified, giving the particulars of such modification.

      7.14 ERISA. The Borrower shall (and shall cause each of the Loan Parties and the Borrower Subsidiaries to) as soon as possible and, in any event, within ten (10) days after the Borrower, the Loan Parties, any Borrower Subsidiary or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following which could have or reasonably be expected to have a Material Adverse Effect, deliver to Agent a certificate of the an executive officer of the Borrower setting forth details as to such occurrence and the action, if any, that the Borrower, the Loan Parties, or applicable Borrower Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by such the Borrower, the Loan Parties, Borrower Subsidiary, the ERISA Affiliate, the PBGC, a Plan participant or the Plan administrator with respect thereto: (i) that a Reportable Event has occurred; (ii) that an accumulated funding deficiency has been incurred or an application may be or has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan; (iii) that a contribution required to be made to a Plan has not been timely made; (iv) that a Plan has been or may be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA; (v) that a Plan has an Unfunded Current Liability giving rise to a lien under ERISA or the Code; (vi) that proceedings may be or have been instituted to terminate or appoint a trustee to administer a Plan; (vii) that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; (viii) that the Borrower, the Loan Parties, Borrower Subsidiary, or ERISA Affiliate will or may incur any liability (including any indirect, contingent, or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or with respect to a Plan under Section 401(a)(29), 4971, 4975 or 4980 of the Code or Section 409 or 502(i) or 502(l) of
ERISA; (ix) or that the Borrower, the Loan Parties, or Borrower Subsidiary may incur any material liability pursuant to any employee welfare benefit plan (as defined in Section 3(l) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any employee pension benefit plan (as defined in Section 3(2) of ERISA). The

Borrower shall (and shall cause the Loan Parties and the Borrower Subsidiaries to) deliver to Agent a complete copy of the annual report (Form 5500) of each Plan required to be filed with the Internal Revenue Service. In addition to any certificates or notices delivered to Agent pursuant to the first sentence hereof, copies of any material notices received by the Borrower, the Loan Parties, a Borrower Subsidiary, or any ERISA Affiliate with respect to any Plan shall be delivered to Agent no later than ten (10) days after the date such report has been filed with the Internal Revenue Service or such notice has been received by Borrower, the Loan Parties, or Borrower Subsidiary or ERISA Affiliate, as applicable.

      7.15 Distributions. Subject to the requirements set forth in clause
(h)(xvi) of the definition of "Single-Purpose Entity" contained herein, the Borrower shall cause the Borrower Subsidiaries to make the maximum amount of all Distributions to the Borrower at the earliest opportunity permitted under the respective Formation Documents of each of the Borrower Subsidiaries, but not less often than quarterly.

      7.16 Costs and Expenses. The Borrower shall pay all costs and expenses (excluding salaries or wages of employees of Agent) reasonably incurred by Agent in connection with the implementation and syndication of the Loan and the administration of the Loan, and reasonably incurred by the Agent or any of the Lenders in connection with the enforcement of the Agent's and Lenders' rights under the Loan Documents, including, without limitation, legal fees and disbursements, appraisal fees, inspection fees, plan review fees, travel costs and fees and out-of-pocket costs of independent engineers and consultants. The Borrower's obligations to pay such costs and expenses shall include, without limitation, all attorneys' fees and other costs and expenses for preparing and conducting litigation or dispute resolution arising from any breach by the Borrower or the Loan Parties of any covenant, warranty, representation or agreement under any one or more of the Loan Documents. Unless an Event of Default has occurred and is then continuing, the Agent shall use its best efforts to notify the Borrower prior to the incurrence of any such cost or expense if the aggregate amount of such costs and expenses in any one calendar year will exceed $10,000.00; provided, however, that the failure shall provide such notice shall not affect in any manner whatsoever on the Borrower's obligations hereunder.

      7.17 RESERVED.

      7.18 Appraisals.

            7.18.1 Appraisal. Agent shall have the right at its option, from time to time, to order an appraisal of one or more of the Individual Properties prepared at Agent's direction by an appraiser selected by Agent (the "Appraisal"). An appraiser selected by Agent shall be an MAI member with appropriate experience appraising commercial properties in the respective area(s) of the Individual Properties and otherwise qualified pursuant to provisions of applicable laws and regulations under and pursuant to which Agent operates).

            7.18.2 Costs of Appraisal. The Borrower shall pay for the costs of each Appraisal and each updated Appraisal, but only after the occurrence and during the continuance of an Event of Default; provided, however, Borrower shall not be required to pay for more than one appraisal per year, per property.

      7.19 Indemnification. The Borrower shall at all times, both before and after repayment of the Loan, at its sole cost and expense defend, indemnify, exonerate and save harmless Agent and each of the Lenders and all those claiming by, through or under Agent and each of the Lenders ("Indemnified Party") (to the extent not paid by the Borrower in this Section 7.19 or under the applicable provisions of this or any other Loan Document) against and from all damages, losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements or expenses of any kind whatsoever, including, without limitation, attorneys' fees and experts' fees and disbursements, which may at any time (including, without limitation, before or after discharge or foreclosure of the Security Documents) be imposed upon, incurred by or asserted or awarded against the Indemnified Party and arising from or out of:

                  (a) any liability for damage to person or property arising out of any violation of any Legal Requirement with respect to the Borrower, any other Loan Party or any Individual Property, or

                  (b) any and all liabilities, damages, penalties, costs, and expenses, relating in any manner to any brokerage or finder's fees in respect of the Loan, or

                  (c) as a result of litigation that may arise in connection with Borrower's activities, or

                  (d) the payment of any fees to any Loan Party or any manager or owner of the Borrower; or

                  (e) any act, omission, negligence or conduct at any Individual
            Property, or arising or claimed to have arisen, out of any act, omission, negligence or conduct of the Borrower or any tenant, occupant or invitee thereof which is in any way related to any Individual Property.

      Notwithstanding the foregoing, an Indemnified Party shall not be entitled to indemnification in respect of claims arising from acts of its own gross negligence or willful misconduct to the extent that such gross negligence or willful misconduct is determined by the final judgment of a court of competent jurisdiction, not subject to further appeal, in proceedings to which such Indemnified Party is a proper party.

      7.20 Replacement Documentation. Upon receipt of an affidavit of an officer of Agent as to the loss, theft, destruction or mutilation of the Note or any other Security Document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon surrender and cancellation of such Note or other Security Document, the Borrower will issue, in lieu thereof, a replacement Note or other Security Document in the same principal amount and otherwise of like tenor upon receipt by the Borrower of a suitable indemnity.

      7.21 Related Documents. The Borrower will, or will cause each Borrower Subsidiary and the Loan Parties to, comply with the terms and provisions of all of the Related Documents.

      7.22 Financial Covenants. The Borrower shall comply with the following financial covenants;

            7.22.1 Debt Service Coverage Ratios.

            (a) Certain Definitions.

                  (i) "Calculation Date" shall mean the last day of each Fiscal
            Quarter commencing with March 31, 2006.

                  (ii) "Calculation Period" shall mean each successive twelve
            (12) month period ending on a Calculation Date.

                  (iii) "Consolidated Debt Service Coverage" shall mean the
            ratio for the Calculation Period of: (A) Consolidated Net Cash Flow to (B) Consolidated Debt Service.

                  (iv) "Consolidated Net Cash Flow" shall mean the sum of (i)
            the aggregate of all cash revenues of all of Borrower's Subsidiaries and regularly scheduled principal and interest from loans held by the Borrower and the Borrower's Subsidiaries, including, without limitation, all rents, management fees, ground rent, common area maintenance charges, insurance premium and tax reimbursements and proceeds from rental interruption insurance, less the aggregate of
            (ii) all operating costs and expenses (excluding Consolidated Debt Service) of Borrower and the Borrower's Subsidiaries related to such investments, amounts reserved for taxes and insurance, replacement reserves, and capital expenditures, all of the foregoing as reasonably determined by the Agent in a manner consistent with the procedures and methods utilized by the Agent in analyzing the financial information provided by Borrower prior to closing.

                  (v) "Consolidated Debt Service" shall mean (A) the sum of the aggregate actual principal and interest paid or payable respecting all Debt of Borrower and the Borrower's Subsidiaries (but excluding, for the purposes of this definition, (i) debt service with respect to the Securitized Notes, (ii) any Mandatory Principal Prepayments, and (iii) any voluntary principal prepayments under the Loan), on a consolidated basis, during the Calculation Period less (B) with respect to interest payments required with respect to the Loan, the amount paid to Borrower or the Agent pursuant to any Interest Rate Agreement relating to interest due during the subject Calculation Period.

            (b) Minimum Consolidated Debt Service Coverage. During the period commencing on the Closing Date through August 10, 2008, the Consolidated Debt Service Coverage for each Calculation Period determined on each Calculation Date shall be not less than 1.70:1. During the period commencing August 11, 2008 through the Initial Term (and during any Extended Term), the Consolidated Debt Service Coverage for each Calculation Period determined on each Calculation Date shall be not less than 2:1. The compliance with the Consolidated Debt Service Coverage covenant shall be tested by the Agent on the Calculation Date with results based upon the most recent Calculation Period results, as reasonably determined by the Agent in a manner consistent with the procedures and methods utilized by the Agent in analyzing the financial information provided by Borrower prior to Closing. If such Consolidated Debt Service Coverage covenant shall not be satisfied on any Calculation Date, the Borrower shall prepay a sufficient amount of principal outstanding on the

      Loan such that if such principal reduction had been made on the first day of the Calculation Period, the Consolidated Debt Service Coverage covenant would have been satisfied. It shall be an Event of Default if the Borrower fails to make such a prepayment not later than the first to occur of: (i) ten (10) Business Days after notice from Agent to the Borrower properly requesting the payment, or (ii) if the Borrower has failed to give Agent sufficient reports to enable the Agent to make the necessary calculations, forty-five (45) days following the applicable Calculation Date; provided the Borrower shall have an additional five (5) days to supply additional information to the Agent from the date the Agent notifies the Borrower that the initial reports have been deemed insufficient by the Agent.

            7.22.2 Consolidated Leverage Ratio. The quotient resulting from dividing (i) the sum of (1) Borrower's allocable share of the aggregate amount of all Debt respecting the Borrower's Investments and (2) the aggregate amount of T-Two's Debt (including, without limitation, the outstanding balance of the "NMLP Loan" and the "T-Two Loan" (as such quoted terms are defined in the Senior Secured Credit Facility Loan Agreement), but excluding the outstanding balance of the Securitized Notes) by (ii) the aggregate of (1) Aggregate Investment Capitalization of Borrower's allocable share of all the Borrower's Investments, plus (2) plus all cash and cash equivalents (excluding (A) any amounts contained in the Reinvestment Account but including (B) any amounts in excess of the Required T/I Amount (calculated for this purpose only based upon the projected leasing costs (as determined by the Agent) for the following twelve month period only) contained in the T/I Fund Account) of Borrower and the Borrower Subsidiaries (the "Consolidated Leverage Ratio"), all as reasonably determined by the Agent in a manner consistent with the procedures and methods utilized by the Agent in analyzing the financial information provided by Borrower prior to closing, shall at all times be less than the following during the relevant periods indicated:

--------------------------------------------------------------------------------
Relevant period                                   Consolidated Leverage Ratio
--------------------------------------------------------------------------------
Closing through August 10, 2006                   67.5%
--------------------------------------------------------------------------------
August 11, 2006  through August 10, 2007          65.0%
--------------------------------------------------------------------------------
August 11, 2007  through August 10, 2008          62.5%
--------------------------------------------------------------------------------
August 11, 2008 through  August 10, 2010,         60.0%
as may be  applicable during any Extended Term
--------------------------------------------------------------------------------

The compliance with the Consolidated Leverage Ratio covenant shall be tested by the Agent on the Calculation Date with results based upon the then current financial information, as reasonably determined solely by the Agent. If such Consolidated Leverage Ratio covenant shall not be satisfied on any Calculation Date, the Borrower shall prepay a sufficient amount of principal outstanding on the Loan such that if such principal reduction had been made on the Calculation Date, the Consolidated Leverage Ratio covenant would have been satisfied on such Calculation Date. It shall be an Event of Default if the Borrower fails to make such a prepayment not later than the first to occur of: (i) ten (10) Business Days after notice from the Agent to the Borrower properly requesting the payment, or (ii) if the Borrower has failed to give the Agent and each of the Lenders sufficient reports to enable the Agent to make the necessary calculations, forty-five (45) days following the applicable Calculation Date; provided the Borrower shall have an additional five (5) days to supply additional information to the Agent from the date the Agent notifies the Borrower that the initial reports have been deemed insufficient by the Agent.

            7.22.3 Minimum Liquidity. The sum of all of Borrower's and the Borrower's Subsidiaries Liquid Assets (excluding, however, (a) the Liquid Assets of any Borrower Subsidiary as to which there exists a default or event of default on any Mortgage Debt of such Borrower Subsidiary, and (b) any amounts contained in the Reinvestment Account) must at all times be at least $5,000,000.00, all of the foregoing as reasonably determined by the Agent in a manner consistent with the procedures and methods utilized by the Agent in analyzing the financial information provided by Borrower prior to Closing. Any amounts in excess of the Required T/I Amount (calculated for this purpose only based upon the projected leasing costs (as determined by the Agent) for the following twelve (12) month period only) contained in the T/I Fund Account shall be included in the calculation of the minimum required Liquid Assets. If such Minimum Liquidity shall not be satisfied on any date of testing, Borrower shall arrange for an infusion of Liquid Assets in an amount necessary to satisfy the requirements of this Section 7.22.3. It shall be an Event of default if Borrower fails to arrange for any required additional Liquid Assets not later than ten (10) Business Days after notice from Agent to the Borrower notifying the Borrower of the noncompliance.

            7.22.4 Minimum Consolidated Net Worth. Minimum Consolidated Net Worth shall at all times be equal to or greater $400,000,000.00. "Minimum Consolidated Net Worth" shall mean the consolidated net worth of Borrower and the Borrower Subsidiaries using the Aggregate Investment Capitalization for all Borrower's Investments, plus all cash and cash equivalents of Borrower and the Borrower Subsidiaries, less the allocable share of all liabilities respecting the Individual Properties (excluding the Securitized Notes), and of Borrower and the Borrower Subsidiaries, as reasonably determined by the Agent in a manner consistent with the procedures and methods utilized by the Agent in analyzing the financial information provided by Borrower prior to closing. The compliance with the Minimum Consolidated Net Worth covenant shall be tested by the Agent on each Calculation Date with results based upon the then current financial information, as reasonably determined by the Agent in a manner consistent with the procedures and methods utilized by the Agent in analyzing the financial information provided by Borrower prior to Closing. If such Minimum Consolidated Net Worth covenant shall not be satisfied on any Calculation Date, the Borrower shall prepay a sufficient amount of principal outstanding on the Loan such that if such principal reduction had been made on the Calculation Date the Minimum Consolidated Net Worth covenant would have been satisfied on such Calculation Date. It shall be an Event of Default if the Borrower fails to make such a prepayment not later than the first to occur of: (i) ten (10) Business Days after notice from Agent to the Borrower properly requesting the payment, or (ii) if the Borrower has failed to give Agent and each of the Lenders sufficient reports to enable Agent to make the necessary calculations, forty-five
      (45) days following the applicable Calculation Date; provided the Borrower shall have an additional five (5) days to supply additional information to the Agent from the date the Agent notifies the Borrower that the initial reports have been deemed insufficient by the Agent.

      7.23 Regarding T/I Fund Account. Without limiting the generality of the provisions of Section 7.8 hereof, the Borrower shall at all times maintain the T/I Fund Account and comply fully with the provisions of Section 7.1.28 of the Senior Loan Agreement, including, without limitation, concerning the Required T/I Amount and the provisions respecting withdrawal of funds from the T/I Fund Account only after the full amount of the Permitted T/I Debt has been incurred as and when provided therein; provided, however, that in the event that Borrower is no longer required to maintain the T/I Fund Account pursuant to the Senior Loan Agreement, then Borrower shall immediately (i) provide Agent with written notice of same and (ii) establish and maintain a T/I Fund Account with Agent upon the same terms and conditions as set forth in Section 7.1.28 of the Senior Loan Agreement and, in connection therewith, shall execute and deliver to Agent, on behalf of the Lenders, such other and further instruments, documents, and agreements as Agent shall determine necessary or appropriate.

      7.24 Office of Foreign Assets Control. No Loan Party is a person (i) whose property or interest in property is blocked or subject to blocking pursuant to
Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) who engages in any dealings or transactions prohibited by Section 2 of such executive order, or to the best of Borrowers' knowledge, is otherwise associated with any such person in any manner violative of Section 2, or (iii) on the current list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury's Office of Foreign Assets Control regulation or executive order.

      7.25 Patriot Act. To the extent required, each Loan Party is in compliance, in all material respects, with the (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other applicable enabling legislation or executive order relating thereto, and (ii) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001). To the best of each Loan Party's Knowledge, no part of the proceeds of the Loan will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

                                    ARTICLE 8

                               NEGATIVE COVENANTS

      The Borrower covenants and agrees that from the date hereof and so long as any Obligations remain outstanding hereunder, the Borrower shall not (and shall not, as applicable, suffer or permit the other Loan Parties and/or any other Borrower Subsidiaries to):

      8.1 No Changes to the Borrower. Without the prior written consent of the Agent, which consent will not be unreasonably withheld, after not less than thirty (30) days' prior written notice (with reasonable particularity of the facts and circumstances attendant thereto), the Borrower will not:(i) change its jurisdiction of organization, (ii) change its organizational structure or type,
(iii) change its legal name, or (iv) change the organizational number (if any) assigned by its jurisdiction of formation or its federal employer identification number (if any).

      8.2 Restrictions on Liens. Create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible, including, without limitation, the Individual Properties), whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable with recourse) or assign any right to receive income or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute, or grant rights with respect to, or otherwise encumber or create a security interest in, such property or assets (including, without limitation, any item of Collateral) or any portion thereof or any other revenues therefrom or the proceeds payable upon the sale, transfer or other disposition of such property or asset or any portion thereof, or permit or suffer any such action to be taken, except the following (singly and collectively, "Permitted Liens"):

            8.2.1 Liens created by the Loan Documents;

            8.2.2 Liens for taxes, assessments or other governmental charges not yet delinquent or which are being diligently contested in good faith and by appropriate proceedings, if (x) reasonable reserves in an amount not less than the tax, assessment or governmental charge being so contested shall have been established in a manner reasonably satisfactory to the Agent or deposited in cash (or cash equivalents) with the Agent to be held during the pendency of such contest, or such contested amount shall have been duly bonded in accordance with applicable law, (y) no risk of sale, forfeiture or loss of any interest in any Individual Property or any part thereof arises during the pendency of such contest and (z) such contest does not have and could not reasonably be expected to have a Material Adverse Effect;

            8.2.3 Liens in respect of property or assets imposed by law, which were incurred in the ordinary course of business and do not secure Debt, such as carriers', warehousemen's, materialmen's and mechanics' liens and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of any property or assets or have, and could not reasonably be expected to have, a Material Adverse Effect or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

            8.2.4 Liens existing as of the Closing Date in favor of the holders of the Subsidiary Debt;

            8.2.5 A Lien on an Individual Property or an Acquired Individual Asset which may be granted to secure Permitted Additional Debt;

            8.2.6 A Lien on a Borrower Subsidiary asset which may be granted to secure Permitted Debt; and

            8.2.7 To the extent that the Borrower or any Borrower Subsidiary or any Loan Party acquires any other asset, any Lien as to which the acquisition of such asset is subject.

      8.3 Consolidations, Mergers, Sales of Assets, Issuance and Sale of Equity.
(i) Dissolve, terminate, liquidate, consolidate with or merge with or into any other Person, (ii) issue, sell, lease, transfer or assign to any Persons or otherwise dispose of (whether in one transaction or a series of transactions) any portion of its assets (whether now owned or hereafter acquired), including, without limitation, any securities, membership or partnership interests, or other interests of any kind in any other Loan Party or Borrower Subsidiary, directly or indirectly (whether by the issuance of rights of, options or warrants for, or securities convertible into, any such security, membership or partnership interests or other interests of any kind), (iii) withdraw from or resign as general partner or managing member of any Person, including, without limitation, any withdrawal or resignation of: (x) the REIT as general partner of the Borrower, (iv) permit another Person to merge with or into it, (v) acquire all or substantially all the capital stock, membership or partnership interests or assets of any other Person, or (vi) take any action which could have the effect, directly or indirectly, of diluting the economic interest of any Loan Party in any other Loan Party or Borrower Subsidiary; except the following:

            8.3.1 Transfers pursuant to the Security Documents and other agreements in favor of Agent on behalf of the Lenders;

            8.3.2 Transfers pursuant to the Integrated Documents.

            8.3.3 Transfers or mergers to facilitate a Permitted Investment (to the extent required, the Agent shall release any security interest which it may have thereon to effectuate such transfer or merger);

            8.3.4 Mergers of any Other Partnership into a Borrower Subsidiary, so long as Borrower provides Agent with prior written notice of same as and when provided to Senior Agent.

            8.3.5 Mergers, consolidations, transfers and sales between and among Loan Parties of partnership interests, membership interests or capital stock, so long as after giving effect to any such merger, consolidation, transfer or sale, the Agent shall have a security interest, directly or through its security interest in the partnership interests, membership interests or capital stock of another Loan Party, in the partnership interests, membership interests or capital stock of each Borrower Subsidiary which is the survivor of such merger or consolidation or the recipient of such partnership interests, membership interests or capital stock transferred and/or sold, provided that in no event may any such merger, consolidation, transfer or sale cause a Change of Control or otherwise adversely affect the interests of the Agent and/or the Lenders, as determined solely by the Agent;

            8.3.6 Sales of any Individual Property or other Investment or the ownership interest of the Borrower in any Property Owner or, with the prior consent of the Agent; provided the Borrower submits to the Agent an Officer's Certificate reflecting a pro-forma calculation that such sale will not result in a failure to comply with any Financial Covenants considering the consequences of the sale;

            8.3.7 Sales or dispositions in the ordinary course of business of worn, obsolete or damaged items of personal property or fixtures which are suitably replaced (to the extent required, the Agent shall release any security interest which it may have thereon to effectuate such sale or disposition);

            8.3.8 Leases to the extent provided for herein;

            8.3.9 The issuance of equity interests in the Borrower or the Guarantor, provided no Change in Control shall occur; and

            8.3.10 Transactions, whether outright or as security, for which Agent's prior written consent has been obtained.

      8.4 Restrictions on Debt. (i) Create, incur or assume any Debt, (ii) enter into, acquiesce, suffer or permit any amendment, restatement or other modification of the documentation evidencing and/or securing any Debt under which it is an obligor, or (iii) increase the amount of any Debt existing as of the Closing Date; except with respect to the following (singly and collectively, "Permitted Debt"):

            8.4.1 The Obligations;

            8.4.2 The following Debt existing as of the Closing Date in the amount disclosed to the Agent hereunder:

                  (a) the Subsidiary Debt (none of which is recourse to the
            Borrower, except for the type of recourse obligation set forth in
            Section 8.4.3, below);

                  (b) Debt or Subsidiary Debt consisting of, and associated
            with, the Permitted T/I Debt, the Permitted Additional Debt, and the Permitted Refinance, so long as Borrower provides Agent with prior written notice of same as and when provided to Senior Agent.

                  (c) Debt in connection with loans between Borrower and a
            Borrower Subsidiary;

                  (d) Debt arising out of any payments required to be made by
            Borrower on account of the obligations of T-Two Partners, L.P. under the Senior Facility;

                  (e) Debt described in Schedule 8.4.2(e) annexed hereto;.

            8.4.3 With respect to any Debt incurred by any Borrower Subsidiary, obligations under (i) limited guaranties by the Borrower as to usual and customary exceptions to non-recourse provisions (e.g., fraud and misappropriation of funds) provided that such limited guaranties are evidenced by documentation approved by the Agent and (ii) indemnifications by the Borrower as to usual Hazardous Materials issues relating to the subject Individual Property provided that such indemnifications are evidenced by documentation customary for transactions of that type;

            8.4.4 Debt (which is non-recourse to the Borrower) incurred by any Borrower Subsidiary;

            8.4.5 Indebtedness incurred in the ordinary course of business under capitalized lease and for the purchase of goods or services which are payable, without interest, within thirty (30) days of billing; and

            8.4.6 Transactions, whether secured or unsecured, for which Agent's prior written consent has been obtained.

      Upon the incurrence of any such Debt by any Loan Party, the Agent shall review and, as necessary, adjust the Borrowing Base to reflect the incurrence of such Debt.

      8.5 Respecting Individual Properties. Permit or otherwise suffer to occur any event such that the representations and warranties of the Borrower set forth in Section 6.15 would be untrue or misleading in any material respect.

      8.6 Other Business. Enter into any line of business or make any material change in the nature of its business, purposes or operations, except as otherwise specifically permitted by this Agreement or the other Loan Documents.

      8.7 Change of Control. Permit or otherwise suffer to occur any Change of Control.

      8.8 Forgiveness of Debt. Cancel or otherwise forgive or release any Debt owed to it by any Person if such cancellation, forgiveness or release of such Debt would cause the Borrower to fail to comply with the Financial Covenants or have Loans outstanding in excess of the Borrowing Base unless otherwise approved by the Agent.

      8.9 Affiliate Transactions. On and after the Closing Date, enter into, or be a party to, any transaction with any Person who is an Affiliate of the Borrower, or any Borrower Subsidiary, or any Loan Party, except for transactions with terms consistent with arms length contracts with independent third parties.

      8.10 Amendments; Terminations of Related Documents. Enter into, acquiesce in, suffer or permit any amendment, restatement or other modification or termination of any of the Formation Documents, without the express prior written consent of the Agent.

      8.11 ERISA. Except for Code Section 401(k) plans, establish or be obligated to contribute to any Plan.

      8.12 Bankruptcy Filings. File a petition under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its assets or property.

      8.13 Investment Company. Become an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

      8.14 Holding Company. Become a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

      8.15 Use of Proceeds. Permit the proceeds of the Loan, or any other accommodation at any time made hereunder, to be used for any purpose which entails a violation of, or is inconsistent with, Regulation T, U or X of the Board of Governors of the Federal Reserve, or for any purpose other than those set forth in Section 1.3.

      8.16 Distributions. Authorize, declare, or pay any Distributions on behalf of the Borrower, except for Permitted Distributions or (ii) take any action which would amend, modify, or terminate any Distribution due, or the terms of any Formation Document relating to Distributions due, to the Borrower, or any Borrower Subsidiary. The term "Permitted Distributions" shall mean, so long as no Default or Event of Default exists and is continuing, or would be created thereby, subject to requirements set forth in Section 9.2, hereof, any Distributions by the Borrower, Borrower Subsidiaries, and the REIT in accordance with the respective Formation Documents of each.

      8.17 Restrictions on Investments. Make or permit to exist or to remain outstanding any Investment except which is or results in ("Permitted Investments"):

            8.17.1 marketable direct or guaranteed general obligations of the United States of America which mature within one year from the date of purchase;

            8.17.2 bank deposits, certificates of deposit and banker's acceptances, or other obligations in or of the Lenders or banks located within and chartered by the United States of America or a state and having assets of over $500,000,000.00; and

            8.17.3 the Borrower's Subsidiaries, subject in all instances to the terms of this Agreement;

            8.17.4 the Borrower's Investments;

            8.17.5 the acquisition of any asset related to the operation, ownership or management of the Individual Properties or any of the other assets of the Borrower or the Borrower Subsidiaries; and

            8.17.6 the acquisition of any asset related to real estate properties consistent with the existing Borrower's Investments and otherwise permitted to be acquired by the REIT in accordance with its organizational documents, including, without limitation, the acquisition of Acquired Individual Assets.

      8.18 Contracts of a Material or Significant Nature. Except for contracts otherwise complying with this Agreement, not enter into any other contracts, agreements or purchase orders which would involve the expenditure of more than $1,000,000.00 in any instance or $1,000,000.00 in the aggregate without Agent's prior written consent, which consent shall not be unreasonably withheld or delayed, but which consent may be conditioned upon a demonstration by the Borrower to Agent's reasonable satisfaction that the contract, agreement or purchase order is reasonable and that the Party entering into such contract has adequate resources to pay and perform the same.

      8.19 Negative Pledges, Etc. Enter into any agreement subsequent to the Closing Date (other than a Loan Document) which (a) prohibits the creation or assumption of any Lien upon any of the Collateral, including, without limitation, any hereafter acquired property, (b) specifically prohibits the amendment or other modification of this Agreement or any other Loan Document, or
(c) could reasonably be expected to have a Material Adverse Effect.

      8.20 Business Transactions. Conduct any business activities that relate, directly or indirectly, to the Property Owners, their properties or assets through any Person other than the Borrower and/or a Loan party, except pursuant to the structure of ownership existing as of the Closing Date and disclosed to the Agent.

                                    ARTICLE 9

                               SPECIAL PROVISIONS

      9.1 Legal Requirements. The Borrower, any Loan Party, or any Borrower Subsidiary may contest in good faith any claim, demand, levy or assessment under any Legal Requirements or taxes owed by any person or entity if: (i) the contest is based upon a material question of law or fact raised by such Person in good faith; (ii) such Person properly commences and thereafter diligently pursues the contest; (iii) the contest will not materially impair the ability to ultimately comply with the contested Legal Requirement should the contest not be successful; (iv) reasonable reserves in an amount necessary to undertake and pay for such contest and any corrective or remedial action then or thereafter reasonably likely to be necessary shall have been established in a manner satisfactory to the Agent or deposited in cash (or cash equivalents) with the Agent (unless otherwise held by Senior Agent) to be held during the pendency of such contest, or such contested amount shall have been duly bonded in accordance with applicable law; (v) if the contest relates to a Legal Requirement under Environmental Law, the conditions set forth in the Environmental Indemnity relating to such contests shall be satisfied; (vi) no risk of sale, forfeiture or loss of any interest in any Individual Property or any part thereof arises during the pendency of such contest; and (vii) such contest does not have and could not reasonably be expected to have a Material Adverse Effect.

      9.2 Distributions.

            9.2.1 Notice of Intention to Distribute. At least ten (10) Business Days prior to making any Distribution to its owners, the Borrower shall submit to Agent a written statement of its intent to make such Distribution accompanied by an Officer's Certificate reflecting a pro-forma calculation that the Borrower will be in compliance with the Financial Covenants after the proposed Distribution, together with such other documentation and information as Agent may reasonably require ("Notice of Intention to Distribute") in order to verify that the Borrower is entitled to make a Distribution as provided for herein.

            9.2.2 Current Information. Once Agent has received a Notice of Intention to Distribute and a Distribution has been made in accordance with the foregoing, subsequent Notices of Intention to Distribute submitted within the next twelve (12) months shall not require the submission of new financial information if the Borrower submits a sworn affidavit and unconditional representation that there have been no material adverse changes, unless Agent has a good faith basis for requiring the same.

      9.3 Limited Recourse Provisions.

            9.3.1 Borrower Fully Liable. The Borrower shall be fully liable for the Loan and the Obligations to each of the Lenders.

            9.3.2 Additional Matters. Nothing contained in this Section 9.3 or elsewhere shall: (i) limit the right of Agent or any of the Lenders to obtain injunctive relief or to pursue equitable remedies under any of the Loan Documents, excluding only any injunctive relief ordering payment of obligations by any Person or entity for which personal liability does not otherwise exist; or (ii) limit the liability of any attorney, law firm, accountant or other professional who or which renders or provides any written opinion or certificate to Agent or any of the Lenders in connection with the Loan even though such person or entity may be a member of the Borrower.

      9.4 Payment of Obligations. Upon the payment in full of the Obligations, in immediately available funds, including, without limitation, all unreimbursed costs and expenses of the Agent and of each Lender for which the Borrower is responsible, the Agent shall release any security and other collateral interests, including, without limitation, the Payment Direction Letters, rights of setoff and right to freeze granted to the Agent as provided for herein and under the other Loan Documents and shall execute and deliver such documents and termination statements as the Borrower or any other Loan Party reasonably requests to evidence such termination and release. However, such release by the Agent shall not be deemed to terminate or release any Person from any obligation or liability under the Loan Documents which specifically by its terms survives the payment in full of the Obligations.

                                   ARTICLE 10

                                EVENTS OF DEFAULT

      The following provisions deal with Default, Events of Default, notice, grace and cure periods, and certain rights of Agent following an Event of Default.

      10.1 Default and Events of Default. The term "Default" as used herein or in any of the other Loan Documents shall mean an Event of Default, or any fact or circumstance which constitutes, or upon the lapse of time, or giving of notice, or both, could constitute, an Event of Default. The occurrence of any of the following events, respectively, shall, subject to the giving of any notice or the expiration of any applicable grace period referred to in Section 10.2 without the cure thereof, constitute an "Event of Default" herein. Upon the occurrence of any Event of Default described in Sections 10.1.8, any and all Obligations shall become due and payable without any further act on the part of the Agent. Upon the occurrence of any other Event of Default, the Agent may declare any and all Obligations immediately due and payable. The occurrence and continuance of any Event of Default shall also constitute, without notice or demand, a default under all other agreements between the Agent and/or the Lenders and the Borrower and instruments and papers heretofore, now, or hereafter given the Agent and/or the Lenders by the Borrower.

            10.1.1 Failure to Pay the Loan. The failure by the Borrower to pay when due any principal of, interest on, or fees in respect of, the Loans.

            10.1.2 Failure to Make Other Payments. The failure by the Borrower to pay when due (or upon demand, if payable on demand) any payment respecting any Obligation other than any payment the Obligation on account of the principal of, or interest on, or fees in respect of, the Loans.

            10.1.3 Note, Letters of Credit, Security Documents, and Other Loan Documents. Any other default in the performance of any term or provision of the Note, the Letters of Credit, or of the Security Documents, or of any of the other Loan Documents, or a breach, or other failure to satisfy, any other term, provision, condition or warranty under the Note, Letters of Credit, the Security Documents, or any other Loan Document, regardless of whether any then undisbursed portion of the Loan is sufficient to cover any payment of money required thereby, and the specific grace period, if any, allowed for the default in question shall have expired without such default having been cured.

            10.1.4 Default under Other Agreements. The occurrence of any breach of any covenant or Obligation imposed by, or of any default under, any agreement (including any Loan Document) between the Agent and/or the Lenders and the Borrower, the other Loan Parties, and/or the Property Owners or instrument given by the Borrower and such Persons to the Agent and/or the Lenders in connection with the Facility and the expiry, without cure, of any applicable grace period (notwithstanding that the Agent and/or the Lenders may not have exercised all or any of its/their rights on account of such breach or default).

            10.1.5 Representations and Warranties. If any representation or warranty made by the Borrower or by any of the other Loan Parties or the Borrower Subsidiaries in the Loan Documents was untrue or misleading in a manner which could reasonably be expected to have a Material Adverse Effect.

            10.1.6 Affirmative Covenants. The breach of any covenant contained in ARTICLE 7 herein, including, without limitation, the Financial Covenants.

            10.1.7 Negative Covenants. The breach of any covenant contained in
      ARTICLE 8 herein.

            10.1.8 Financial Status and Insolvency.

                  (a) the Borrower shall: (i) admit in writing its inability to pay its debts generally as they become due; (ii) file a petition in bankruptcy or a petition to take advantage of any insolvency act;
            (iii) make an assignment for the benefit of creditors; (iv) consent to, or acquiesce in, the appointment of a receiver, liquidator or trustee of itself or of the whole or any substantial part of its properties or assets; (v) file a petition or answer seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Federal Bankruptcy laws or any other applicable law; (vi) have a court of competent jurisdiction enter an order, judgment or decree appointing a receiver, liquidator or trustee of the Borrower, or of the whole or any substantial part of the property or assets of the Borrower, and such order, judgment or decree shall remain unvacated or not set aside or unstayed for sixty (60) days; (vii) have a petition filed against it seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Federal Bankruptcy laws or any other applicable law and such petition shall remain undismissed for sixty (60) days; (viii) have, under the provisions of any other law for the relief or aid of debtors, any court of competent jurisdiction assume custody or control of the Borrower or of the whole or any substantial part of its property or assets and such custody or control shall remain unterminated or unstayed for sixty (60) days; or (ix) have an attachment or execution levied against any substantial portion of the property of the Borrower or against any substantial portion of the Collateral which is not discharged or dissolved by a bond within thirty (30) days; or

                  (b) any such event set forth in subsection (i) above shall occur with respect to any other Loan Party, unless such event does not result in a breach of the Financial Covenants or a required payment under Section 2.5.1(a).

            10.1.9 Loan Documents. If any Loan Document for any reason other than the satisfaction in full of all Obligations shall cease to be in full force and effect (other than in accordance with its terms), thereby preventing the Agent and/or the Lenders from obtaining the practical realization of the benefits thereof, or if any Loan Document shall be declared null and void or any Loan Party shall claim or declare any such Loan Document to no longer be in full force and effect or is null and void, or if the Liens and security interests purported to be created by any of the Loan Documents shall cease to be valid, perfected, first priority (except as otherwise expressly provided herein) security interests;

            10.1.10 Judgments. One or more judgments or decrees shall be entered against the Borrower or any other Loan Party or Borrower Subsidiary involving a liability (not paid or fully covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of sixty (60) consecutive days, and the aggregate amount of all such judgments exceeds $750,000.00;

            10.1.11 ERISA. (i) If any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code, any Plan shall have had or is likely to have a trustee appointed to administer such Plan, any Plan is, shall have been or is likely to be terminated or to be the subject of termination proceedings under ERISA, any Plan shall have an Unfunded Current Liability, a contribution required to be made to a Plan has not been timely made, the Borrower or any Borrower Subsidiary or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069,
      4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971, 4975 or 4980 of
      the Code, or the Borrower or any Borrower Subsidiary has incurred or is likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(l) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or employee pension benefit plans (as defined in


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

      Section 3(2) of ERISA) and any of the foregoing could have a Material Adverse Effect; (ii) if there shall result from any such event or events the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability which could have, or reasonably be expected to have, a Material Adverse Effect; or (iii) if which lien, security interest or liability, individually, and/or in the aggregate, in the opinion of the Agent could have, or reasonably be expected to have, a Material Adverse Effect.

            10.1.12 Change of Control. If a Change of Control shall occur.

            10.1.13 Indictment; Forfeiture. The indictment of, or institution of any legal process or proceeding against, the Borrower, any other Loan Party, and/or any Borrower Subsidiary under any applicable law where the relief, penalties, or remedies sought or available include the forfeiture of any property of the Borrower and/or any other such Person and/or the imposition of any stay or other order, the effect of which could reasonably be expected to have a Material Adverse Effect.

            10.1.14 Default Under Senior Facililty. The occurrence of any Default or Event of Default (regardless of how or if defined) under any one or more of the Senior Loan Documents, including, without limitation, a default by the Borrower in the performance of any term, provision or condition of the Senior Loan Agreement to be performed by the Borrower, or a breach, or other failure to satisfy, any other term provision, condition, covenant or warranty thereunder and such default remains uncured beyond any applicable specific grace period provided for therein.

            10.1.15 Default of Other Obligations. Any failure by the Borrower to pay at maturity, or within any applicable grace period, any obligation for borrowed money, or in respect of any capitalized lease, or any failure to observe or perform any material term, covenant or agreement contained in any agreement by which the Borrower is bound, evidencing or securing borrowed money, or in respect of any capitalized lease, such that the holder or holders thereof or of any obligations issued thereunder have accelerated the maturity thereof.

            10.1.16 Termination of Guaranty or the Borrower Consent. The termination or attempted termination of (i) any Guaranty by any Guarantor of the Obligations, or (ii) any Indemnification by any Indemnitor.

            10.1.17 Generally. A default by the Borrower in the performance of any term, provision or condition of this Agreement to be performed by the Borrower, or a breach, or other failure to satisfy, any other term provision, condition, covenant or warranty under this Agreement and such default remains uncured beyond any applicable specific grace period provided for in this Agreement, or as set forth in Section 10.2. below.

      10.2 Grace Periods and Notice. As to each of the foregoing events the following provisions relating to grace periods and notice shall apply:

            10.2.1 No Notice or Grace Period. Except for any grace or notice period specifically provided for in any referenced section of this Agreement, there shall be no grace period and no notice provision with respect to the payment of principal at maturity and no grace period and no notice provision with respect to defaults related to the voluntary filing of bankruptcy or reorganization proceedings or an assignment for the benefit of creditors, or with respect to a breach of warranty or representation as set forth in Section 10.1.5, or with respect to the breach of any of the affirmative covenants set forth in Sections 7.22.3 and 7.22.4.

            10.2.2 Nonpayment of Interest and Principal. As to the nonpayment of interest, installments of principal, and in connection with a Mandatory Principal Prepayment prior to maturity there shall be a ten (10) Business Day grace period without any requirement of notice from Agent.

            10.2.3 Other Monetary Defaults. All other monetary defaults shall have a five (5) Business Day grace period following notice from Agent.

            10.2.4 Nonmonetary Defaults.

                  (a) As to non-monetary default under Section 7.2, 7.5, 7.16, or 7.20, or with respect to the breach of any of the negative covenants set forth in Article 8, there shall be a ten (10) day grace period following notice from Agent of such default;

                  (b) As to non-monetary default under Section 7.15, there shall be a five (5) day grace period following notice from Agent of such default;

                  (c) As to any other non-monetary default, unless there is a specific shorter or longer grace period provided for in this Loan Agreement or in another Loan Document, there shall be a thirty (30) day grace period following notice from Agent or, if such default would reasonably require more than thirty (30) days to cure or remedy, such longer period of time not to exceed a total of ninety
            (90) days from Agent's notice as may be reasonably required so long as Borrower shall commence reasonable actions to remedy or cure the default within thirty (30) days following such notice and shall diligently prosecute such curative action to completion within such ninety (90) day period. However, where there is an emergency situation in which there is danger to person or property such curative action shall be commenced as promptly as possible. As to breaches of warranties and representations (other than those related to financial information) there shall be a thirty (30) day grace period following notice from Agent.

                                   ARTICLE 11

                                    REMEDIES

      11.1 Remedies. Upon the occurrence and during the continuance of an Event of Default, whether or not the indebtedness evidenced by the Notes and secured by the Security Documents shall be due and payable or Agent shall have instituted any foreclosure or other action for the enforcement of the Security Documents or the Notes, Agent may, and shall upon the direction of the Required Lenders, in addition to any other remedies which Agent may have hereunder or under the other Loan Documents, or otherwise, and not in limitation thereof, and in Agent's sole and absolute discretion:

                  11.1.1 Accelerate Debt. Agent may, and with the direction of the Required Lenders shall, declare the indebtedness evidenced by the Notes and secured by the Security Documents immediately due and payable (provided that in the case of a voluntary petition in bankruptcy filed by the Borrower or an involuntary petition in bankruptcy filed against the Borrower (after expiration of the grace period, if any, set forth in Section 10.1.8), such acceleration shall be automatic).

                  11.1.2 Terminate Commitments. If any Event of Default shall occur and be continuing, the Agent may, by notice to Borrower, terminate the obligation of the Lenders to fund Loans in respect of the then unfunded portion of the Facility, and, upon such notice being given, such obligation of the Lenders to make any further Loans in respect of the then unfunded portion of the Facility shall terminate immediately and the Lenders shall be relieved of all further obligations to make any Loans to Borrower.

                  11.1.3 Pursue Remedies. Agent may, and with the direction of the Required Lenders shall, pursue any and all remedies provided for hereunder, under any one or more of the other Loan Documents, and/or otherwise.

      11.2 Written Waivers. If a Default or an Event of Default is waived by the Required Lenders, in their sole discretion, pursuant to a specific written instrument executed by an authorized officer of Agent, the Default or Event of Default so waived shall be deemed to have never occurred.

      11.3 Power of Attorney. For the purpose of exercising the rights granted by this Article 11, as well as any and all other rights and remedies of Agent under the Loan Documents, the Borrower hereby irrevocably constitutes and appoints Agent (or any agent designated by Agent) its true and lawful attorney-in-fact, with full power of substitution, upon the occurrence and during the continuance of any Event of Default, to execute, acknowledge and deliver any instruments and to do and perform any acts in the name and on behalf of the Borrower. In connection with the foregoing power of attorney, the Borrower hereby grants unto the Agent (acting through any of its officers) full power to do any and all things after the occurrence and during the continuance of an Event of Default necessary or appropriate in connection with the exercise of such powers as fully and effectually as the Borrower might or could do, hereby ratifying all that said attorney shall do or cause to be done by virtue of this Agreement. The foregoing power of attorney shall not be affected by any disability or incapacity suffered by the Borrower and shall survive the same. All powers conferred upon the Agent by this Agreement, being coupled with an interest, shall be irrevocable until this Agreement is terminated by a written instrument executed by a duly authorized officer of the Agent.

                                   ARTICLE 12

                          SECURITY INTEREST AND SET-OFF

      12.1 Security Interest. The Borrower hereby grants to the Agent and each of the Lenders, a continuing lien, security interest and right of setoff as security for all of the Obligations to Agent and each of the Lenders, whether now existing or hereafter arising, upon and against all Depository Accounts, Accounts, deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Agent or any of the Lenders or any entity under the control of KeyBank, National Association and its successors and assigns, or in transit to any of them.

      12.2 Set-Off. After the occurrence and during the continuance of any Event of Default, any such Depository Accounts, Accounts, deposits, balances or other sums credited by or due from Agent, any affiliate of Agent or any of the Lenders, or from any such affiliate of any of the Lenders, to the Borrower may to the fullest extent not prohibited by applicable law at any time or from time to time, without regard to the existence, sufficiency or adequacy of any other collateral, and without notice or compliance with any other condition precedent now or hereafter imposed by statute, rule of law or otherwise, all of which are hereby waived, be set off, appropriated and applied by Agent against any or all of the Borrower's Obligations irrespective of whether demand shall have been made, in such manner as Agent in its sole and absolute discretion may determine. Within three (3) Business Days of making any such set off, appropriation or application, Agent agrees to notify the Borrower thereof, provided the failure to give such notice shall not affect the validity of such set off or appropriation or application. ANY AND ALL RIGHTS TO REQUIRE AGENT OR ANY OF THE LENDERS TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES A LOAN, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF SUCH BORROWER OR ANY GUARANTOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

      12.3 Application. Each of the Lenders agrees with each other Lender that with respect to this Agreement or under any other Loan Document (a) if an amount to be set off is to be applied to indebtedness of the Borrower or any other Loan Party to such Lender, other than the respective Obligations due to such Lender, such amount shall be applied ratably to such other indebtedness and to the Borrower's Obligations due to such Lender, and (b) if such Lender shall receive from the Borrower or any other Loan Party, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim due to such Lender by proceedings against the Borrower or any other Loan Party at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Obligations due to such Lender any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Borrower's Obligations due to all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the subject Obligations its proportionate payment as contemplated by this Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

      12.4 Right to Freeze. The Agent and each of the Lenders shall also have the right, at its option, upon the occurrence and during the continuance of any event which would entitle the Agent and each of the Lenders to set off or debit as set forth in Section 12.2, to freeze, block or segregate any such deposits, balances and other sums so that the Borrower may not access, control or draw upon the same.

      12.5 Additional Rights. The rights of Agent, the Lenders and each affiliate of Agent and each of the Lenders under this Article 12 are in addition to, and not in limitation of, other rights and remedies, including other rights of set off, which Agent or any of the Lenders may have.

                                   ARTICLE 13

                            THE AGENT AND THE LENDERS

      13.1 Appointment. KeyBank, National Association is hereby appointed as Agent hereunder and under each other Loan Document, and each Lender hereby irrevocably authorizes the Agent to act as agent for Lender and to take such actions as Lender is obligated or entitled to take under the provisions of this Agreement and the other Loan Documents. Agent agrees to act as such upon the express conditions contained in this Article in substantially the same manner that it would act in dealing with a loan held for its own account. Agent shall not have a fiduciary relationship with respect to any Lender by reason of this Agreement. The provisions of this ARTICLE 13 which do not expressly grant Borrower certain rights by direct reference to Borrower are solely for the benefit of the Agent and the Lenders, and Borrower shall not have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, the Agent shall act solely as agent of Lender and does not assume, and shall not be deemed to have assumed, any obligations toward or relationship of agency or trust with or for the Borrower, provided, however, that nothing contained in this ARTICLE 13 shall be deemed to release Agent or the Lenders from any of their obligations under this Agreement.

      13.2 Reliance on Agent. All acts of and communications by the Agent, as agent for the Lenders, shall be deemed legally conclusive and binding; and Borrower or any third party (including any court) shall rely on any and all communications or acts of the Agent with respect to the exercise of any rights or the granting of any consent, waiver or approval on behalf of a Lender in all circumstances where an action by such Lender is required or permitted pursuant to this Agreement or the provisions of any other Loan Document or by applicable law without the right or necessity of making any inquiry of any individual Lender as to the authority of Agent with respect to such matter. In no event shall any of the foregoing limit the rights or obligations of any Lender with respect to any other Lender pursuant to this ARTICLE 13.

      13.3 Powers. The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto or are otherwise necessary or desirable in connection with the administration of the Loan, and may exercise all other powers of Lender as are not made subject to the consent of the Required Lenders pursuant to Section 13.26.1 or to the consent of all Lenders pursuant to Section 13.26.2. Without limiting the foregoing, the Agent may consent to or execute easements, plats, dedications, release of minor portions of the collateral and similar documents. The Agent shall not be considered, or be deemed, a separate agent of the Lenders hereunder, but is, and shall be deemed, acting in its contractual capacity as Agent, exercising such rights and powers under the Loan Documents as are specifically delegated to the Agent or Agent is otherwise entitled to take hereunder. Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action except any action specifically provided by the Loan Documents to be taken by the Agent.

      13.4 Disbursements.

            13.4.1 At least two (2) Business Days (by 11:00 a.m. Eastern Time) prior to each date a disbursement of a Loan is to be made or a Letter of Credit to be issued hereunder pursuant to this Agreement (or at least two
      (2) LIBOR Business Days by 11:00 a.m. Eastern Time for any disbursements to be made at the Adjusted LIBOR Rate), the Agent shall notify each Lender of the proposed disbursement or issuance. Each Lender shall make available to Agent (or the funding Lender or entity designated by the Agent), the amount of such Lender's Percentage of such disbursement or issuance (with respect to such Lender, such amount being referred to herein as an "Advance") in immediately available funds not later than 11:00 a.m. Eastern Time on the date such disbursement is to be made (such date being referred to herein as a "Funding Date"). Unless the Agent shall have been notified by any Lender prior to such time for funding in respect of any Advance that such Lender does not intend to make available to the Agent such Lender's Advance, the Agent may assume that such Lender has made such amount available to the Agent and the Agent, in its sole discretion, may, but shall not be obligated to, make available to Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Agent by such Lender on or prior to the respective Funding Date, such Lender agrees to pay and Borrower agrees to repay to Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is paid or repaid to Agent, at (A) in the case of such Lender, the Federal Funds Effective Rate, and (B) in the case of Borrower, the interest rate applicable at the time to a disbursement made on such Funding Date. If such Lender shall pay to Agent such corresponding amount, such amount so paid shall constitute such Lender's Advance, and if both such Lender and Borrower shall have paid and repaid, respectively, such corresponding amount, Agent shall promptly return to Borrower such corresponding amount in same day funds. If any Lender declines to make available to Agent such Lender's advance as described above, so long as no Event of Default has occurred and is continuing, upon written demand of Borrower, the Borrower may require such Lender to sell and assign its entire interest in the Loans pursuant to Section 13.22 hereof to an Eligible Assignee, reasonably approved by Agent, upon payment by such Eligible Assignee of the entire par amount of such Lender's interest.

            13.4.2 Requests by the Agent for funding by the Lenders of disbursements of the Loan will be made by facsimile. Each Lender shall make its Advance available to the Agent in dollars and in immediately available funds to such Lender and account as the Agent may designate, not later than Noon Eastern Time on the Funding Date. Nothing in this Section
      13.4 shall be deemed to relieve any Lender of its obligation hereunder to make any Advance on any Funding Date, nor shall any Lender be responsible for the failure of any other Lender to perform its obligations to make any Advance hereunder, and the Commitment of any Lender shall not be increased or decreased as a result of the failure by any other Lender to perform its obligation to make any Advances hereunder.

            13.4.3 As soon as practical Agent will promptly forward to each Lender copies of any draw request documents and, if applicable, cause the Lender's Consultant to forward to each Lender a copy of the Lender's Consultant's most recent inspection. Delivery of the draw request documents and the Lender's Consultant's inspection report shall not be a condition to funding any Advance.

      13.5 Distribution and Apportionment of Payments.

            13.5.1 Subject to Section 13.5.4, payments actually received by Agent for the account of the Lenders shall be paid to them promptly after receipt thereof by Agent, but in any event within one (1) Business Day, provided that, if any such payments are not distributed to the Lenders within one (1) Business Day after Agent's receipt thereof, Agent shall pay to such Lenders interest thereon, at the lesser of (i) the Federal Funds Effective Rate and (ii) if the applicable payment represents repayment of a portion of the principal of the Loan, the rate of interest applicable to such portion of the Loan, from the date of receipt of such funds by Agent until such funds are paid in immediately available funds to such Lenders provided such funds are received by Agent not later than 11:00 A.M. Eastern Time on the date of receipt. All payments of principal and interest in respect of the Loan, all payments of the fees described in this Agreement (but not in any separate fee letter except to the extent expressly set forth therein), and all payments in respect of any other obligations of Borrower under the Loan Documents shall be allocated among such of Lenders as are entitled thereto, in proportion of their respective Percentages or otherwise as provided herein or in the other Loan Documents, as the case may be. The Agent shall distribute to each Lender at its primary address set forth herein or in its Assignment and Assumption, or at such other address as a Lender may request in writing, such funds as it may be entitled to receive, provided that the Agent shall in any event not be bound to inquire into or determine the validity, scope or priority of any interest or entitlement of any Lender and may suspend all payments and seek appropriate relief (including without limitation instructions from the Required Lenders, or all Lenders, as applicable, or an action in the nature of interpleader) in the event of any doubt or dispute as to any apportionment or distribution contemplated hereby. The order of priority herein is set forth solely to determine the rights and priorities of the Lenders as among themselves and may at any time or from time to time be changed by the Lenders as they may elect, in writing, without necessity of notice to or consent of or approval by Borrower. The Agent shall upon each distribution noted above promptly notify Borrower of such distribution and each Lender of the amounts so distributed to it applicable to principal of, and interest on, the proportionate share held by the applicable Lender. Each payment to the Agent by Borrower as noted in this Section shall constitute a payment by the Borrower to each Lender in the amount of such Lender's proportionate of such payment, and any such payment to the Agent shall not be considered outstanding for any purpose after the date of such payment by the Borrower to the Agent without regard to whether or when the Agent makes distribution thereof as provided above.

            13.5.2 Distribution of Liquidation Proceeds. Subject to the terms and conditions hereof, the Agent shall distribute all Liquidation Proceeds in the order and manner set forth below:

      First: To the Agent, towards any fees and any expenses for which the Agent is entitled to reimbursement under this Agreement or the other Loan Documents not theretofore paid to the Agent.

      Second: To all applicable Lenders in accordance with their proportional share based upon their respective Percentages until all Lenders have been reimbursed for all expenses which such Lenders have previously paid to the Agent and not theretofore paid to such Lenders.

      Third: Pro Rata to (a) all Lenders in accordance with their proportional share based upon their respective Percentages until all Lenders have been paid in full all principal and interest due to such Lenders under the Loan or otherwise respecting any Letter of Credit, with each Lender applying such proceeds for purposes of this Agreement against the outstanding principal balance and accrued and unpaid interest due to such Lender under the Loans or otherwise evidenced by the Notes in such fashion and priority as the Agent may direct, and (b) to the Agent in connection with any Interest Rate Protection Agreement (if any) or other hedging or protection arrangement entered into by the Borrower or any other party with the KeyBank, National Association with respect to the Loan.

      Fourth: To all applicable Lenders in accordance with their proportional share based upon their respective Percentages until all Lenders have been paid in full all other amounts due to such Lenders under the Loans including, without limitation, any costs and expenses incurred directly by such Lenders to the extent such costs and expenses are reimbursable to such Lenders by the Borrower under the Loan Documents.

      Fifth: To the Borrower or such third parties as may be entitled to claim Liquidation Proceeds.

            13.5.3 If a Lender (a "Defaulting Lender") defaults in making any Advance or paying any other sum payable by it hereunder, such sum together with interest thereon at the Default Rate from the date such amount was due until repaid (such sum and interest thereon as aforesaid referred to, collectively, as the "Lender Default Obligation") shall be payable by the Defaulting Lender (i) to any Lender(s) which elect, at their sole option (and with no obligation to do so), to fund the amount which the Defaulting Lender failed to fund or (ii) to Agent or any other Lender which under the terms of this Agreement is entitled to reimbursement from the Defaulting Lender for the amounts advanced or expended. Notwithstanding any provision hereof to the contrary, until such time as a Defaulting Lender has repaid the Lender Default Obligation in full, all amounts which would otherwise be distributed to the Defaulting Lender shall instead be applied first to repay the Lender Default Obligation (to be applied first to interest at the Default Rate and then to principal) until the Lender Default Obligation has been repaid in full (whether by such application or by cure by the Defaulting Lender), whereupon such Lender shall no longer be a Defaulting Lender. Any interest collected from Borrower on account of principal advanced by any Lender(s) on behalf of a Defaulting Lender shall be paid to the Lender(s) who made such advance and shall be credited against the Defaulting Lender's obligation to pay interest on the amount advanced at the Default Rate. If no other Lender makes an advance a Defaulting Lender failed to fund, a portion of the indebtedness of Borrower to the Defaulting Lender equal to the Lender Default Obligation shall be subordinated to the indebtedness of Borrower to all other Lenders and shall be paid only after the indebtedness of Borrower to all other Lenders is paid. The provisions of this Section shall apply and be effective regardless of whether an Event of Default occurs and is then continuing, and notwithstanding (i) any other provision of this Agreement to the contrary or (ii) any instruction of Borrower as to its desired application of payments. No Defaulting Lender shall have the right to vote on matters which are subject to the consent or approval of Required Lenders or all Lenders and while any Lender is a Defaulting Lender the requisite percentage of Lenders which constitutes the Required Lenders shall be calculated exclusive of the Percentage of the Defaulting Lender. The Agent shall be entitled to (i) withhold or set off, and to apply to the payment of the Lender Default Obligation any amounts to be paid to such Defaulting Lender under this Agreement, and (ii) bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the Lender Default Obligation and, to the extent such recovery would not fully compensate the Lenders for the Defaulting Lender's breach of this Agreement, to collect damages. In addition, the Defaulting Lender shall indemnify, defend and hold Agent and each of the other Lenders harmless from and against any and all claims, actions, liabilities, damages, costs and expenses (including attorneys' fees and expenses), plus interest thereon at the Default Rate, for funds advanced by Agent or any other Lender on account of the Defaulting Lender or any other damages such persons may sustain or incur by reason of or as a direct consequence of the Defaulting Lender's failure or refusal to abide by its obligations under this Agreement.

            13.5.4 At least five Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Lender, each Lender that is not incorporated under the laws of the United States of America, or a state thereof, agrees that it will deliver to each of the Agent and the Borrower two duly completed copies of United States Internal Revenue Service Form W-8 BEN or W-8 ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement and the Note without deduction or withholding of any United States federal income taxes. Each Lender which so delivers a Form W-8 BEN or W-8 ECI further undertakes to deliver to the Agent two additional copies of such form (or a successor form) on or before the date that such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent forms so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Agent, in each case certifying that such Lender is entitled to receive payments under this Agreement and the Note without deduction or withholding of any United States federal income taxes, unless any change in treaty, law or regulation has occurred after the initial delivery required by this Section 13.5.4 but prior to the date on which any such subsequent delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender advises the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax, provided, however, that if any such Lender so advises the Agent, Agent shall promptly notify Borrower thereof, and so long as no Event of Default has occurred and is continuing, upon written demand of Borrower, the Borrower may require such Lender to sell and assign its entire interest in the Loans pursuant to Section 13.22 hereof to an Eligible Assignee, reasonably approved by Agent, upon payment by such Eligible Assignee of the entire par amount of such Lender's interest.

      13.6 Agency Provisions Relating to Collateral.

            13.6.1 The Agent is hereby authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender, at any time and from time to time, to take any action with respect to any collateral for the Loans or any Loan Document which may be necessary to preserve and maintain such collateral or to perfect and maintain perfected the liens upon such collateral granted pursuant to this Agreement and the other Loan Documents.

            13.6.2 Except as provided in this Agreement, the Agent shall have no obligation whatsoever to any Lender or to any other person or entity to assure that any collateral exists or is owned by Borrower or is cared for, protected or insured or has been encumbered or that the liens granted herein or in any of the other Loan Documents or pursuant hereto or thereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority.

            13.6.3 Should the Agent commence any proceeding or in any way seek to enforce the Agent's or the Lenders' rights or remedies under the Loan Documents, irrespective of whether as a result thereof the Agent shall acquire title to any collateral, each Lender, upon demand therefor from time to time, shall contribute its share (based on its Percentage) of the reasonable costs and/or expenses of any such enforcement or acquisition, including, but not limited to, fees of receivers or trustees, court costs, title company charges, filing and recording fees, appraisers' fees and fees and expenses of attorneys to the extent not otherwise reimbursed by Borrower. Without limiting the generality of the foregoing, each Lender shall contribute its share (based on its Percentage) of all reasonable costs and expenses incurred by the Agent (including reasonable attorneys' fees and expenses) if the Agent employs counsel for advice or other representation (whether or not any suit has been or shall be filed) with respect to any collateral for the Loans or any part thereof, or any of the Loan Documents, or the attempt to enforce any security interest or lien on any collateral, or to enforce any rights of the Agent or the Lenders or any of Borrower's or any other party's obligations under any of the Loan Documents, but not with respect to any dispute between Agent and any other Lender(s). It is understood and agreed that in the event the Agent determines it is necessary to engage counsel for Lender from and after the occurrence of a Default or Event of Default, said counsel shall be selected by the Agent and written notice of such selection, together with a copy of such counsel's engagement letter and fee estimate, shall be delivered to the Lenders.

            13.6.4 In the event that all or any portion of the collateral for the Loans is acquired by the Agent as the result of the exercise of any remedies hereunder or under any other Loan Document, or is retained in satisfaction of all or any part of Borrower's obligations under the Loan Documents, title to any such collateral or any portion thereof shall be held in the name of the Agent or a nominee or subsidiary of Agent, as agent, for the ratable benefit of the Agent and the Lenders. The Agent shall prepare a recommended course of action for such collateral (the "Post-Default Plan"), which shall be subject to the approval of the Required Lenders. The Agent shall administer the collateral in accordance with the Post-Default Plan, and upon demand therefor from time to time, each Lender will contribute its share (based on its Percentage) of all reasonable costs and expenses incurred by the Agent pursuant to the Post-Default Plan, including without limitation, any operating losses and all necessary operating reserves. To the extent there is net operating income from such collateral, the Agent shall, in accordance with the Post-Default Plan, determine the amount and timing of distributions to Lenders. All such distributions shall be made to Lenders in accordance with their respective Percentages. In no event shall the provisions of this subsection or the Post-Default Plan require the Agent or any Lender to take an action which would cause such Lender to be in violation of any applicable regulatory requirements.

      13.7 Lender Actions Against Borrower or the Collateral. Each Lender agrees that it will not take any action, nor institute any actions or proceedings, against Borrower or any other person hereunder or under any other Loan Documents with respect to exercising claims against the Borrower or rights in any collateral without the consent of the Required Lenders. With respect to any action by the Agent to enforce the rights and remedies of the Agent and Lenders with respect to the Borrower and any collateral in accordance with the terms of this Agreement, each Lender hereby consents to the jurisdiction of the court in which such action is maintained.

      13.8 Assignment and Participation. No Lender shall be permitted to assign or sell all or any portion of its rights and obligations under this Agreement to Borrower or any Affiliate of Borrower.

      13.9 Ratable Sharing. Subject to Sections 13.4 and 13.5, Lenders agree among themselves that (i) with respect to all amounts received by them which are applicable to the payment of the Loan, equitable adjustment will be made so that, in effect, all such amounts will be shared among them ratably in accordance with their Percentages, whether received by voluntary payment, by the exercise of the right of set-off or bankers' lien, by counterclaim or cross action or by the enforcement of any or all of the Loan Documents or any collateral and (ii) if any of them shall by voluntary payment or by the exercise of any right of counterclaim, set-off, bankers' lien or otherwise, receive payment of a proportion of the aggregate amount of the Loans held by it which is greater than its Percentage of the payments on account of the Loan, the one receiving such excess payment shall purchase, without recourse or warranty, an undivided interest and participation (which it shall be deemed to have done simultaneously upon the receipt of such payment) in such obligations owed to the others so that all such recoveries with respect to such obligations shall be applied ratably in accordance with their Percentages; provided, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to that party to the extent necessary to adjust for such recovery, but without interest except to the extent the purchasing party is required to pay interest in connection with such recovery. Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.

      13.10 General Immunity. Neither Agent nor any of its directors, officers, agents or employees shall be liable to Borrower or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith, except for its or their own gross negligence or willful misconduct. In the absence of gross negligence, the Agent shall not be liable for any apportionment or distribution of payments made by it in good faith pursuant to Section 13.5, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due, but not made, shall be to recover from the recipients of such payments any payment in excess of the amount to which they are determined to have been entitled.

      13.11 No Responsibility for Loan, Recitals, Etc. Neither Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any use of the Loans; (ii) the performance or observance of any of the covenants or agreements of any party to any Loan Document; (iii) the satisfaction of any condition specified in this Agreement, except receipt of items purporting to be the items required to be delivered to any Agent; or (iv) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith, provided that the foregoing shall not release Agent from liability for its gross negligence or willful misconduct.

      13.12 Action on Instructions of Lenders. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by all the Lenders (or the Required Lenders, if such action may be directed hereunder by the Required Lenders), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of Lenders. Each Lender, severally to the extent of its Percentage, hereby agrees to indemnify Agent against and hold it harmless from any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action, provided that the foregoing shall not release Agent from liability for its gross negligence or willful misconduct.

      13.13 Employment of Agents and Counsel. The Agent may undertake any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be liable to Lenders, except as to money or securities received by them or their authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document.

      13.14 Reliance on Documents; Counsel. The Agent shall be entitled to rely upon any notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be an employee of Agent, provided that the foregoing shall not release the Agent from liability for its gross negligence or willful misconduct. Any such counsel shall be deemed to be acting on behalf of Lender in assisting the Agent with respect to the Loan, but shall not be precluded from also representing Agent in any matter in which the interests of Agent and the other Lenders may differ.

      13.15 Agent' Reimbursement and Indemnification. Lenders agree to reimburse and indemnify Agent ratably (i) for any amounts (excluding principal and interest on the Loans and loan fees) not reimbursed by Borrower for which Agent is entitled to reimbursement under the Loan Documents, (ii) for any other expenses incurred by Agent on behalf of Lender, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents, if not paid by Borrower, (iii) for any expenses incurred by Agent on behalf of Lender which may be necessary or desirable to preserve and maintain collateral or to perfect and maintain perfected the liens upon the collateral granted pursuant to this Agreement and the other Loan Documents, if not paid by Borrower, (iv) for any amounts and other expenses incurred by Agent on behalf of Lender in connection with any default by any Lender hereunder or under the other Loan Documents, if not paid by such Lender, and (v) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of Agent.


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

      13.16 Rights as a Lender. With respect to its Commitment, if any, Agent shall have the same rights, powers and obligations hereunder and under any other Loan Document as any Lender and may exercise such rights and powers as though it were not an Agent, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include Agent in its individual capacities. The Borrower and each Lender acknowledge and agree that Agent and/or its affiliates may accept deposits from, lend money to, hold other investments in, and generally engage in any kind of trust, debt, equity or other transaction or have other relationships, in addition to those contemplated by this Agreement or any other Loan Document, with Borrower or any of its affiliates in which Borrower or such affiliate is not restricted hereby from engaging with any other person.

      13.17 Lenders' Credit Decisions. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements and other information prepared by Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

      13.18 Notice of Events of Default. Should Agent receive any written notice of the occurrence of a default or Event of Default, or should the Agent send Borrower a notice of Default or Event of Default, the Agent shall promptly furnish a copy thereof to each Lender.

      13.19 Successor Agent.

            13.19.1 Notwithstanding anything contained in this Agreement to the contrary, KeyBank, National Association shall serve as Agent pursuant to this Agreement until the earlier to occur of the following (the "Resignation Event"): (a) the occurrence of an Event of Default, or (b) the date upon which the Facility is terminated. Following such a Resignation Event, Agent may resign from the performance of all its functions and duties hereunder at any time by giving at least thirty (30) days prior written notice to Lenders and Borrower. Such resignation shall take effect on the date set forth in such notice or as otherwise provided below. Such resignation by Agent as agent shall not affect its obligations hereunder, if any, as a Lender.

            13.19.2 Upon resignation by the Agent, or any successor Agent, the Required Lenders shall appoint a successor Agent with the consent of Borrower, which shall not be unreasonably withheld, conditioned or delayed (provided that no consent of Borrower shall be required if the successor Agent is also a Lender or if an Event of Default then exists). If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment within thirty (30) days after the retiring Agent's giving notice of resignation, then the retiring Agent may appoint a successor Agent with the consent of Borrower, which shall not be unreasonably withheld, conditioned or delayed (provided that no consent of Borrower shall be required if the successor Agent is also a Lender or if an Event of Default then exists). Upon the acceptance of any appointment as an Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the Agent and the Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents other than its liability, if any, for duties and obligations accrued prior to its retirement. After any retiring Agent's resignation hereunder as an Agent, the provisions of this ARTICLE 13 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as an Agent hereunder and under the other Loan Documents.


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

      13.20 Distribution by Agent. If in the opinion of the Agent distribution of any amount received by it in such capacity hereunder or under the Notes or under any of the other Loan Documents might involve any liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction or has been resolved by the mutual consent of all Lenders. In addition, the Agent may request full and complete indemnity, in form and substance satisfactory to it, prior to making any such distribution. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over to the same in such manner and to such persons as shall be determined by such court.

      13.21 Holders. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Agent. Any request, authority or consent of any person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

      13.22 Assignment and Participation. Each Lender shall have the right to assign, transfer, sell, negotiate, pledge or otherwise hypothecate this Agreement and any of its rights and security hereunder and under the other Loan Documents to any other Eligible Assignee with the prior written consent of the Agent and with the prior written consent of Borrower, which consents by the Agent and the Borrower shall not be unreasonably withheld, conditioned or delayed (provided that, in the case of the Borrower, such consent shall not be required if a Default or Event of Default shall have occurred and be continuing and provided, further, such consent shall not be required from either the Agent or the Borrower in connection with any assignment as to which (a) the assignee is an existing Lender (other than a Defaulting Lender) or (b) an Affiliate or a Related Fund of the assigning Lender)); provided, however, that (i) the parties to each such assignment shall execute and deliver to Agent, for its approval and acceptance, an Assignment and Assumption in form and substance satisfactory to the Agent and substantially in the form set forth in Exhibit B attached hereto,
(ii) each such assignment shall be of a constant, and not a varying, percentage of the assigning Lender's rights and obligations under this Agreement, (iii) unless the Agent and, so long as no Event of Default exists, Borrower otherwise consent, the aggregate amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment shall in no event be less than One Million Dollars ($1,000,000.00), provided, however, that such minimum amount shall not apply if either (x) the assignee is an Affiliate or Related Fund of the Assigning Lender or (y) the Lender is assigning its entire remaining interest in the Loan, (iv) the Agent shall receive from the assigning Lender a processing fee of Three Thousand Five Hundred Dollars ($3,500.00), provided, however, that such fee shall not apply if the assignee is an Affiliate or


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

Related Fund of the Assigning Lender, and (v) if the assignment is less than the assigning Lender's entire interest in the Loan, the assigning Lender must retain at least a One Million Dollar ($1,000,000.00) interest in the Loan, provided that such minimum shall not apply if the assignee is an Affiliate or Related Fund of the assigning Lender. The Agent may designate any Eligible Assignee accepting an assignment of a specified portion of the Loans to be a Co-Agent, an "Arranger" or similar title, but such designation shall not confer on such Assignee the rights or duties of the Agent. Upon such execution, delivery, approval and acceptance, and upon the effective date specified in the applicable Assignment and Assumption, (a) the Eligible Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Assumption, have the rights and obligations of a Lender hereunder and under the other Loan Documents, and Borrower hereby agrees that all of the rights and remedies of Lenders in connection with the interest so assigned shall be enforceable against Borrower by such Eligible Assignee with the same force and effect and to the same extent as the same would have been enforceable but for such assignment, and (b) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Assumption, relinquish its rights and be released from its obligations hereunder and thereunder thereafter accruing.

            13.22.1 By executing and delivering an Assignment and Assumption, the assigning Lender thereunder and the Eligible Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) except as provided in such Assignment and Assumption, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document or any other instrument or document furnished in connection therewith; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under any Loan Document or any other instrument or document furnished in connection therewith; (iii) such Eligible Assignee confirms that it has received a copy of this Agreement together with such financial statements, Loan Documents and other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into the Assignment and Assumption and to become a Lender hereunder; (iv) such Eligible Assignee will, independently and without reliance upon Agent, the assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such Eligible Assignee appoints and authorizes the Agent to take such action as the Agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto; and (vi) such Eligible Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

            13.22.2 Agent shall maintain a copy of each Assignment and Assumption delivered to and accepted by it and shall record in its records the names and address of each Lender and the Commitment of, and Percentage of the Loans owing to, such Lender from time to time. Borrower, the Agent and Lenders may treat each entity whose name is so recorded as a Lender hereunder for all purposes of this Agreement.

            13.22.3 Upon receipt of an Assignment and Assumption executed by an assigning Lender and an Eligible Assignee, Agent shall, if such Assignment and Assumption has been properly completed and consented to if required herein, accept such Assignment and Assumption, and record the information contained therein in its records, and the Agent shall use its best efforts to give prompt notice thereof to Borrower (provided that neither the Agent nor the Lenders shall be liable for any failure to give such notice).

            13.22.4 Borrower shall use reasonable efforts to cooperate with Agent and each Lender in connection with the assignment of interests under this Agreement or the sale of participations herein which shall be at no cost to the Borrower.

            13.22.5 Anything in this Agreement to the contrary notwithstanding, and without the need to comply with any of the formal or procedural requirements of this Agreement, including this Section, any Lender may at any time and from time to time pledge and assign all or any portion of its rights under all or any of the Loan Documents to a Federal Reserve Bank or, in the case of a Lender which is a fund, to any holders of obligations owed or securities issued by such Lender or any trustee for or other representatives of such holders; provided that no such pledge or assignment shall release such Lender from its obligations hereunder. To facilitate any such pledge or assignment, the Agent shall, at the request of such Lender, enter into a letter agreement with the Federal Reserve Bank in, or substantially in, the form of the exhibit to Appendix C to the Federal Reserve Bank of New York Operating Circular No. 12.

            13.22.6 Anything in this Agreement to the contrary notwithstanding, any Lender may assign all or any portion of its rights and obligations under this Agreement to another branch or affiliate of such Lender without first obtaining the approval of any Agent or the Borrower, provided that
      (i) such Lender remains liable hereunder unless the Borrower and Agent shall otherwise agree, (ii) at the time of such assignment such Lender is not a Defaulting Lender, (iii) such Lender gives the Agent and Borrower at least fifteen (15) days' prior written notice of any such assignment; (iv) the parties to each such assignment execute and deliver to Agent an Assignment and Assumption, and (v) the Agent receives from the assigning Lender a processing fee of One Thousand Five Hundred Dollars ($1,500).

            13.22.7 Each Lender shall have the right, without the consent of the Borrower, to sell participations to one or more Eligible Assignees, or an Affiliate or Related Fund of the assigning Lender, in or to all or a portion of its rights and obligations under the Facility and the Loan Documents; provided, however, that (i) such Lender's obligations under this Agreement (including without limitation its Commitment to Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations (iii) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and with regard to any and all payments to be made under this Agreement and (iv) the holder of any such participation shall not be entitled to voting rights under this Agreement or the other Loan Documents (but such holder may contract with the Lender selling such Eligible Assignee its interest in such Lender's share of the Facility as to voting of such Lender's interest under Section 13.26.2 but not under any other section of this Agreement, provided that any such agreement by a Lender shall bind only such Lender alone and not Borrower, the other Lenders or the Agent).

            13.22.8 No Eligible Assignee of any rights and obligations under this Agreement shall be permitted to subassign such rights and obligations. No participant in any rights and obligations under this Agreement shall be permitted to sell subparticipations of such rights and obligations.

            13.22.9 Borrower acknowledges and agrees that Lenders may provide to any assignee or participant originals or copies of this Agreement, any other Loan Document and any other documents, instruments, certificates, opinions, insurance policies, letters of credit, reports, requisitions and other materials and information of every nature or description, and may communicate all oral information, at any time submitted by or on behalf of Borrower or received by any Lender in connection with the Facility or with respect to Borrower, provided that prior to any such delivery or communication, such Eligible Assignees or participants shall agree to preserve the confidentiality of any of the foregoing to the same extent that such Lender agreed to preserve such confidentiality. In order to facilitate assignments to Eligible Assignees and sales to Eligible Assignees, Borrower shall execute such further documents, instruments or agreements as Lenders may reasonably require; provided, that Borrower shall not be required (i) to execute any document or agreement which would materially decrease its rights, or materially increase its obligations, relative to those set forth in this Agreement or any of the other Loan Documents (including financial obligations, personal recourse, representations and warranties and reporting requirements), or (ii) to expend more than incidental sums of money or incidental administrative time for which it does not receive reasonable reimbursement in order to comply with any requests or requirements of any Lender in connection with such assignment or sale arrangement. In addition, Borrower agrees to reasonably cooperate fully with Lenders in the exercise of Lenders' rights pursuant to this Section, including providing such information and documentation regarding Borrower as any Lender or any potential Eligible Assignee may reasonably request and to meet with potential Eligible Assignees in Borrower's offices.

      13.23 Several Liability. Anything contained in this Agreement to the contrary notwithstanding, the obligations of each Lender to Borrower under this Agreement are several and not joint and several; each Lender shall only be obligated to fund its Percentage of each disbursement to be made hereunder up to the amount of its Commitment. Failure of any Lender to fulfill its obligations hereunder shall not result in any other Lender becoming obligated to advance more than its Commitment, nor shall such failure release or diminish the obligations of any other Lender to fund its Commitment provided herein. During any time, and only during such time, as Agent is the sole Lender and has not assigned any portion or portions of its interest in the Loans to another Lender pursuant to an Assignment and Assumption Agreement, Agent in its individual capacity shall be liable for all of the obligations of the Lender under this Agreement and the other Loan Documents. From and after the date that Agent as the sole Lender assigns any portion or portions of its interest in the Loans to another Lender pursuant to an Assignment and Assumption Agreement, then Agent shall act as the Agent on behalf of itself as a Lender and the other Lenders.


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

      13.24 Miscellaneous Assignment Provisions. Any assigning Lender shall retain its rights to be indemnified pursuant to Section 7.19 with respect to any claims or actions arising prior to the date of such assignment. If any assignee Lender is not incorporated under the laws of the United States of America or any state thereof, it shall prior to the date on which any interest or fees are payable hereunder or under any of the other Loan Documents for its account, deliver to the Borrower and the Agent certification as to its exemption from deduction or withholding of any United States federal income taxes.

      13.25 Assignment by Borrower. The Borrower shall not assign or transfer any of its rights or obligations under any of the Loan Documents.

      13.26 Consents and Approvals.

            13.26.1 Each of the following shall require the approval or consent of the Required Lenders:

                  (a) The exercise by Agent and/or Lenders of any rights and remedies under the Loan Documents following an Event of Default, provided that absent any direction from the Required Lenders, Agent may exercise any right or remedy under the Loan Documents as Agent may determine in good faith to be necessary or appropriate to protect the Lenders or the collateral securing the Loan;

                  (b) Appointment of a successor Agent;

                  (c) Approval of Post-Default Plan (defined in Section 13.6.4);
            and

                  (d) Except as referred to in Section 13.26.2 below, approval of any amendment or modification of this Agreement or any of the other Loan Documents, or issuance of any waiver of any material provision of this Agreement or any of the other Loan Documents;

            13.26.2 Each of the following shall require the approval or consent of all the Lenders:

                  (a) Extension of the Maturity (beyond any extension permitted herein) or forgiveness of all or any portion of the principal amount of the Loan or any accrued interest thereon, or any other amendment of this Agreement or the other Loan Documents which would reduce the interest rate options or the rate at which fees are calculated or forgive any loan fee, or extend the time of payment of any principal, interest or fees;

                  (b) Reduction of the percentage specified in the definition of
            Required Lenders;

                  (c) Increasing the amount of the Facility or any
            non-consenting Lender's Commitment;

                  (d) Release of any lien on any material collateral (except as
            Borrower is entitled to under the Loan Documents and/or under the Senior Loan Documents);

                  (e) The release or forgiveness of any Guarantor;

                  (f) Amendment of the provisions of this Section 13.26;

                  (g) Amendment of the Mandatory Prepayment Events;

                  (h) Modification of Section 13.5.2 on the distribution of
            Liquidation Proceeds; and

                  (i) Amendment of what or how much is allowed as (i) Permitted
            Liens on the Individual Properties or any other Collateral for the Loan, (ii) Permitted Debt or (iii) Permitted Refinance.

            13.26.3 In addition to the required consents or approvals referred to in Sections 13.26.1 and 13.26.2 above, the Agent may at any time request instructions from the Required Lenders with respect to any actions or approvals which, by the terms of this Agreement or of any of the Loan Documents, the Agent is permitted or required to take or to grant without instructions from any Lenders, and if such instructions are promptly requested, the Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever for refraining from taking any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the Required Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders or, where applicable, all Lenders. The Agent shall promptly notify each Lender at any time that the Required Lenders have instructed the Agent to act or refrain from acting pursuant hereto.

            13.26.4 Each Lender authorizes and directs the Agent to enter into the Loan Documents other than this Agreement for the benefit of the Lenders. Each Lender agrees that any action taken by the Agent at the direction or with the consent of the Required Lenders in accordance with the provisions of this Agreement or any other Loan Document, and the exercise by the Agent at the direction or with the consent of the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders, except for actions specifically requiring the approval of all Lenders. All communications from the Agent to the Lenders requesting Lenders' determination, consent, approval or disapproval (i) shall be given in the form of a written notice to each Lender, (ii) shall be accompanied by a description of the matter or item as to which such determination, approval, consent or disapproval is requested, or shall advise each Lender where such matter or item may be inspected, or shall otherwise describe the matter or issue to be resolved, (iii) shall include, if reasonably requested by a Lender and to the extent not previously provided to such Lender, written materials and a summary of all oral information provided to the Agent by Borrower in respect of the matter or issue to be resolved, and (iv) shall include the Agent's recommended course of action or determination in respect thereof. Each Lender shall reply promptly, but in any event within ten (10) Business Days after receipt of the request therefor from the Agent (the "Lender

      Reply Period"). Unless a Lender shall give written notice to the Agent that it objects to the recommendation or determination of the Agent (together with a written explanation of the reasons behind such objection) within the Lender Reply Period, such Lender shall be deemed to have approved of or consented to such recommendation or determination. With respect to decisions requiring the approval of the Required Lenders or all Lenders, the Agent shall upon receiving the required approval or consent follow the course of action or determination recommended to the Lenders by the Agent or such other course of action recommended by the Required Lenders. Where this Loan Agreement or any other Loan Document requires that Borrower deliver any documentation to Agent or any Lenders, the Borrower shall deliver the same to Agent and Agent shall promptly deliver copies of the same to each of the Lenders.

      13.27 Arranger. Notwithstanding the provisions of this Agreement or of the other Loan Documents, the Arranger shall have no powers, rights, duties, responsibilities or liabilities with respect to this Agreement and the other Loan Documents. To the extent requested by the Agent, the Arranger has coordinated, or will coordinate, the initial syndication of the Facility and the assignment of interests in the Facility.

                                   ARTICLE 14

                               GENERAL PROVISIONS

      14.1 Notices. Any notice or other communication in connection with this Loan Agreement, the Note, the Letters of Credit, the Security Documents, or any of the other Loan Documents, shall be in writing, and (i) deposited in the United States Mail, postage prepaid, by registered or certified mail, or (ii) hand delivered by any commercially recognized courier service or overnight delivery service such as Federal Express, or (iii) sent by facsimile transmission if a FAX Number is designated below addressed:

      If to the Borrower:

                    NEWKIRK MASTER LIMITED PARTNERSHIP
                    Two Jericho Plaza, Wing A, Suite 111
                    Jericho, New York 11753
                    Attention: Peter Braverman, President
                    FAX Number: (516) 433-2777

                    And

                    NEWKIRK MASTER LIMITED PARTNERSHIP
                    7 Bulfinch Place, Suite 500, P.O. Box 9507
                    Boston, Massachusetts 02114
                    Attention: Carolyn Tiffany, Chief Operating Officer FAX Number: (617) 570-4710

      with copies by regular mail or such hand delivery or facsimile transmission to:

                    Post Heymann & Koffler LLP
                    Two Jericho Plaza, Wing A, Suite 111
                    Jericho, New York 11753
                    Attention: David J. Heymann, Esquire
                    FAX Number: (516) 433-2777

      If to Agent:

                    KEYBANK, NATIONAL ASSOCIATION
                    127 Public Square
                    Cleveland, Ohio 44114
                    Attention:
                    FAX Number:

                    And

                    KEYBANK, NATIONAL ASSOCIATION
                    225 Franklin Street
                    Boston, Massachusetts 02110
                    Attention: Mr. Jeffry M. Morrison
                    FAX Number: 617 385-6293

      with copies by regular mail or such hand delivery or facsimile transmission to:

                    Riemer & Braunstein LLP
                    Three Center Plaza
                    Boston, Massachusetts 02108
                    Attention: Kevin J. Lyons, Esquire
                    FAX Number: (617) 880-3433

      If to LENDERS:

                    KEYBANK NATIONAL ASSOCIATION
                    127 Public Square
                    Cleveland, Ohio 44114
                    Attention:
                    FAX Number:

                    And

                    KEYBANK NATIONAL ASSOCIATION
                    225 Franklin Street
                    Boston, Massachusetts 02110
                    Attention: Mr. Jeffry M. Morrison
                    FAX Number: 617 385-6293

      with copies by regular mail or such hand delivery or facsimile transmission to:

                    Riemer & Braunstein LLP
                    Three Center Plaza
                    Boston, Massachusetts 02108
                    Attention: Kevin J. Lyons, Esquire
                    FAX Number: (617) 692-3433

If to any other Lender, to the addresses set forth on the signature page or to such addresses as set forth in the Assignment and Acceptance.

      Any such addressee may change its address for such notices to such other address in the United States as such addressee shall have specified by written notice given as set forth above. All periods of notice shall be measured from the deemed date of delivery.

      A notice shall be deemed to have been given, delivered and received for the purposes of all Loan Documents upon the earliest of: (i) if sent by such certified or registered mail, on the third Business Day following the date of postmark, or (ii) if hand delivered at the specified address by such courier or overnight delivery service, when so delivered or tendered for delivery during customary business hours on a Business Day, or (iii) if so mailed, on the date of actual receipt as evidenced by the return receipt, or (iv) if so delivered, upon actual receipt, or (v) if facsimile transmission is a permitted means of giving notice, upon receipt as evidenced by confirmation.

      14.2 Limitations on Assignment. The Borrower may not assign this Agreement or the monies due thereunder without the prior written consent of all of the Lenders in each instance, but in such event Lenders may nevertheless at their option make the Loans under this Agreement to the Borrower or to those who succeed to the title of the Borrower and all sums so advanced by Lenders shall be deemed a Loan under this Agreement and not to be modifications thereof and shall be secured by all of the Collateral for the subject's Borrower's Obligations given at any time in connection herewith.

      14.3 Further Assurances. The Borrower shall upon request from Agent from time to time execute, seal, acknowledge and deliver such further instruments or documents which Agent may reasonably require to better perfect and confirm its rights and remedies hereunder, under the Notes, under the Security Documents and under each of the other Loan Documents.

      14.4 Payments. All payments under the Note shall be applied first to the payment of all fees, expenses and other amounts due to the Agent (excluding principal and interest) and, to the extent reimbursement is provided for herein, the Lenders, then to accrued interest, and the balance on account of outstanding principal under the Note; provided, however, that after an Event of Default, Liquidation Proceeds will be applied to the Obligations of the Borrower to Agent and the Lenders as otherwise provided for herein.

      14.5 Parties Bound. The provisions of this Agreement and of each of the other Loan Documents shall be binding upon and inure to the benefit of the Borrower, the Agent and each of the Lenders and their respective successors and assigns, except as otherwise prohibited by this Agreement or any of the other Loan Documents.

      This Agreement is a contract by and among the Borrower, the Agent and each of the Lenders for their mutual benefit, and no third person shall have any right, claim or interest against either Agent, any of the Lenders or the Borrower by virtue of any provision hereof.

      14.6 Governing Law; Consent to Jurisdiction; Mutual Waiver of Jury Trial.

            14.6.1 Substantial Relationship. It is understood and agreed that all of the Loan Documents were negotiated, executed and delivered in The Commonwealth of Massachusetts, which Commonwealth the parties agree has a substantial relationship to the parties and to the underlying transactions embodied by the Loan Documents.

            14.6.2 Place of Delivery. The Borrower agrees to furnish to Agent at the Agent's office in Boston, Massachusetts all further instruments, certifications and documents to be furnished hereunder.

            14.6.3 Governing Law. This Agreement and each of the other Loan Documents shall in all respects be governed, construed, applied and enforced in accordance with the internal laws of The Commonwealth of Massachusetts without regard to principles of conflicts of law.

            14.6.4 Consent to Jurisdiction. The Borrower hereby consents to personal jurisdiction in any state or Federal court located within The Commonwealth of Massachusetts.

            14.6.5 JURY TRIAL WAIVER. THE BORROWER, AGENT, AND EACH OF THE LENDERS MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON THIS LOAN AGREEMENT, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LOAN AGREEMENT OR ANY OTHER LOAN DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF AGENT OR ANY LENDER RELATING TO THE ADMINISTRATION OF THE LOAN OR ENFORCEMENT OF THE LOAN DOCUMENTS, AND AGREE THAT NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EXCEPT AS PROHIBITED BY LAW, EACH PARTY HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, INDIRECT, SPECULATIVE, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. THE BORROWER CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT AGENT OR ANY LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THE TRANSACTIONS CONTEMPLATED HEREBY.

      14.7 Survival. All representations, warranties, covenants and agreements of the Borrower, or a Loan Party, herein or in any other Loan Document, or in any notice, certificate, or other paper delivered by or on behalf of the Borrower or a Loan Party pursuant hereto are significant and shall be deemed to have been relied upon by Agent and each of the Lenders notwithstanding any investigation made by Agent or any of the Lenders or on its behalf and shall survive the delivery of the Loan Documents and the making of the Loans pursuant thereto. No review or approval by Agent or the Lenders or any of their representatives, of any opinion letters, certificates by professionals or other item of any nature shall relieve the Borrower or anyone else of any of the obligations, warranties or representations made by or on behalf of Borrower or a Loan Party, or any one or more of them, under any one or more of the Loan Documents.

      14.8 Cumulative Rights. All of the rights of Agent and the Lenders hereunder and under each of the other Loan Documents and any other agreement now or hereafter executed in connection herewith or therewith, shall be cumulative and may be exercised singly, together, or in such combination as Agent may determine in its sole good faith judgment.

      14.9 Claims Against Agent or Lenders.

            14.9.1 Borrower Must Notify. The Agent and each of the Lenders shall not be in default under this Agreement, or under any other Loan Document, unless a written notice specifically setting forth the claim of the Borrower shall have been given to Agent and each of the Lenders within thirty (30) days after the subject Borrower first had actual Knowledge or actual notice of the occurrence of the event which Borrower alleges gave rise to such claim and Agent or any of the Lenders does not remedy or cure the default, if any there be, with reasonable promptness thereafter. Such actual Knowledge or actual notice shall refer to what was actually known by, or expressed in a written notification furnished to, any of the persons or officials referred to in Exhibit D as Authorized Representatives.

            14.9.2 Remedies. If it is determined by the final order of a court of competent jurisdiction, which is not subject to further appeal, that Agent or any of the Lenders has breached any of its obligations under the Loan Documents and has not remedied or cured the same with reasonable promptness following notice thereof, Agent's and each of the Lenders' responsibilities shall be limited to: (i) where the breach consists of the failure to grant consent or give approval in violation of the terms and requirements of a Loan Document, the obligation to grant such consent or give such approval and to pay the Borrower's reasonable costs and expenses including, without limitation, reasonable attorneys' fees and disbursements in connection with such court proceedings; and (ii) the case of any such failure to grant such consent or give such approval, or in the case of any other such default by Agent or any of the Lenders, where it is also so determined that Agent or any of the Lenders acted in bad faith, the payment of any actual, direct, compensatory damages sustained by the Borrower as a result thereof plus the Borrower's reasonable costs and expenses, including, without limitation, reasonable attorneys' fees and disbursements in connection with such court proceedings.

            14.9.3 Limitations. In no event, however, shall Agent and each of the Lenders be liable to the Borrower or to any Loan Party or anyone else for other damages such as, but not limited to, indirect, speculative, special, exemplary, punitive or consequential damages whatever the nature of the breach by Agent or any of the Lenders of its obligations under this

      Loan Agreement or under any of the other Loan Documents. In no event shall Agent or any of the Lenders be liable to the Borrower or to any Loan Party or anyone else unless a written notice specifically setting forth the claim of the Borrower shall have been given to Agent and each of the Lenders within the time period specified above.

      14.10 Regarding Consents. Except to the extent expressly provided herein, any and all consents to be made hereunder by the Agent, Required Lenders, or Lenders shall be in the discretion of the Party to whom consent rights are given hereunder.

      14.11 Obligations Absolute. Except to the extent prohibited by applicable law which cannot be waived, the Obligations of the Borrower and the obligations of each Guarantor and the other Loan Parties under the Loan Documents shall be joint and several, absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of the Loan Documents to which such Loan Party is a party under all circumstances whatsoever, including, without limitation, the existence of any claim, set off, defense or other right which the Borrower or any Loan Party may have at any time against Agent or any of the Lenders whether in connection with the Loan or any unrelated transaction.

      14.12 Table of Contents, Title and Headings. Any Table of Contents, the titles and the headings of sections are not parts of this Loan Agreement or any other Loan Document and shall not be deemed to affect the meaning or construction of any of its or their provisions.

      14.13 Counterparts. This Loan Agreement and each other Loan Document may be executed in several counterparts, each of which when executed and delivered is an original, but all of which together shall constitute one instrument. In making proof of this agreement, it shall not be necessary to produce or account for more than one such counterpart which is executed by the party against whom enforcement of such loan agreement is sought.

      14.14 Satisfaction of Commitment. The Facility being established pursuant to the terms hereof and of the other Loan Documents is being made in satisfaction of Agent's and each of the Lenders' obligations under the terms letter dated March 7, 2006. The terms, provisions and conditions of this Agreement and the other Loan Documents supersede the provisions of the terms letter.

      14.15 Time Of the Essence. Time is of the essence of each provision of this Agreement and each other Loan Document.

      14.16 No Oral Change. This Loan Agreement and each of the other Loan Documents may only be amended, terminated, extended or otherwise modified by a writing signed by the party against which enforcement is sought (except no such writing shall be required for any party which, pursuant to a specific provision of any Loan Document, is required to be bound by changes without such party's assent). In no event shall any oral agreements, promises, actions, inactions, knowledge, course of conduct, course of dealings or the like be effective to amend, terminate, extend or otherwise modify this Loan Agreement or any of the other Loan Documents.

      14.17 Monthly Statements. While Agent may issue invoices or other statements on a monthly or periodic basis (a "Statement"), it is expressly acknowledged and agreed that: (i) the failure of Agent to issue any Statement on one or more occasions shall not affect the Borrower's obligations to make payments under the Loan Documents as and when due; (ii) the inaccuracy of any

Statement shall not be binding upon Lenders and so Borrower shall always remain obligated to pay the full amount(s) required under the Loan Documents as and when due notwithstanding any provision to the contrary contained in any Statement; (iii) all Statements are issued for information purposes only and shall never constitute any type of offer, acceptance, modification, or waiver of the Loan Documents or any of Lenders' rights or remedies thereunder; and (iv) in no event shall any Statement serve as the basis for, or a component of, any course of dealing, course of conduct, or trade practice which would modify, alter, or otherwise affect the express written terms of the Loan Documents.

      IN WITNESS WHEREOF this Agreement has been duly executed and delivered as a sealed instrument at Boston, Massachusetts, as of the date first written above.

BORROWER:                                THE NEWKIRK MASTER LIMITED PARTNERSHIP,
                                         a Delaware limited partnership

                                         By: NEWKIRK REALTY TRUST, INC.,
                                             its General Partner

                                             By:
                                                 -------------------------------

                                             Name:
                                                   -----------------------------

                                             Title:
                                                    ----------------------------

AGENT:                                   KEYBANK, NATIONAL ASSOCIATION,
                                         a national banking association

                                         By:
                                             -----------------------------------
                                             Michael M. Pomposelli
                                             Duly Authorized

LENDER:                                  KEYBANK, NATIONAL ASSOCIATION,
                                         a national banking association

                                         By:
                                             -----------------------------------
                                             Michael M. Pomposelli
                                             Duly Authorized

                                    EXHIBITS:

                                                                         Section
                                                                       Reference
                                                                          Number
                                                                          ------

Exhibit A - Definitions......................................................1.1
Exhibit B - Form of Assignment and Assumption..............................13.22
Exhibit C - Form of Note.....................................................3.2
Exhibit D - Authorized Representatives......................4.1, 14.9, Exhibit A
Exhibit E - Required Property, Hazard and Other
            Insurance....................... ............................6.17, 0
Exhibit F - Ownership Interests and Taxpayer
            Identification Numbers........................................6.4(a)
Exhibit G-1 - Form of Compliance Certificate..............................7.2(c)
Exhibit G-2 - Form of Financial Covenant Compliance
            Certificate...................................................7.2(c)
Exhibit H - Form of Notice of Rate Selection...............................2.4.3
Exhibit I - Lenders' Commitments.......................................Exhibit A
Exhibit K - Loan Agenda................................................Exhibit A
Exhibit M - Borrower Subsidiaries......................................Exhibit A
Exhibit N - Form of Notice of Letter of Credit

                           EXHIBIT A TO LOAN AGREEMENT
                                   DEFINITIONS

Accounts shall mean, collectively, the Depository Accounts.

Acquired Individual Assets shall mean any additional real estate properties, direct or indirect equity or debt interests therein or in the owners thereof or other interests related thereto including, without limitation, mezzanine loans, joint venture interests, "B" certificates, preferred stock and derivatives.

Adjusted Earnings shall mean the Borrower's (or the REIT's) net income (loss) (computed in accordance with GAAP) excluding gains (or losses) from debt restructurings and sales of real property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures, as set forth in more detail under the definitions and interpretations thereof relative to funds from operations promulgated by the National Association of Real Estate Investment Trusts or its successor, adjusted for (i) the pro rata share of straight line rents, (ii) less the pro rata share of all regularly scheduled principal amortization payments (other than any final "balloon" payments due at maturity) and (iii) less the pro rata share of allowances for tenant improvements and leasing costs.

Adjusted LIBOR Rate: For any LIBOR Rate Interest Period, an interest rate per annum equal to the sum of (A) the rate obtained by dividing (x) the LIBOR Rate for such LIBOR Rate Interest Period by (y) a percentage equal to one hundred percent (100%) minus the Reserve Percentage for such LIBOR Rate Interest Period and (B) the Applicable Margin.

Adjusted LIBOR Rate Advance. The term "Adjusted LIBOR Rate Advance" means any principal outstanding under this Agreement which pursuant to this Agreement bears interest at the Adjusted LIBOR Rate.

Adjusted Prime Rate: A rate per annum equal to the sum of (a) the Applicable Margin for Prime Rate Advances and (b) the greater of (i) the Prime Rate or (ii) one hundred basis points (1.0%) in excess of the Federal Funds Effective Rate. Any change in the Adjusted Prime Rate shall be effective immediately from and after a change in the Adjusted Prime Rate (or the Federal Funds Effective Rate, as applicable).

Adjusted Prime Rate Advance. The term "Adjusted Prime Rate Advance" means any principal amount outstanding under this Agreement which pursuant to this Agreement bears interest at the Adjusted Prime Rate.

Affiliate shall mean, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

Agent. KEYBANK, NATIONAL ASSOCIATION, acting as agent for the Lenders.

Aggregate Investment Capitalization shall mean, with respect to Borrower's Investments, the value of the non real estate assets, as calculated by Borrower and approved by the Agent in its reasonable discretion, plus the value of the underlying real estate assets. The underlying real estate assets will be valued based upon a 10 year discounted Cash Flow. The discount rate will be 9% and the reversionary capitalization rate will be 11%. The Cash Flow will be based upon
(a) in place rental income through the expiration of the primary term of the lease, and (b) at primary term maturity of a given lease, (i) the lease rate will be the renewal lease rate if the renewal rent is less than Market Rent, and
(ii) if the renewal rate is greater than the Market Rent, the post primary term income stream will be based on the Market Rent, with a deduction equal to 35% of nine months Market Rent at the primary term expiration date.

Agreement as defined in the Preamble.

Applicable Margin shall mean the amount specified below for each Adjusted Prime Rate Advance or LIBOR Rate Advance, as applicable, based on the applicable Consolidated Leverage Ratio, as determined solely by Agent:

--------------------------------------------------------------------------------
Consolidated Leverage Ratio*    Applicable Margin          Applicable Margin
                                LIBOR Rate Option     Adjusted Prime Rate Option
--------------------------------------------------------------------------------
            <45%                      1.35%                      0.00%
--------------------------------------------------------------------------------
          45% > 55%                   1.50%                      0.25%
--------------------------------------------------------------------------------
         >55% > 65%                   1.75%                      0.50%
--------------------------------------------------------------------------------
        >65% > 67.5%                  2.00%                      0.75%
--------------------------------------------------------------------------------

An increase or decrease in the Applicable Margin shall be effective on the first day following the Agent's receipt of a quarterly Compliance Certificate which reflects a change in the Consolidated Leverage Ratio.

Applicable Rate: As such term is defined in Section 2.4.1.

Appraisal as defined in Section 7.18.

Approved SPE Defaults shall mean those SPE Defaults which the Agent shall identify in writing as "Approved SPE Defaults".

Arranger shall mean KEYBANC CAPITAL MARKETS.

Authorized Representatives as defined in Section 4.1 and listed on Exhibit D.

Availability as defined in Section 2.1.1.

Borrower as defined in the Preamble.

Borrower's Investments shall mean the aggregate of all of Borrower's and Borrower Subsidiaries' investments and other assets, on a consolidated basis (including but not limited to those investments known as the controlled LP's and the equity share of the non-controlled LP's), all as disclosed by Borrower to the Agent.

Borrower Partnerships shall mean, singly and collectively, from time to time, those limited partnerships which are wholly-owned and controlled by Borrower, including, without limitation, those listed on Exhibit M.

Borrower Subsidiaries shall mean all of the Subsidiaries of the Borrower, and all Subsidiaries of Subsidiaries of the Borrower, including, without limitation, the Borrower Partnerships and other entities as listed on Exhibit M.

Borrowing shall mean the borrowing of a portion of Facility from all the Lenders on a given date (or the conversion of a Loan or Loans of a Lender or Lenders on a given date).

Breakage Costs shall mean, with respect to any prepayment cost as set forth in
Section 2.5.7, an amount calculated separately for each payment of principal due prior to the end of the applicable LIBOR Rate Interest Period in accordance with the following:

            (a) If the Adjusted LIBOR on the date of calculation (having a maturity closest to the balance of the applicable LIBOR Rate Interest Period) is equal to or greater than the applicable Adjusted LIBOR Rate in effect as to the subject amounts, there shall be no Breakage Cost.

            (b) If the Adjusted LIBO Rate on the date of calculation (having a maturity closest to the balance of the applicable LIBOR Rate Interest Period) is less than the applicable Adjusted LIBOR Rate in effect as to subject amounts, the Breakage Costs shall equal the aggregate of all present values, computed separately for each LIBOR Rate Interest Period, of the product of:

                              (i) the amount of each installment or balance so
                        prepaid, converted or not borrowed , multiplied by

                              (ii) the amount by which the applicable Adjusted
                        LIBO Rate in effect, expressed as a percentage, exceeds the Adjusted LIBO Rate on the date of such prepayment, expressed as a percentage, computed separately for each installment or balance having a different LIBOR Rate Interest Period, and

                              (iii) which product in turn shall be multiplied by
                        a fraction, computed separately for each installment or balance having a different due date, the numerator of which is the number of days from the date of prepayment to the last date of the applicable LIBOR Rate Interest Period and the denominator of which is 360.

together with any amounts payable by Borrower under any Interest Rate Agreement in connection with termination of such Agreement.

Business Day shall mean any day of the year on which offices of Agent are not required or authorized by law to be closed for business in Boston, Massachusetts. If any day on which a payment is due is not a Business Day, then the payment shall be due on the next day following which is a Business Day, and such extension of time shall be included in computing interest and fees in connection with such payment. Further, if there is no corresponding day for a payment in the given calendar month (i.e., there is no "February 30th"), the payment shall be due on the last Business Day of the calendar month.

Calculation Date as defined in Section 7.22.1.

Calculation Period as defined in Section 7.22.1.

Cash Flow shall mean, in each calendar year, in each instance determined in a manner satisfactory to the Agent, the aggregate sum of (i) all revenues and cash receipts of the Borrower Partnerships less (ii) the sum of the Borrower Partnerships' (a) property level operating expenses including but not limited to ground rent, (b) management fees and (c) administrative fees plus (iii) all cash distributions received from Other Partnerships.

Cash Flow Projections shall mean a detailed schedule of all cash Distributions projected to be made to Borrower from the Borrower Subsidiaries within the next one hundred and eighty (180) days, and subject to change as shall be detailed in the respective Officer's Certificate to be provided to the Agent as set forth herein.

Cash Management Agreement one or more cash management agreements to be entered into pursuant to ARTICLE 7.

Change of Control shall mean the occurrence of any of the following, as determined solely by the Agent (for purposes of this definition, ownership of interests in Borrower that are subject to a Lien permitted under the Senior Facility shall be deemed beneficially owned by the pledgor thereof):

      (a) A change in the identity of any general partner, managing member, and/or any material change in the effective control of any general partner or managing member of any Loan Party (other than the REIT, and except as to any change in the effective control of any Loan Party which is released as provided for herein from its obligations under the Loan Documents); or

      (b) The death or disability of both of Michael Ashner and Peter Braverman, or the failure of both of Michael Ashner and Peter Braverman, at any time to exercise that authority and discharge those management responsibilities with respect to Borrower as are exercised and discharged by such Person at the time of the execution of this Agreement, provided that alternative management may be substituted for either of Michael Ashner or Peter Braverman with the consent of the Agent, such consent not to be unreasonably withheld; provided, however, the death or disability of both Michael Ashner and Peter Braverman shall not be a default hereunder if within thirty (30) days of the death or disability of the second to die or become disabled, Borrower provides the Agent with evidence satisfactory to the Agent of acceptable replacement or substitute management of Borrower and its respective Subsidiaries.

Closing Date as defined in Section ARTICLE 5.

Code shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

Collateral. as defined in Section 3.1.

Commitment shall mean, with respect to each Lender, the amount set forth on
Exhibit I hereto as the amount of such Lender's commitment to make advances to the Borrower, as may be amended from time to time by the Agent as provided in
Article 13 or in connection with any increase in the Total Commitment.

Consolidated Debt Service as defined in Section 7.22.1.

Consolidated Debt Service Coverage as defined in Section 7.22.1.

Consolidated Entity or Consolidated Entities shall mean, singly and collectively, the Borrower, the REIT, and any wholly owned Subsidiary of the Borrower or the REIT.

Consolidated Leverage Ratio as defined in Section 7.22.2.

Debt shall mean, with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money, (ii) all indebtedness of such Person for the deferred purchase price of property or services (other than property and services purchased, and expense accruals and deferred compensation items arising, in the ordinary course of business), (iii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments (other than performance, surety and appeal bonds arising in the ordinary course of business), (iv) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (v) all obligations of such Person under leases which have been, or should be, in accordance with generally accepted Accounting principles, recorded as capital leases, to the extent required to be so recorded, (vi) all reimbursement, payment or similar obligations of such Person, contingent or otherwise, under acceptance, letter of credit or similar facilities (other than letters of credit in support of trade obligations or in connection with workers' compensation, unemployment insurance, old-age pensions and other social security benefits in the ordinary course of business), (vii) all Debt in the nature of that referred to in clauses (i) through (vi) above which is guaranteed directly or indirectly by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (A) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (B) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss in respect of such Debt, (C) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (D) otherwise to assure a creditor against loss in respect of such Debt, (viii) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any indebtedness referred to in clause (i) through (iv) above of any Person, either directly or indirectly, and (ix) all Debt referred to in clauses (i) through (vi) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien, security interest or other charge or encumbrance upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

Default as defined in Section 10.1.

Defaulting Lender: As such term is defined in Section 13.5.3.

Default Rate as defined in Section 2.5.5.

Distribution shall mean, with respect to any Person, that such Person has paid a dividend or returned any equity capital to its stockholders, members or partners or made any other distribution, payment or delivery of property (other than common stock or partnership or membership interests of such Person) or cash to its stockholders, members or partners as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of any class of its capital stock or any membership or partnership interests (or any options or warrants issued by such Person with respect to its capital stock or membership or partnership interests), or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the capital stock or any membership or partnership interests of such Person (or any options or warrants issued by such Person with respect to its capital stock or membership or partnership interests). Without limiting the foregoing, "Distributions" with respect to any Person shall also include all payments made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans, and any proceeds of a dissolution or liquidation of such Person.

Dollars shall mean lawful money of the United States.

Economic Discontinuance Rights shall mean the right of a tenant under a Lease relative to any Individual Property to terminate the Lease prior to the expiration of the primary term of the Lease by making a Rejectable Offer to the applicable Property Owner, all of the foregoing as and when provided for in the Lease relative to such Individual Property. If the Rejectable Offer is accepted by the Property Owner, the Individual Property is to be sold to the said tenant for the amount as set forth in the Lease. If the Rejectable Offer is rejected by the Property Owner, the Lease terminates as set forth in the Lease.

Economic Discontinuance Sale shall mean the sale of an Individual Property to a tenant upon the acceptance of a Rejectable Offer by the applicable Property Owner.

Eligible Assignee: (i) Any Lender; (ii) any commercial bank, savings bank, savings and loan association or similar financial institution which (A) has total assets of One Billion Dollars ($1,000,000,000) or more, (B) is "well capitalized" within the meaning of such term under the regulations promulgated under the auspices of the Federal Deposit Insurance Corporation Improvement Act of 1991, (C) in the sole judgment of the Agent, is engaged in the business of lending money and extending credit, and buying loans or participations in loans under credit facilities substantially similar to those extended under this Agreement, and (D) in the reasonable judgment of the Agent, is operationally and procedurally able to meet the obligations of a Lender hereunder to the same degree as a commercial bank; (iii) any insurance company in the business of writing insurance which (A) has total assets of One Billion Dollars ($1,000,000,000) or more (B) is "best capitalized" within the meaning of such term under the applicable regulations of the National Association of Insurance Commissioners, and (C) meets the requirements set forth in subclauses (C) and
(D) of clause (ii) above; and (iv) any other financial institution having total assets of One Billion Dollars ($1,000,000,000) (including a mutual fund or other fund under management of any investment manager having under its management total assets of One Billion Dollars ($1,000,000,000) or more) which meets the requirement set forth in subclauses (C) and (D) of clause (ii) above; provided that each Eligible Assignee must (w) be organized under the Laws of the United States of America, any state thereof or the District of Columbia, or, if a commercial bank, be organized under the Laws of the United States of America, any state thereof or the District of Columbia, the Cayman Islands or any country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of such a country, (x) act under the Loan Documents through a branch, agency or funding office located in the United States of America, (y) be exempt from withholding of tax on interest and deliver the documents related thereto pursuant to the Internal Revenue Code as in effect from time to time and (z) not be the Borrower or an Affiliate of the Borrower.

Environmental Indemnity as defined in Section 3.1.2.

Environmental Laws as defined in the Environmental Indemnity.

ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

ERISA Affiliate shall mean each person (as defined in Section 3(9) of ERISA) which together with the Borrower or a Subsidiary of a Borrower would be deemed to be a "single employer" within the meaning of Section 414(b), (c), (m) or (o) of the Code.

Event of Default as defined in Section 10.1.

Extended Maturity Date as defined in Section 2.2.

Extended Term as defined in Section 2.2.

Extension Fee as defined in Section 2.6.

Facility as defined in Section 1.3.

Facility Amount shall mean $50,000,000.00, subject to increase as set forth in
Section 2.1.2.

Federal Funds Effective Rate: Shall mean, for any day, the rate per annum (rounded upward to the nearest on one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of Cleveland on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the "Federal Funds Effective Rate."

Financial Covenants shall mean those covenants of the Borrower set forth in
Section 7.22.

Fiscal Quarter shall mean each quarterly period (a) beginning on January 1 and ending on March 31, (b) beginning on April 1 and ending on June 30, (c) beginning on July 1 and ending on September 30, and (d) beginning on October 1 and ending on December 31.

Fiscal Year shall mean each twelve month period commencing on January 1 and ending on December 31.

Formation Documents shall mean, singly and collectively, the partnership agreements, joint venture agreements, limited partnership agreements, limited liability company or operating agreements and certificates of limited partnership and certificates of formation, articles (or certificate) of incorporation and by-laws and any similar agreement, document or instrument of any Person.

Funding Date shall mean the date the advance of the initial proceeds of the Loan.

GAAP shall mean generally accepted Accounting principles in the United States of America as of the date applicable.

Governmental Authority shall mean any court, board, agency, commission, office or authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

Guaranty as defined in Section 3.1.1.

Guarantor as defined in Section 1.4.

Hazardous Materials shall mean and include asbestos, flammable materials, explosives, radioactive substances, polychlorinated biphenyls, radioactive substances, other carcinogens, oil and other petroleum products, pollutants or contaminants that could be a detriment to the environment, and any other hazardous or toxic materials, wastes, or substances which are defined, determined or identified as such in any past, present or future federal, state or local laws, rules, codes or regulations, or any judicial or administrative interpretation of such laws, rules, codes or regulations.

Indemnified Party as defined in Sections 7.19.

Indemnitor as defined in Section 3.1.2.

Independent shall mean, when used with respect to any Person, a Person who (i) is in fact independent, (ii) does not have any direct financial or indirect financial interest (other than amounts payable to such Person for serving as a director) in the Borrower, any Borrower Subsidiary, or any Loan Party or in any Affiliate of any thereof or in any constituent partner or member of the Borrower, any Borrower Subsidiary, or any Loan Party or any Affiliate of any thereof and (iii) is not connected with the Borrower, any Borrower Subsidiary, or any Loan Party or any Affiliate thereof or any constituent partner of the Borrower, any Borrower Subsidiary, or any Loan Party or any Affiliate of any thereof as an officer, employee, promoter, underwriter, trustee, partner, director, or person performing similar functions. Any such Person shall not be deemed to fail to comply with the requirements of clause (iii), above, solely due to such Person serving as an Independent director of the REIT. Whenever it is herein provided that any Independent Person's opinion or certificate shall be provided, such opinion or certificate shall state that the Person executing the same has read this definition and is Independent within the meaning hereof.

Individual Property and Individual Properties shall mean, from time to time, each real estate property which is owned by, ground leased to or subject to a life estate in favor of a Borrower Subsidiary, together with all improvements, fixtures, equipment, and personalty relating to such property.

Initial Term as defined in Section 2.2.

Initial Maturity Date as defined in Section 2.2.

Interest Rate Agreement: An Interest Rate Protection Product purchased by Borrower from Agent.

Interest Rate Protection Product: An interest rate hedging product, such as a cap or swap.

Investment shall mean the acquisition of any real or tangible personal property or of any stock or other security, any loan, advance, bank deposit, money market fund, contribution to capital, extension of credit (except for accounts receivable arising in the ordinary course of business and payable in accordance with customary terms), or purchase or commitment or option to purchase or otherwise acquire real estate or tangible personal property or stock or other securities of any party or any part of the business or assets comprising such business, or any part thereof.

Knowledge shall mean with respect to the Borrower and any of their respective Subsidiaries, the knowledge of any of Michael Ashner, Peter Braverman, Thomas Staples, or Carolyn Tiffany, or any Person who shall at any time replace any of the foregoing.

Late Charge as defined in Section 2.5.6.

L/C Draw shall mean a payment made by the Administrative Agent pursuant to a Letter of Credit which was presented to the Agent for a draw of proceeds thereunder.

L/C Exposure shall mean, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (b) the aggregate amount of all L/C Draws that have not yet been reimbursed by or on behalf of the Borrower at such time.

Lease shall mean any lease relative to all or any portion of an Individual Property.

Legal Requirements shall mean all applicable federal, state, county and local laws, by-laws, rules, regulations, codes and ordinances, and the requirements of any governmental agency or authority having or claiming jurisdiction with respect thereto, including, but not limited to, all Environmental Laws, and those applicable to zoning, subdivision, building, health, fire, safety, sanitation, the protection of the handicapped, and environmental matters and shall also include all orders and directives of any court, governmental agency or authority having or claiming jurisdiction with respect thereto.

Lenders as defined in the Preamble.

Lender Default Obligation: As such term is defined in Section 13.5.3.

Lender Reply Period: As such term is defined in Section 13.26.

Letter of Credit or Letters of Credit: As such term is defined in Section 2.12.

LIBOR Business Day: A Business Day on which dealings in U.S. dollars are carried on in the London Interbank Market.

LIBOR Rate: For any LIBOR Rate Interest Period, the average rate (rounded upwards to the nearest 1/16th) as shown in Dow Jones Markets (formerly Telerate) (Page 3750) at which deposits in U.S. dollars are offered by first class banks in the London Interbank Market at approximately 11:00 a.m. (London time) on the day that is two (2) LIBOR Business Days prior to the first day of such LIBOR Rate Interest Period with a maturity approximately equal to such LIBOR Rate Interest Period and in an amount approximately equal to the amount to which such LIBOR Rate Interest Period relates, adjusted for reserves and taxes if required by future regulations. If Dow Jones Markets no longer reports such rate or Agent determines in good faith that the rate so reported no longer accurately reflects the rate available to Agent in the London Interbank Market, Lender may select a replacement index.

LIBOR Rate Interest Period: With respect to each amount bearing interest at a LIBOR based rate, a period of one (1), two (2), three (3), or six (6) months, to the extent deposits with such maturities are available to Agent, commencing on a LIBOR Business Day, as selected by Borrower provided, however, that (i) any LIBOR Rate Interest Period which would otherwise end on a day which is not a LIBOR Business Day shall continue to and end on the next succeeding LIBOR Business Day, unless the result would be that such LIBOR Rate Interest Period would be extended to the next succeeding calendar month, in which case such LIBOR Rate Interest Period shall end on the next preceding LIBOR Business Day,
(ii) any LIBOR Rate Interest Period which begins on a day for which there is no numerically corresponding date in the calendar month in which such LIBOR Rate Interest Period would otherwise end shall instead end on the last LIBOR Business Day of such calendar month, and (iii) Borrower may not select a LIBOR Rate Interest Period which would end after the Maturity Date..

LIBOR Rate Option: As defined in Section 2.4.

Lien shall mean any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and mechanic's, materialmen's and other similar liens and encumbrances.

Licenses and Permits shall mean all licenses, permits, authorizations and agreements issued by or agreed to by any governmental authority, including, but not limited to, building permits, occupancy permits and such special permits, variances and other relief as may be required pursuant to Legal Requirements which may be applicable to the Individual Property.

Liquid Assets shall mean the sum of the following unencumbered (other than by Liens held by the Agent on behalf of the Lenders) assets: (i) all cash (denominated in United States dollars), (ii) any demand deposits, (iii) marketable securities consisting of short-term (maturity of one year or less) obligations issued or guaranteed as to principal and interest by the United States of America, (iv) short-term certificates of deposit, with a maturity of one year or less, issued by any bank organized under the laws of the United States of America having total assets in excess of $1,000,000,000.00, and (v) any other securities acceptable to the Agent as evidenced by the Agent's written approval.

Liquidation Proceeds. Amounts received by the Agent and/or the Lenders in the exercise of the rights and remedies under the Loan Documents (including, but not limited to, all rents, profits and other proceeds received by the Agent and/or the Lenders from the liquidation of, or exercising rights upon the occurrence of an Event of Default relative to, Borrower, Borrower Subsidiaries, any Collateral, but not including any amount bid at a foreclosure sale or on behalf of the Agent or otherwise credited to a Borrower in, any deed-in-lieu of foreclosure or similar transaction).

Loan and Loans as defined in Section 1.3.

Loan Agenda shall mean that Document Agenda respecting the establishment of the Facility annexed hereto as Exhibit K.

Loan Agreement as defined in the Preamble.

Loan Documents as defined in Section 3.2.

Loan Party and Loan Parties shall mean, singly and collectively, the Borrower, the Guarantor, and each Borrower Subsidiary.

Management Agreements as defined in Section 6.9.

Mandatory Principal Prepayments as defined in Section 2.5.1(a).

Market Rent shall mean, at any point of determination, then current rentals being charged to new tenants for comparable quality space located on comparable quality property within the subject geographic area of the subject Individual

Property, taking into account and giving effect to, without limitation, such considerations as size, location of the Individual Property, lease term and level and quality of building construction and space improvements, tenant allowances, and rent concessions, all as reasonably determined by the Agent.

Material Adverse Effect shall mean a material adverse effect on, determined separately with respect to the Borrower, (i) the business, assets, prospects, operations or financial or other condition of any of the Borrower and/or, taken as a whole, any of the other Loan Parties, including, without limitation, all Distributions (ii) the ability of Borrower, the Borrower Subsidiaries, and/or the other Loan Parties to perform any material Obligations or to pay any Obligations which it is obligated to pay in accordance with the terms hereof or of any other Loan Document, (iii) the rights of, or benefits available to, the Agent and/or any of the Lenders under any Loan Document or (iv) any Lien given to Agent and/or any of the Lenders on any material portion of the Collateral or the priority of any such Lien.

Maturity shall mean the Initial Maturity Date, or, if the Maturity Date has been extended pursuant to the provisions of the Loan Agreement, the applicable Extended Maturity Date, or in any instance, upon acceleration of the Facility, if the Facility has been accelerated by Lenders upon an Event of Default.

Maturity Date shall mean the Initial Maturity Date, or, if the Maturity Date has been extended pursuant to the provisions of the Loan Agreement, the applicable Extended Maturity Date.

Minimum Consolidated Net Worth as defined in Section 7.22.4.

Mortgage Debt shall mean, singly and collectively, the obligations of a Borrower Subsidiary secured by a mortgage or deed of trust on one or more Individual Properties, and the Securitized Notes.

Note shall mean, singly and collectively, the Note or Notes payable to Agent on behalf of the Lenders in the original principal amount of Fifty Million Dollars ($50,000,000.00).

Notice of Intention to Distribute as defined in Section 9.2.1.

Notice of Letter of Credit as defined in Section 2.12.

Obligations shall mean all indebtedness, obligations and liabilities of the Borrower to the Agent and/or any Lender existing on the date of this Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, assignment, operation of law or otherwise, arising or incurred under this Agreement, the Note, the Letters of Credit, or any of the other Loan Documents, including, without limitation, under any Interest Rate Protection Agreement with the Agent with respect to the Loan.

OFAC: Office of Foreign Asset Control of the Department of the Treasury of the United States of America.

OFAC Review Process: That certain review process established by Agent to determine if any potential transferee of any interests or any assignee of any portion of the Loans or any of their members, officers or partners area a party with whom Agent and any Lender are restricted from doing business under (i) the regulations of OFAC, including those Persons named on OFAC's Specially Designated and Blocked Persons list, or (ii) any other statute, executive order or other governmental action or list (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism).

Officer's Certificate shall mean a certificate delivered to the Agent by a Borrower, a Subsidiary of a Borrower, or a Guarantor, as the case may be, respectively, which is signed by an authorized officer thereof (or an authorized officer of the direct or indirect managing general partner or managing member, as applicable, of such Borrower, the Borrower Subsidiary, or such Guarantor, if and as applicable).

One-Month LIBOR Rate as defined in Section 2.4

Other Partnerships shall mean, from time to time, partnerships or other entities in which Borrower has a direct or indirect ownership interest, but which entities do not constitute Borrower Subsidiaries.

PBGC shall mean the Pension Benefit Guaranty Corporation established pursuant to
Section 4002 of ERISA, or any successor thereto.

Percentage shall mean, with respect to each Lender, the amount set forth on
Exhibit I hereto as the such Lender's commitment percentage of the Total Commitment to make advances or other financial accommodations to the Borrower, as may be amended from time to time by the Agent as provided in Article 13 or in connection with any increase in the Total Commitment.

Permitted Additional Debt shall mean Debt incurred by a Borrower Subsidiary which is non-recourse to the Borrower with respect to an Individual Property or Acquired Individual Asset, provided that, after giving effect to the incurrence of such Debt, the Borrower shall remain in compliance with the Financial Covenants.

Permitted Debt as defined in Section 8.4.

Permitted Distributions as defined in Section 8.16.

Permitted Investments as defined in Section 8.17.

Permitted Leasing Costs shall mean any projected tenant improvements, leasing commissions and related costs for the Borrower Subsidiaries under executed Leases.

Permitted Liens as defined in Section 8.2.

Permitted T/I Debt shall mean additional non-recourse first mortgage indebtedness incurred by Borrower Subsidiaries solely to fund Permitted Leasing Costs under executed Leases, the amount of which Permitted T/I Debt shall not exceed $50,000,000.00 incurred in the aggregate during the term of the Senior Facility.

Person shall mean any individual, corporation, partnership, joint venture, estate, trust, unincorporated association or limited liability company, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

Plan shall mean any multiemployer or single-employer plan as defined in Section 4001 of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) a Borrower or any Subsidiary of a Borrower or an ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which such Person or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

Prime Rate That interest rate established from time to time by KeyBank National Association as its prime rate, whether or not such rate is publicly announced; the Prime Rate may not be the lowest interest rate charged by KeyBank, National Association for commercial or other extensions of credit.

Pro Rata shall mean a calculation based on the percentage of the capital stock of or other equity interest in any Person owned, directly or indirectly, by the Borrower and/or any Borrower Subsidiary, and/or the REIT. For the purposes of this definition, the Pro Rata share of a Consolidated Entity shall be deemed to be 100%.

Property Owners shall mean, singly and collectively, each Borrower Subsidiary or other Person which owns the fee interest, land estate, or ground lease interest in any Individual Property.

Reinvestment Account shall mean that certain account established by Borrower with the Senior Agent pursuant to the Senior Loan Agreement, into which Borrower may deposit certain proceeds of a capital event with respect to an Individual Property for the purpose of funding potential reinvestments in Acquired Individual Assets.

REIT as defined in Section 1.2.

Rejectable Offer shall mean the rejectable offer of any tenant pursuant to a Lease respecting any Individual Property to purchase the respective Individual Property at a predetermined price, as and when may be specifically provided in any such Lease respecting any Individual Property.

Related Documents shall mean, singly and collectively, the Formation Documents, the Payment Direction Letters, the documents establishing and evidencing any Subsidiary Debt, and those other "Related Documents" as defined and otherwise set forth in the Senior Loan Agreement.

Related Fund shall mean, with respect to a Lender which is a fund that invests in loans, any other such fund managed by the same investment advisor as such Lender or by an Affiliate of such Lender or such advisor.

Reportable Event shall mean an event described in Section 4043(b) of ERISA with respect to a Plan other than those events as to which the 30-day notice period is waived under subsection .13, .14, .16, .18, .19 or .20 of PBGC Regulation
Section 2615, or as otherwise now or hereafter defined in ERISA.


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Required Lenders: Lenders holding Percentages aggregating at least sixty six and two-thirds percent (66 2/3%).

Required T/I Amount shall mean an amount reasonably determined by the Senior Agent under the Senior Facility reflecting the projected Permitted Leasing Costs for the following forty-eight (48) month period.

Reserve Percentage: For any LIBOR Rate Interest Period, that percentage which is specified three (3) Business Days before the first day of such LIBOR Rate Interest Period by the Board of Governors of the Federal Reserve System (or any successor) or any other governmental or quasi-governmental authority with jurisdiction over Lender for determining the maximum reserve requirement (including, but not limited to, any marginal reserve requirement) for Lender with respect to liabilities constituting of or including (among other liabilities) Eurocurrency liabilities in an amount equal to that portion of the Loans affected by such LIBOR Rate Interest Period and with a maturity equal to such LIBOR Rate Interest Period.

Securitized Notes shall mean any and all the individual notes which from time to time are held by the "Grantor Trust" established by that certain Second Amended and Restated Grantor Trust Agreement dated April 1, 1999 among and between NK-CR T1 Seller LLC, T-Two Partners, L.P., Midland Loan Services, Inc., and LaSalle National Bank, all as provided therein, as amended by that certain Amendment No. 1 To Second Amended and Restated Grantor Trust Agreement dated as of November 24, 2003, as same may be amended, modified, supplemented, or replaced from time to time.

Security Documents as defined in Section 3.2.

Senior Agent shall mean KeyBank, National Association (or any successor agent), as agent under the Senior Loan Documents.

Senior Facility shall mean that certain secured credit facility by and between, among others, the Borrower, as borrower, the Senior Agent, and those lenders set forth in and otherwise who become parties to the Senior Loan Agreement, all as evidenced by the Senior Loan Documents.

Senior Loan Agreement shall mean that certain Master Loan Agreement dated as of August 11, 2005 by and between, among others, the Borrower, as borrower, the Senior Agent, and those lenders set forth therein and otherwise who become parties thereto, as may be amended from time to time.

Senior Loan Documents shall mean the Senior Loan Agreement and all other instruments, documents, or agreements heretofore or hereafter evidencing or otherwise securing the Senior Facility, as may be amended from time to time.

Single-Purpose Entity shall mean, with respect to a Person, that such Person has Formation Documents which contain generally the following provisions (with such variations as required by the provisions of the Subsidiary Debt), and has agreed to abide by such terms and conditions:

      (a) Such Person shall not engage in any business or activity other than acquiring by merger the assets and liabilities of the applicable Property Owner.

      (b) Such Person shall not acquire or own any material assets other than
(i) the real property owned by the Subsidiary on the Closing Date, and (ii) such incidental personal property as may be necessary for the operation of such real property.

      (c) Such Person shall not fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization or formation and under the applicable laws of any state or states in which the ownership of its assets or the conduct of its business requires such qualification.

      (d) Such Person shall not incur any Debt, except as provided herein.

      (e) Such Person shall not merge into or consolidate with any person or entity or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure.

      (f) Such Person shall not own any subsidiary or make any investment in any person or entity.

      (g) Such Person shall not file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, or make an assignment for the benefit of creditors.

      (h) Such Person shall agree to abide by the following covenants in its management and operation:

            (i) To maintain its records, books of account and bank accounts separate and apart from those of any other Person;

            (ii) Not to commingle assets with those of any other Person;

            (iii) Not to maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

            (iv) To maintain separate financial statements;

            (v) To pay its own liabilities out of its own funds;

            (vi) To observe all corporate, partnership or limited liability company formalities;

            (vii) To maintain an arm's-length relationship with its Affiliates;

            (viii) To pay the salaries of its own employees and maintain a sufficient number of employees in light of its contemplated business operations;

            (ix) Not to guarantee or become obligated for the debts of any other entity or hold out its credit as being available to satisfy the obligations of others, except as provided for herein;

            (x) Not to acquire obligations or securities of its partners, members or shareholders;

            (xi) To allocate and charge fairly and reasonably any overhead for shared office space or any common employee or overhead shared with affiliates;

            (xii) To use separate stationery, invoices and checks;

            (xiii) Not to pledge its assets for the benefit of any other entity or make any loan or advances to any entity, including any general partner or any affiliate thereof, except as provided for herein;

            (xiv) To hold itself out to the public as a legal entity separate and distinct from any other Person and to conduct its business solely in its own name in order not (A) to mislead others as to the identity with which such other Person is transacting business, or (B) to suggest that such Person is responsible for the debts of any third party (including any general partner or any affiliate thereof or any other Person);

            (xv) To correct any known misunderstanding regarding its separate identity; and

            (xvi) To maintain adequate capital and cash on hand for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.

SPE Default shall mean the occurrence of a Default or Event of Default (regardless of how or if defined) under any non-recourse Debt of any Borrower Partnership owning an Individual Property.

State shall mean the State or Commonwealth in which the subject of such reference or any part thereof is located.

Statement as defined in Section 14.17.

Subsidiary shall mean, with respect to any Person, any corporation, association, limited liability company, partnership or other business entity of which securities or other ownership interests representing more than 50% of either (x) the beneficial ownership interest or (y) ordinary voting power are, at the time as of which any determination is being made, owned or controlled, directly or indirectly, by such Person.

Subsidiary Debt shall mean all Debt now or hereafter incurred by any Subsidiary of the Borrower, or by an entity in which the Borrower or any Subsidiary has a debt or equity interest, including, without limitation, all Permitted Additional Debt and all Permitted T/I Debt.

Subsidiary Guarantor as defined in Section 1.4.

T/I Fund Account shall mean a reserve account established under the Senior Loan Agreement for the purpose of creating a reserve for Permitted Leasing Costs.

T-Two shall mean T-TWO PARTNERS, L.P., a Delaware limited partnership, being one of the Borrower Subsidiaries.

Total Commitment. The sum of the Commitments of the Lenders, as in effect from time to time.

UCC or the Uniform Commercial Code means the Uniform Commercial Code in effect in a State.

Unfunded Current Liability of any Plan means the amount, if any, by which the actuarial present value of the accumulated plan benefits under the Plan as of the close of its most recent plan year exceeds the fair market value of the assets allocable thereto, each determined in accordance with Statement of Financial Accounting Standards No. 35, based upon the actuarial assumptions used by the Plan's actuary in the most recent annual valuation of the Plan.

United States and U.S. shall each mean the United States of America.

Unused Commitment Fee as defined in Section 2.6.2.


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